Filed Pursuant to Rule 424(b)(3)

Registration No. 333-114628

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 16, 2004

Preliminary prospectus supplement to prospectus dated April 20, 2004

4,890,000 shares

Common stock

We are offering 4,890,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “KTO.” On June 15, 2004, the reported closing price of our common stock on the NYSE was $15.20 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to K2, before expenses	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 733,500 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less the underwriting discounts and commissions.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-15 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan

Banc of America Securities LLC

Piper Jaffray

                    , 2004

Michael Vick
Quarterback, Atlanta Falcons
Derek Jeter
Shortstop, New York Yankees
Tony Hawk
Professional Skateboarder

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time any combination of the securities described in the accompanying prospectus in one or more offerings, up to an aggregate amount of $175,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement, including the common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under “Where you can find more information; incorporation of documents by reference” in this prospectus supplement, before investing in our common stock.

To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

In this prospectus supplement, unless the context requires otherwise, “K2 Inc.,” “K2,” “the Company,” “we,” “our,” and “us” refer to K2 Inc. and its consolidated subsidiaries, “Völkl” refers to Völkl Sports Holding AG, “Marker” refers to CT Sports Holding AG, “Marmot” refers to Marmot Mountain Ltd., “All-Cad” refers to All-Cad Manufacturing, Inc., “Brass Eagle” refers to Brass Eagle, Inc., “Fotoball” refers to Fotoball USA, Inc., “IPI” refers to IPI Innovations, Inc., “Rawlings” refers to Rawlings Sporting Goods Company, Inc., “Winterquest” refers to Winterquest LLC, “Worr” refers to Worr Game Products, Inc. and “Worth” refers to Worth LLC.

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Forward-looking statements

This prospectus supplement and other materials filed or to be filed by us with the SEC contain or may contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. We believe such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These statements represent our expectations or beliefs concerning future events, many of which are outside our control. They include, among other things, statements with respect to:

•	pro forma financial statements;

•	future sales and earnings;

•	marketing efforts and trends regarding:

•	team sports, including baseball, softball, basketball and football;

•	winter sports, including skis, snowboards and snowshoes;

•	extreme wheel sports, including mountain bikes, in-line skates and skateboards;

•	fishing tackle markets;

•	active water sports and outdoor products markets; and

•	extreme sports, including paintball;

•	foreign exchange rate fluctuations;

•	expected levels of debt;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts;

•	cost reduction efforts;

•	cost savings and economies of scale;

•	projections of future financial performance;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning; and

•	future acquisitions, including the integration of these businesses and dispositions.

These forward looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “would” or similar expressions.

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We caution that these statements are further qualified by important factors, in addition to those under “Risk Factors” beginning on page S-15 in this prospectus supplement and the documents which are incorporated by reference in this prospectus supplement, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions, including consumer demand;

•	product demand;

•	competitive pricing and products; and

•	other risks described in our filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. Our future results and stockholder values may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. We do not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-K/A, 10-Q and 8-K.

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Prospectus supplement summary

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, including the financial data and related notes and other documents incorporated by reference herein before making a decision to invest in our common stock. You should pay special attention to the “Risk factors” beginning on page S-15 of this prospectus supplement to determine whether an investment in our common stock is appropriate for you. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-looking statements.”

The company

We are a leading designer, manufacturer and distributor of branded sports equipment and other recreational products. We market our portfolio of owned brands on a worldwide basis across three platforms: Action Sports, Team Sports and Marine and Outdoor. Each of our platforms comprises leading market brands, including Rawlings, Worth, Shakespeare, Stearns, K2, Ride and Brass Eagle. Over the past 24 months, we have acquired and successfully integrated twelve businesses. Businesses we have acquired benefit from our broad distribution infrastructure and our established overseas manufacturing and sourcing capabilities.

In connection with this offering, we intend to acquire Völkl and Marker, leading ski and binding companies, respectively, and Marmot, a leading outerwear, technical apparel and equipment company. Our acquisitions of Völkl and Marker will add additional winter sports products to our Action Sports platform and, together with our existing product offerings, will solidify us as the number one ski and binding manufacturer and marketer in the U.S. and a leader in the world ski, ski binding and snowboard equipment markets. With our acquisition of Marmot, combined with our recent acquisition of Ex Officio, an innovative high-end travel, adventure and outdoor apparel business, we will add a fourth platform—Technical Apparel. For the twelve months ended March 31, 2004, giving pro forma effect to the acquisitions of Brass Eagle, Völkl and Marker, we generated pro forma net sales, pro forma cash flow from operations and pro forma EBITDA of $1.1 billion, $31.3 million and $89.8 million, respectively. For the definition of EBITDA and a reconciliation of EBITDA to its most directly comparable GAAP measure, see page S-14. Our common stock is listed on the NYSE under the symbol “KTO.”

We have an extensive U.S. distribution network for sporting goods, which includes substantially all of the major large format sporting goods retailers, mass merchants, regional sporting goods retailers and discounters, buying groups and other retailers. Our distribution network includes over 15,000 retailers worldwide in approximately 100 countries. Our distribution channel includes the largest retailer of sports equipment, Wal-Mart. We source and produce a majority of our products at our low-cost, state-of-the-art manufacturing facilities in China, where we have been operating for over ten years. Our combined manufacturing facilities in China now total approximately 1.5 million square feet of factory space. We also currently have manufacturing facilities in ten locations in the U.S. and three locations in Europe. We support our product lines with a significant investment in research and development, which expense for the twelve months ended March 31, 2004 represented approximately 1.2% of net sales.

Action Sports

Our Action Sports platform includes winter, summer and other action sports products:

•	our winter offerings include K2 and Olin skis and accessories; K2, Ride, Liquid, Morrow and 5150 snowboard products and accessories; Atlas, TUBBS and Little Bear snowshoes and accessories; and, following the acquisitions of Völkl and Marker, Völkl skis and Marker bindings;

•	our summer offerings include K2 in-line skates, K2 mountain, BMX and road bikes and Dana Design backpacks; and

•	our other action sports offerings include Brass Eagle, JT, Worr Games and Viewloader paintball products and accessories, Hawk and Adio skateboard shoes and Adio, Planet Earth and Holden skateboard and snowboard apparel.

Alpine skis and bindings. Based on 2003 volume, we are the largest supplier of alpine skis in the U.S. and the acquisition of Völkl will further improve our position in the U.S. ski market and the acquisition of Marker will provide us with the leading market position in ski bindings. Based on 2003 sales information, with the acquisitions of Völkl and Marker, we will have approximately 34% and 41% market share for U.S. skis and bindings, respectively. Our K2 branded skis are sold in mid- and premium price points, and following the acquisitions, we will add Völkl skis, which will be sold at slightly higher price points than the skis currently sold by us. In order to maintain the premium European brand image of Völkl products, we anticipate that most Völkl skis will continue to be manufactured at Völkl’s owned facilities in Germany. Recently, sales of integrated alpine ski and binding systems, or ski systems, have represented a growing trend of how alpine skis are sold in the U.S. and are how the majority of alpine skis are sold in Europe. As a result of its partnership with Marker, the largest selling binding manufacturer in the U.S., Völkl has increased its share of ski systems to 43% in the most recent season from 3% four years prior.

Snowboards and Accessories. We sell snowboards, accessories, boots, bindings and snowboard apparel under the K2, Ride, Morrow, 5150 and Liquid brands. Based on 2003 sales, we believe that K2 has the number one market position in the U.S. in snowboards and the second leading position worldwide in snowboard products. The consolidation that has occurred in the snowboard market over the past few years has resulted in a narrowing of the snowboard market to only four major manufacturers, including K2, and our market share based on 2003 sales accounts for approximately 32% of the total U.S. snowboard market and 35% of the total U.S. snowboard binding market. K2 and Ride snowboards are sold in mid- and premium price points, and Morrow, 5150 and Liquid brands address opening and mid-price points. In 2003, using technology from our other platforms, such as composite technology from our Ugly Stik fishing rods, and recent acquisitions, such as Velvet and Recon ski goggles, we introduced a line of ski poles, ski and snowboard goggles and ski goggle and helmet systems.

Summer Sports Products. We design, manufacture and distribute high quality in-line skates, full-suspension mountain bikes, front suspension mountain bikes, road bikes and BMX bikes and accessories under the K2 name in the U.S. and internationally. We believe that we have the number one market position worldwide in performance in-line skates based on 2003 sales. Our patented product line of in-line skates is designed for performance as well as superior comfort and support.

Paintball. We sell paintball markers, paintballs, goggle systems, refillable CO2 tanks, cleaning squeegees, paintball loaders and other paintball accessories under the Brass Eagle, JT, Viewloader and Worr Games brands. We offer all three primary classifications of paintball markers: pump action, semi-automatic and ultra high performance markers. We believe that we have the number one market position in worldwide sales of paintball products based on 2003 sales. In 2002, our brands represented over 30% of total U.S. market sales. Brass Eagle, JT and Worr Games sponsor professional paintball teams, which provide us with marketing advantages with paintball enthusiasts. We address all price points in this market, by selling Brass Eagle at opening and mid-price points, JT at mid- and premium price points, Worr Games at premium price points and Viewloader at all price points. With the recent acquisition of Worr Game Products, we intend to launch a new product line of Worr Games markers in the Fall of 2004, which will target sales at mid-price points. We believe that we will be able to successfully launch this new product line by utilizing our well-developed distribution channel, including sporting goods retailers, to sell additional Worr Games’ products, which enjoy a proprietary marketing advantage built upon its Autococker trademark.

Skateboard Shoes and Apparel. We sell skateboard shoes under the Adio and Hawk brands. During 2003, net sales of our skateboard shoes and apparel grew over 88% to $30.6 million. The Hawk brand of shoes has been designed and introduced in cooperation with Tony Hawk, the best known professional skateboarder in the world. We also market and sell a line of skateboard apparel under the Planet Earth and Adio brands.

Team Sports

Our Team Sports platform includes a premier line of team sports equipment and accessories designed, manufactured and distributed principally under three brand names: Rawlings, Worth and deBeer. In addition, we market, license and promote souvenir and promotional products capitalizing on our team sports brands through K2 Licensing & Promotions.

Rawlings. Under the Rawlings brand name, we provide competitive team sports equipment; apparel and accessories for baseball, basketball, football, soccer and volleyball; and licensed Major League Baseball, Minor League Baseball, NCAA baseball and National Federation of State High School Association retail products. We believe that Rawlings is the number one U.S. manufacturer of baseballs and baseball gloves based on 2003 sales, and that Rawlings gloves are used by more Major League Baseball players than all other brands combined. Since 1977, we have been the exclusive supplier of baseballs to Major League Baseball, and, in 2003, we became the exclusive supplier of baseballs to Minor League Baseball and the official helmet supplier to Major League Baseball. Under the Rawlings brand, we sell 30 different models of basketballs in both the youth and adult markets. Rawlings recently introduced its patented Ten™ basketball, which uses ten panels to improve handling, grip, control and shooting. Rawlings is the official supplier of basketballs to the National Association of Intercollegiate Athletics and the National Junior College Athletic Association Championships. Our marketing efforts are supported by endorsements from several major professional athletes, including Álex Rodríguez, Randy Johnson, Tracy McGrady and Michael Vick.

Worth. With our Worth brand, we are a leading supplier of softball products with leading market positions in aluminum bats and softballs. Worth products are widely used across NCAA Division I fast pitch programs. The Worth softball is the official softball of all Canadian major associations and Worth softball bats are the official softball bats of the U.S. Specialty Sports Association. Since 1912, Worth has been a leader in softball technology and we believe it was the first company to introduce the first 100% aluminum bat, the first to introduce a graphite bat and one of the first to introduce a titanium bat.

deBeer. The deBeer brand is a leading producer of women’s lacrosse equipment in the U.S. Under our deBeer brand, we sell lacrosse sticks, handles, gloves, protective gear, goalie equipment, equipment bags, accessories and apparel. Lacrosse is one of the fastest growing team sports in the U.S. and Canada. Retired lacrosse legend Paul Gait now works with deBeer designing innovative products for both men and women and, this year, a new men’s product line will be introduced under the brand name Gait by deBeer.

K2 Licensing & Promotions. In January 2004, we completed the acquisition of Fotoball USA, Inc., a premier sports and entertainment marketer and manufacturer, and subsequently changed its name to K2 Licensing & Promotions. Through this strategic acquisition, we intend to expand our marketing capabilities to become a leader in sports and entertainment souvenir and promotional products. We believe that we currently have a well-developed in-house licensing and promotions capability that will allow us to leverage our portfolio of premier brands to create additional sources of high margin revenue. In addition, we expect to expand our portfolio of co-branded products, which already include Barbie, Scooby-Doo and a number of Looney Tunes characters, to fishing kits and combos, chairs, tents and flotation vests and jackets.

Marine and Outdoor

We design, manufacture and distribute a broad array of well-known lines of fishing equipment products and accessories under the brand names Shakespeare, Pflueger and Ugly Stik and other marine and outdoor products under the brand names Stearns and Mad Dog.

Shakespeare, Pflueger and Ugly Stik. We design, manufacture and distribute fishing rods, reels, fishing kits and combos, fishing accessories, marine radio antennas and monofilament line under the Shakespeare brand and fishing rods, reels and accessories under the Pflueger brand. Our Ugly Stik-branded fishing rods are the highest selling brand of fishing rods in the U.S. based on 2003 sales. Shakespeare and Ugly Stik products are sold at opening and mid-price points, and the Pflueger brand addresses a mid-price point. In July 2004, we intend to launch a new premium fishing line under the Shakespeare brand.

Stearns and Mad Dog. We design, manufacture and distribute marine and outdoor equipment, including personal floatation devices, or “PFDs,” towables, inflatable kayaks, waders, rainwear and hunting accessories under the Stearns brand name. We are the principal supplier of PFDs to the U.S. Navy and U.S. Coast Guard, which are manufactured at our facility in Minnesota. Our consumer brand PFDs, manufactured at our facility in China, are the highest selling brand of PFDs in the U.S. based on 2003 sales. Under the brand name Mad Dog, a brand name that we launched in 1997, we sell waterproof, breathable hunting apparel and outerwear, backpacks, dry packs and a variety of hunting accessories in a wide selection of camouflage patterns.

Technical Apparel

Following our acquisition of Marmot, we will create a new Technical Apparel platform consisting of our Marmot and Ex Officio lines.

Marmot is the industry leader in premium-priced, high performance outdoor apparel and equipment. Marmot designs, manufactures, markets and distributes technical apparel and equipment including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name. Outdoor professionals and enthusiasts associate the Marmot brand with “best-in-class” high-performance, high-technology apparel and equipment. Marmot has been the gear of choice on thousands of the most challenging expeditions and pursuits, including numerous treks to the highest summits on all seven continents. Marmot has continued to strengthen its brand image by heavily investing in product development, which has produced a steady stream of new and innovative products. Our Ex Officio products include the only EPA-approved line of insect-repellent clothing, which we sell in conjunction with Buzz Off brand insect repellent under a licensing agreement.

Investment Highlights

Portfolio of leading, well established brands. Our product portfolio contains some of the most widely recognized brands in their respective market segments. We believe we have leading market positions with many of our branded products based on revenue or unit sales.

Product	Brand	Market	Ranking
Alpine skis	K2 and Völkl	U.S.	#1
Alpine ski bindings	Marker	U.S.	#1
Snowboards	K2, Ride, Liquid, Morrow and 5150	U.S. Worldwide	#1 #2
Snowboard bindings	K2, Ride, Liquid, Morrow and 5150	U.S.	#1
Snowshoes	TUBBS and Atlas	U.S.	#1 and #2
Performance in-line skates	K2	Worldwide	#1
Paintball products	Brass Eagle, JT, Viewloader and Worr Games	Worldwide	#1
Baseballs and gloves	Rawlings	U.S.	#1
Softballs	Worth	U.S.	#1
Fishing kits and combos	Shakespeare	U.S.	#1
Fishing rods	Shakespeare and Ugly Stik	U.S.	#1
PFDs	Stearns	U.S.	#1

Diversified product offering. The breadth of our product offering enables us to diversify the seasonality of our revenues across summer, winter, fall and spring seasons. Our products are further diversified by appealing to a wide customer base, which spans across team sports, individual sports and other recreational activities. We have multiple product lines that sell across different price points. This diversifies our customer base and expands our relationships with large sporting goods retailers, who prefer suppliers with broad product offerings. Additionally, we have expanded our product offerings through our research and development activities and product line extensions. Over the past 24 months, we have launched over 400 new product lines, product extensions or product advancements.

Platform and infrastructure in place for scalable growth. We have established our distribution infrastructure across the U.S. and have achieved production efficiency through our manufacturing facilities in China and other Asian sourcing capabilities. We believe that we are well positioned to take advantage of the trend toward retail consolidation, whereby retailers are seeking fewer suppliers who can offer a greater stability of supply. We believe that the combination of our low-cost manufacturing plants, extensive sourcing infrastructure, distribution network and growing merchandising efforts position us to continue to maintain and improve our market share across our product lines. In addition, we believe that this existing infrastructure will help us integrate the manufacturing and distribution capabilities of any companies that we acquire.

State-of-the-art off-shore production capabilities. We currently manufacture a majority of our products at our facilities in China. Our manufacturing and engineering teams are highly integrated, allowing us to use technological and cost-efficiency improvements achieved in one of our platforms across all applicable product lines. We will continue to seek opportunities to transfer more of our existing manufacturing activities and those of acquired businesses to our plants in China.

Proven and disciplined management team. We have a proven and disciplined management team that has substantial experience in operations, finance and acquisition integration. Richard Heckmann, our Chief Executive Officer, previously served as the Chief Executive Officer of U.S. Filter, a company at which he successfully executed over 250 acquisitions. Our senior management team has an average of over 20 years of relevant industry experience.

Our strategy

Continue to grow organically. In order to implement our strategy for growth, we have embarked upon a program to leverage our existing operations and to complement and diversify our product offerings within the sporting goods and recreational product industries. We intend to continue to achieve internal growth by continuing to improve operating efficiencies, by extending our product offerings through new product launches surrounding our core brands and by maximizing our extensive distribution channels. We continuously seek co-branding opportunities and extensions of technological innovations across our platforms. For example, in 2003, we used our proprietary fishing pole technology for the launch of a new line of ski poles. As part of our growth strategy, we have recently introduced a merchandising services program with sporting goods retailers and we believe we are one of the few providers of these services.

Seek strategic acquisitions. We will continue to seek strategic acquisitions of other sporting goods companies with well-established brands that will fit into our existing distribution channels. We believe that the growing influence of large-format sporting goods retailers and retailer buying groups, as well as the consolidation of certain sporting goods retailers worldwide, is leading to a concentration of sporting goods suppliers. We also believe that the most successful sporting goods suppliers will be those with greater financial and other resources. In the twelve acquisitions we have completed since January 1, 2003, stock accounted for approximately 57% of the total consideration paid. We intend to continue to finance our acquisitions using a combination of cash and stock in the future.

Leverage our low-cost manufacturing and sourcing infrastructure in Asia. We will continue to pursue opportunities to transfer the manufacturing of our products, as well as those of companies that we acquire, to our facilities in China and to source finished goods through our established Asian infrastructure. Our foreign manufacturing and sourcing capabilities provide us with significant cost savings and enable us to enhance our profitability.

Expand internationally. We intend to continue to expand our product offerings and existing distribution channels to market and sell our products in new geographic markets. As team sports and action sports continue to grow in countries outside of the U.S., we will seek opportunities to introduce our Team Sports and Action Sports product lines in international markets where we believe there are attractive growth opportunities. In addition, with the acquisitions of Völkl and Marker, we will strengthen our European distribution capabilities and we intend to leverage these additional distribution relationships to market our entire product portfolio.

Expand demographic reach to women—a growing market. In 2002, 42% of all high school athletes were female, representing a 48% increase since 1991. Over the same period, the number of women in college championship sports increased 66%. We intend to continue to innovate and design products for the women’s market in order to capitalize on this trend. For example, softball, lacrosse and snowshoeing are growth areas in particular for women, and we design, manufacture and distribute products to meet this growth opportunity. Additionally, we pioneered women’s skis with our T9 series that has been designed by women for women.

The industry

According to industry data, manufacturers’ sales of sporting goods, including sports equipment, sports apparel and athletic footwear, were $49.8 billion in 2003, essentially unchanged from 2002. The sports equipment segment is estimated to have increased to $17.7 billion in 2003, an increase of 1.1% from the prior year.

The industry is currently characterized by a number of overall trends, including:

Consolidation—The sporting goods industry is highly fragmented. According to industry data, the top 25 suppliers of sports equipment accounted for 29.6% of total sales in 2003. The industry is expected to continue to consolidate as smaller industry participants will need access to major retail channels and improved economies of scale in manufacturing and distribution in order to succeed.

Retailer/supplier relationships—Major retailers have demonstrated a desire for greater certainty of supply and customer support from fewer suppliers. They have also grown increasingly more demanding of suppliers in terms of supply chain management, inventory control, joint-promotional activities, and in-store merchandising, such as product display and other category management roles. While this does result in some increased costs, it also provides suppliers with better access to sales data and to the retailer purchasing decision process.

Increased participation by women—Reports from youth sports organizations and the nation’s high schools indicate that participation in organized team sports is growing. According to industry data, much of the growth in organized team sports has resulted from increased participation from women. In 1990, women represented 35% of all high school varsity athletes; in 2002 women represented 42%.

Technological advances and innovation—The ability to innovate in terms of product technology and other performance enhancing features has been a key driver of success in the sporting goods market, particularly in the apparel segment. We believe this trend will continue and that significant growth will be derived from high-tech performance apparel, which uses mircrofiber technologies to meet the needs of consumers under harsh or high-stress conditions.

The transactions

This offering is part of a series of transactions relating to our acquisitions of Völkl and Marker, our acquisition of Marmot and the repayment of certain outstanding indebtedness. We refer to these transactions, together with this offering, the private placement of notes and the other financing arrangements described below, as the Transactions.

Pending acquisitions

Völkl and Marker

We intend to acquire Völkl and Marker for an aggregate purchase price of €75.2 million, payable in cash and shares of K2 common stock, plus the assumption of approximately €27.4 million of working capital debt.

Völkl is a well established and recognized brand in the worldwide alpine ski market. Marker has gained worldwide recognition for its patented ski-bindings and currently enjoys the number one market position in the U.S. based on sales. We believe Völkl and Marker have established leading market positions around the world, including in Germany, Italy, Canada, Spain, Switzerland and the U.S.

In their fiscal years ended March 31, 2004, Völkl generated approximately €105.0 million in net sales and Marker generated approximately €62.9 million in net sales.

Marmot

We intend to acquire Marmot for an aggregate purchase price of $83.8 million, payable in cash and shares of K2 common stock, plus the assumption of debt. Marmot designs, manufactures, markets and distributes technical apparel and equipment, including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name.

In its fiscal year ended December 31, 2003, Marmot generated approximately $63.2 million in net sales and, for the three month period ended March 31, 2004, Marmot generated approximately $11.4 million in net sales.

For more information regarding these acquisitions, see “The acquisitions.”

Financing transactions

Notes offering

In connection with our acquisitions of Völkl, Marker and Marmot and concurrently with this offering, we are also undertaking a private placement of approximately $150 million of senior notes due 2014. We expect to use the net proceeds from this offering, together with the net proceeds from the private placement of notes, to finance our acquisitions of Völkl, Marker and Marmot and to repay certain indebtedness. The consummation of this offering is a condition to the consummation of the notes offering, but the consummation of the notes offering is not a condition to this offering.

Bank credit facilities

We intend to amend and restate our existing three-year, $205.0 million senior secured revolving credit facility expiring on March 25, 2006, which we refer to as the Facility. Among other things, the proposed terms would give the amended Facility a new five-year term and increase the amount available to us from $205.0 million to $250.0 million. Borrowings under the amended Facility will continue to be governed by a borrowing base calculation and subject to eligibility criteria and defined advance rates.

We expect that borrowings under the amended Facility will bear interest at an initial rate equal to the prime rate plus 0.50% per year, or LIBOR plus 2.00% per year, with an unused commitment fee of 0.375% per year. There would be no term loan under the amended Facility.

The closing of the amended and restated Facility is conditioned upon, among other things, the successful completion of the private placement of notes.

Following the acquisition of Völkl and Marker by K2, Völkl and Marker will seek to maintain credit facilities providing for aggregate borrowing capacity of approximately €42.3 million and €34.3 million, respectively, of which approximately €14.7 million and €12.9 million were outstanding as of March 31, 2004, respectively.

For more information about the existing Facility, the proposed amended and restated Facility, the Völkl and Marker bank facilities and the senior notes, see “Description of other indebtedness.”

For additional information concerning the Transactions and their effects, see “Use of proceeds,” “Capitalization,” “The acquisitions” and “Description of other indebtedness.”

The offering

Share of common stock offered by K2	4,890,000 shares
Shares of common stock to be outstanding after this offering	40,479,706 shares
Use of proceeds	We estimate that the net proceeds of this offering will be approximately $70.6 million after deducting underwriting discounts and commissions and offering expenses of $4.4 million. We expect to use the net proceeds from this offering, together with the proceeds of the notes issued in the private placement, to finance our acquisitions of Völkl, Marker and Marmot and to repay certain indebtedness. See “Use of proceeds,” for more information regarding our use of the proceeds from this offering
Risk factors	See “Risk factors,” beginning on page S-15, for a description of risks that you should consider before making a decision to invest in our common stock.
NYSE symbol	KTO

The number of shares of our common stock that will be outstanding after this offering is based on 35,589,706 shares outstanding as of June 10, 2004. The number of shares of our common stock that will be outstanding after the offering excludes:

•	4,877,148 shares of our common stock reserved for issuance under our stock option plans, of which 2,570,160 shares were outstanding as of June 10, 2004;

•	3,589,229 shares of our common stock issuable upon conversion of our 5.00% convertible senior debentures due June 2010;

•	2,097,315 shares of our common stock issuable upon conversion of our 7.25% convertible subordinated debentures due March 2010;

•	767,589 shares of our common stock issuable upon exercise of outstanding warrants granted in connection with our 7.25% convertible subordinated debentures dues March 2010; and

•	747,234 of treasury shares as of June 10, 2004.

Unless otherwise noted, all information in the prospectus supplement assumes that the underwriters will not exercise their over-allotment option.

Summary historical and pro forma financial data

The summary consolidated financial data set forth below of K2 should be read in conjunction with “Unaudited pro forma condensed combined financial data,” “Selected consolidated historical financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and the historical financial statements of K2, Völkl and Marker and accompanying notes contained and incorporated by reference herein. We derived the historical summary consolidated financial data for the years ended December 31, 2001, 2002 and 2003 from our consolidated financial statements which have been audited by Ernst & Young LLP and which have been included and incorporated by reference in this prospectus supplement. The historical results presented are not necessarily indicative of future results.

The accompanying unaudited interim information for K2 as of and for the three months ended March 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements included and incorporated by reference in this prospectus supplement. The unaudited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the U.S. for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals necessary for a fair presentation, are included. The results of operations for the three months ended March 31, 2004 for K2 may not indicate the results for the full fiscal year.

The actual unaudited consolidated statement of operations and other unaudited consolidated data for the twelve months ended March 31, 2004 are calculated by subtracting the data for the three months ended March 31, 2003 from the data for the year ended December 31, 2003 and then adding the appropriate data for the three months ended March 31, 2004. The pro forma unaudited consolidated statement of operations and other unaudited consolidated data for the twelve months ended March 31, 2004 gives effect to the acquisition of Brass Eagle, the proposed acquisitions of Völkl and Marker, this offering and the private placement of approximately $150.0 million of senior notes due 2014. During the pro forma periods presented, K2 also completed the acquisitions of Worth, Winterquest, Fotoball, Worr, IPI and Ex Officio and has signed a definitive agreement to acquire Marmot. The results of operations of these businesses are not reflected in the unaudited pro forma data because they are not required to be reflected under the SEC’s rules and regulations.

Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

The unaudited consolidated other financial data set forth below include calculations of EBITDA and pro forma EBITDA. These measures should not be construed as alternatives to our operating results or cash flows as determined in accordance with accounting principles generally accepted in the U.S. Please see footnote (d) below for further discussion of these measures.

	Year Ended December 31,			Three months ended March 31,		Twelve months ended March 31,
(In thousands, except per share data)	2001(a)	2002	2003	2003	2004	2004	2004
						(actual)	(pro forma)(f)
Statement of Operations Data:
Net sales	$589,519	$582,159	$718,539	$157,120	$277,364	$838,783	$1,086,709
Cost of products sold	429,338	411,620	498,620	109,976	190,731	579,375	726,185

Gross profit	160,181	170,539	219,919	47,144	86,633	259,408	360,524
Selling, general and administrative expenses	158,900	143,256	187,867	38,390	67,111	216,588	298,798

Operating income	1,281	27,283	32,052	8,754	19,522	42,820	61,726
Interest expense	13,631	8,966	9,950	1,794	3,302	11,458	24,095
Debt extinguishment costs(b)	—	—	6,745	6,745	—	—	—
Other (income) expense, net(c)	(375)	(253)	(2,218)	4	(53)	(2,275)	(2,216)

Income (loss) from operations before provision (credit) for income taxes	(11,975)	18,570	17,575	211	16,273	33,637	39,847
Provision (credit) for income taxes	(4,271)	6,500	6,151	74	5,533	11,610	13,847

Net income (loss)	$(7,704)	$12,070	$11,424	$137	$10,740	$22,027	$26,000

Basic earnings (loss) per share of common stock	$(0.43)	$0.67	$0.46	$0.01	$0.31	$0.75	$0.67
Diluted earnings (loss) per share of common stock	$(0.43)	$0.67	$0.44	$0.01	$0.27	$0.65	$0.63
Basic shares outstanding of common stock	17,940	17,941	24,958	18,262	34,353	29,233	38,952
Diluted shares outstanding of common stock	17,940	17,994	28,750	18,471	43,099	36,288	46,554

Cash flow data:
Net cash provided by operations	$15,633	$21,264	$32,668	$4,034	$6,477	$35,111	$31,260
Net cash used in investing activities	15,941	9,004	41,170	1,247	4,891	44,814	77,419
Net cash provided by (used in) financing activities	8,550	(12,448)	18,530	2,702	(3,056)	12,772	121,439
Depreciation of property, plant & equipment	13,525	13,237	15,518	3,320	4,779	16,977	23,803
Amortization of intangibles	2,397	688	1,405	42	690	2,053	2,053

Other data:
EBITDA(d)	$17,578	$41,461	$51,193	$12,112	$25,044	$64,125	$89,798
Capital expenditures	12,604	8,281	20,759	2,135	6,782	25,406	29,821

Twelve Months Ended March 31, 2004
	(actual)	(pro forma)(f)
Selected ratios (unaudited):
Earnings to fixed charges(e)	3.7x	2.6x
EBITDA to interest expense	5.6x	3.7x
Total debt to EBITDA	3.3x	3.2x

(Dollars in thousands)	March 31, 2004
	(actual)	(pro forma)(f)
Balance sheet data (at end of period):
Cash	$19,786	$64,085
Working capital	306,995	457,188
Total assets	882,627	1,107,536
Total debt	209,209	288,948
Shareholders’ equity	465,760	564,317
(a)	Operating income and net loss include downsizing costs totaling $18,000 ($11,700 net of taxes) of which $15,650 was charged to cost of goods sold and $2,350 was charged to selling, general and administrative expenses.
(b)	Represents $4,667 of a make-whole premium and $2,078 for the write-off of capitalized debt costs.
(c)	For the year ended December 31, 2003, the twelve months ended March 31, 2004 (actual) and the twelve months ended March 31, 2004 (pro forma), other income includes a $2,222 gain related to the sale of the composite utility and decorative light poles product lines.
(d)	EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and EBITDA does not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management or discretionary use, as such measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. We present EBITDA because we believe that EBITDA provides useful information regarding our ability to service and/or incur indebtedness. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies. EBITDA is calculated as follows:

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
(Dollars in thousands)	2001	2002	2003	2003	2004	2004	2004(f)
						(actual)	(pro forma)
EBITDA	$17,578	$41,461	$51,193	$12,112	$25,044	$64,125	$89,798
Add (subtract):
Provision for income taxes	4,271	(6,500)	(6,151)	(74)	(5,533)	(11,610)	(13,847)
Interest expense(1)	(13,631)	(8,966)	(16,695)	(8,539)	(3,302)	(11,458)	(24,095)
Depreciation	(13,525)	(13,237)	(15,518)	(3,320)	(4,779)	(16,977)	(23,803)
Amortization of intangibles	(2,397)	(688)	(1,405)	(42)	(690)	(2,053)	(2,053)

Net income (loss)	(7,704)	12,070	11,424	137	10,740	22,027	26,000
Add (subtract):
Gain on sale of operating division	—	—	(2,222)	—	—	(2,222)	(2,222)
Depreciation	13,525	13,237	15,518	3,320	4,779	16,977	23,803
Amortization of intangibles	2,397	688	1,405	42	690	2,053	2,053
Amortization of deferred debt costs	286	632	3,249	2,272	604	1,581	1,581
Deferred income taxes	(3,298)	(2,135)	2,980	(2,008)	4,489	9,477	9,813
Long-term pension liabilities	(244)	8,828	(1,380)	—	—	(1,380)	(1,380)
Changes in operating assets	10,671	(12,056)	1,694	271	(14,825)	(13,402)	(28,388)

Net cash provided by operations	$15,633	$21,264	$32,668	$4,034	$6,477	$35,111	$31,260
(1)	Interest expense for the year ended December 31, 2003 and the three months ended March 31, 2003 includes $6,745 of debt extinguishment costs.

(e)	Ratio of earnings to fixed charges is calculated by dividing earnings (earnings from operations before taxes, adjusted for fixed charges from operations), by fixed charges from operations for the periods indicated. Fixed charges from operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.
(f)	The historical statement of operations, cash flow and other data for the twelve months ended March 31, 2004 has been prepared based upon K2’s historical audited statements of operations and cash flow for the twelve months ended December 31, 2003, and by adding thereto K2’s unaudited results of operations for the three months ended March 31, 2004 and subtracting therefrom K2’s unaudited results of operations for the three months ended March 31, 2003. The pro forma statement of operations, cash flow and other data for the twelve months ended March 31, 2004 has been prepared based upon K2’s unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2003 (See “Unaudited pro forma condensed combined financial data”), and by adding thereto K2’s unaudited results of operations for the three months ended March 31, 2004 and subtracting therefrom K2’s unaudited results of operations for the three months ended March 31, 2003 and the unaudited results of operations of Rawlings and Brass Eagle for the three months ended March 31, 2003 that were included in the pro forma condensed combined statement of operations for the fiscal year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of March 31, 2004 has been prepared by giving effect to the proposed acquisitions of Völkl and Marker, this offering and the notes offering as though they had been consummated on that date.

Ris k factors

Before you invest in our common stock you should carefully consider the following risks, as well as the other information set forth in this prospectus supplement and the risks set forth in the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. In addition to the risks described below, we may encounter risks that are not currently known to us or that we currently deem immaterial, which may also impair our business operations and your investment in our common stock.

Risks related to our business

K2’s strategic plan, involving growth through the acquisition of other companies, may not succeed.

K2’s strategic plan involves rapid growth through the acquisition of other companies. Such growth involves a number of risks, including:

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings and revenue enhancements;

•	the dilution of existing stockholders and convertible note holders due to the issuance of equity securities, utilization of cash reserves, or incurrence of debt in order to fund the acquisitions;

•	the potentially substantial transaction costs associated with acquisitions; and

•	the difficulties related to assimilating the products, personnel and systems of an acquired business and to integrating distribution and other operational capabilities.

Current and future financings may place a significant debt burden on K2.

We have incurred substantial indebtedness. As of March 31, 2004, we had $209.2 million of outstanding debt, including $105.3 million of borrowings under our existing $205 million revolving credit facility and a $20 million term loan and outstanding convertible debentures of $100 million in the aggregate. In addition, as of March 31, 2004, we had available borrowings under our revolving credit facility of $96.2 million. As of March 31, 2004, we had $298.8 of outstanding debt on a pro forma basis, giving effect to the Transactions. Our substantial indebtedness, as well as potential future financings, could, among other things:

•	adversely affect K2’s ability to expand its business, market its products and make investments and capital expenditures;

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

•	adversely affect the ability of K2 to pursue its acquisition strategy; and

•	create competitive disadvantages compared to other companies with lower debt levels.

K2 faces intense competition and potential competition from companies with greater resources, and if it is unable to compete effectively with these companies, its business could be harmed.

The markets for sporting goods and recreational products in which K2 competes are generally highly competitive, especially as to product innovation, performance and styling, price, marketing and delivery. Competition regarding these products, other than active wear, consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. In addition, many of K2’s competitors offer sports and recreational equipment not currently sold by K2 and may be able to leverage these broader product offerings to adversely affect K2’s competitive market position. Further, there are no significant technological or capital barriers to entry into the markets for many of our sporting goods and recreational products. The sales of leisure products are also affected by changes in the economy and consumer tastes, and sporting goods and recreational products face competition from other leisure activities.

K2’s marine and outdoor products are, in most instances, subject to price competition, ranging from moderate in marine antennas and monofilament line to intense for commodity-type products. Many of our marine and outdoor competitors have greater financial and other resources than K2.

Certain K2 businesses are highly seasonal.

Certain K2 businesses are highly seasonal. Historically, certain of K2’s businesses, such as baseball and softball, skis and snowboards, bikes, in-line skates, fishing tackle and water sports products have experienced seasonal swings in their businesses depending on their respective products. This seasonality impacts K2’s working capital requirements and hence overall financing needs. In addition, K2’s borrowing capacity under the revolving credit facility is impacted by the seasonal change in receivables and inventory.

Purchasing decisions made by a small number of large format sporting goods retailers can have a significant impact on K2’s results.

Although the sporting goods manufacturing industry is highly fragmented, many of the retail customers that purchase sporting goods are highly concentrated. Large format sporting goods retailers are important to K2’s results of operations, and Wal-Mart accounted for over 15% of K2’s net sales for the twelve months ended March 31, 2004. Due to their size, these retailers may demand better prices and terms from K2, and these demands may have an adverse impact on K2’s margins. In addition, if any of these large format sporting goods retailers were to decide to materially reduce the amounts or types of K2 products that they purchase, such decision would have a material adverse impact on K2’s business.

K2’s failure to keep pace with rapid change in marketing strategies, product design, styles and tastes could harm its business.

Consumer demand for recreational products is strongly influenced by matters of taste and style. We may not be able to successfully develop new products to address new or shifting consumer demand. An unexpected change in consumer tastes or product demand could seriously harm K2’s business. K2’s inability to timely and successfully respond to developments and changing styles could hurt its competitive position or render its products noncompetitive.

The demand for our products may not remain constant. The sales of leisure products are affected by changes in the economy and consumer tastes, both of which are difficult to predict. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, declining consumer confidence and significant declines in the stock market, could lead to a further reduction in discretionary spending for our consumer products.

The weak financial conditions of some of K2’s customers may adversely impact K2’s business.

A large portion of K2’s sales are to sporting goods retailers. Many of K2’s smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase K2 products, or could lead retailers to request credit terms that would adversely affect K2’s cash flow and involve significant risks of nonpayment.

K2’s financial results vary from quarter to quarter, which could hurt K2’s business and the market price of its stock.

Various factors affect K2’s quarterly operating results and some of them are not within K2’s control. They include, among others:

•	weather and snow conditions;

•	the timing and introduction of new products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	product pricing and discounts;

•	the timing of its acquisitions of other companies and businesses; and

•	general economic conditions.

These and other factors are likely to cause financial results of K2 to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of K2 common stock could decline dramatically. Based on the foregoing, K2 believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, purchasers of common stock should not view K2’s historical results of operations as reliable indications of its future performance.

K2 may not be able to attract or retain the management employees necessary to remain competitive in its industry; the loss of one or more of K2’s key personnel, including Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of K2, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

K2’s continued success depends on the retention, recruitment and continued contributions of K2’s key management, finance, marketing and staff personnel, many of whom would be difficult or impossible to replace. The competition for qualified personnel is intense. We may not be able to retain our current personnel or recruit the key personnel we require. Specifically, Mr. Richard J. Heckmann, K2’s Chairman and Chief Executive Officer, has been fundamental to developing

K2’s growth strategy and, without his services, K2’s implementation of its growth strategy might fail. In addition, K2 does not have employment agreements with most members of its senior management team. The loss of services of members of K2’s key personnel, including Mr. Heckmann, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

International operations, unfavorable political developments and weak foreign economies may seriously harm K2’s financial condition.

K2’s business is dependent on international trade, both for sales of finished goods and low-cost manufacturing and sourcing of products. K2’s three principal markets are North America, Europe and Asia. K2’s revenues from international operations were approximately 28% and 23% of K2’s sales for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively. K2 expects that its revenues from international operations will continue to account for a significant portion of its total revenues. Any political developments adversely affecting trade with Europe or Asia could severely impact K2 results of operations. K2’s international operations are subject to a variety of risks, including:

•	recessions in foreign economies;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights in some countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	difficulties in managing foreign operations;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	acts of war and terrorism;

•	ability to finance foreign operations;

•	changes in consumer tastes and trends;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for export.

In addition, K2 will continue to outsource a number of its supply contracts to entities in foreign nations and will continue to be highly reliant on overseas manufacturing. Specifically, K2 maintains significant manufacturing capacity in China and Costa Rica. Political or economic developments adversely affecting the operation of these facilities could result in late deliveries, lower sales and earnings, and unanticipated costs.

Changes in currency exchange rates could affect K2’s revenues.

A significant portion of K2’s production and approximately 24% and 19% of K2’s sales for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively, are denominated in foreign currencies and are subject to exchange rate fluctuation risk. Although K2 engages in some hedging activities to reduce foreign exchange transaction risk, changes in the exchange rates between the United States dollar and the currencies of Europe and Asia could make K2 products less competitive in foreign markets, and could reduce the sales and earnings represented by foreign currencies. Additionally, such fluctuation could result in an increase in cost of products sold in foreign markets reducing margins and earnings.

Acts of war or terrorism may have an adverse effect on K2’s business.

Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically on K2’s business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact K2’s ability to consummate future debt or equity financings and negatively affect K2’s ability to manufacture, source and deliver low-cost goods in a timely manner.

K2 is subject to and may incur liabilities under various environmental laws and regulations.

K2 is subject to federal, state, local and foreign laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of and exposure to hazardous substances. In that regard, K2 has been and could be subject to claims and inquiries related to alleged substances in K2’s products that may be subject to notice requirements or exposure limitations, particularly in California, which may result in fines and penalties. K2 is also subject to laws and regulations that impose liability for cost and damages resulting from past disposals or other releases of hazardous substances. For example, K2 may incur liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and similar laws, some of which impose strict, and in some cases, joint and several, liability for the cleanup of contamination resulting from past disposals of waste, including disposal at off-site locations. K2 is currently aware of one matter involving off-site waste disposal liability in South Carolina and another matter involving an offsite waste disposal facility in Michigan. K2 has accrued approximately $844,000 as of March 31, 2004 and $980,000 at December 31, 2003 for environmental matters, most of which is dedicated to the South Carolina matter. In addition, K2 has acquired pre-existing businesses, such as Rawlings, that have historical and ongoing operations, and K2 has limited information about the environmental condition of the properties of such companies. It is possible that soil and groundwater contamination may exist on these or other of K2’s properties resulting from current or former operations. Although K2 is not aware of any issues arising under current environmental laws that would be reasonably likely to have a material adverse effect on K2’s business, financial condition or results of operations, such matters may have such an impact.

The spread of Severe Acute Respiratory Syndrome may have a material adverse effect on K2’s manufacturing facilities in China and K2’s operations generally.

Severe Acute Respiratory Syndrome, or SARS, is a disease that was first reported in November 2002 in the southern Chinese province of Guangdong, which is the province in which K2’s Chinese manufacturing facility is located, the city of Hanoi, Vietnam, and Hong Kong. SARS subsequently spread to other parts of the world and continues to pose a health risk. In 2003, the outbreak of SARS curtailed travel to and from certain countries for a period of time, and there can be no assurances that SARS will not spread in 2004. SARS could have a material adverse impact on K2’s manufacturing facilities in China and sourcing infrastructure in Asia, and the significant spread of SARS beyond Asia could have an adverse impact on all of K2’s operations.

Unfavorable weather can adversely affect K2’s sales.

Sales of K2’s recreational products are strongly influenced by the weather. For example, poor snow conditions in the winter or summer conditions unfavorable to outdoor sports can adversely affect sales of important K2 products.

Risks related to this offering

Our stock price has been and is likely to continue to be highly volatile.

The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to extreme fluctuations in response to a variety of factors, including the following:

•	actual or anticipated variations in quarterly operating results;

•	announcements of new products offered by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the sporting goods and recreational products industries;

•	changes in the economic performance and/or market valuations of companies in the sporting goods and recreational products industries;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adverse or unfavorable publicity regarding us or our products;

•	additions or departures of key personnel;

•	sales of common stock; and

•	other events or factors that may be beyond our control.

In addition, the stock markets in general have experienced extreme price and volume volatility. This volatility and decline has affected many companies irrespective of, or disproportionately to, the operating performance of these companies. Additionally, industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

We have adopted a stockholder rights plan, which, together with provisions in our charter documents and Delaware law, may delay or prevent an acquisition of us, which could decrease the value of our stock.

We adopted a stockholder rights plan pursuant to which we distributed one right for each outstanding share of common stock held by stockholders of record as of July 1, 1999. Because the rights may substantially dilute the stock ownership of a person or group attempting a take-over of us without the approval of our board of directors, even if such a change in control is beneficial to our stockholders, the plan could make it more difficult for a third party to acquire us, or a significant percentage of our outstanding capital stock, without first negotiating with our board of directors. Additionally, provisions of our Certificate of Incorporation and our Bylaws, including with respect to our classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions, could make it more difficult for a third party to acquire control of us in a transaction not approved by our Board of Directors. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless specific conditions are met, which could also have the effect of delaying or preventing our acquisition by a third party.

Future sales of shares by existing stockholders could affect our stock price.

The approximately 2.8 million shares to be held by stockholders of Marmot, the approximately 2.9 million shares held by k1 Ventures Limited, and the shares held by our other stockholders, including our executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares issuable upon conversion of our convertible debt, shares issued in connection with future acquisitions, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans will continue to become eligible for sale in the public market to the extent permitted by the provisions of the various option plans and the securities rules and regulations applicable to these shares.

Use of proceeds

We estimate that we will receive net proceeds of approximately $70.6 million from this offering, assuming a price of $15.34 per share after deducting underwriting discounts and commissions and offering expenses of $4.4 million. If the underwriters exercise their overallotment option in full, then the net proceeds will be approximately $81.2. We intend to use the gross proceeds from this offering, together with the proceeds of the offering of the notes, to (1) to repay amounts borrowed under our existing credit facility and certain other indebtedness; (2) to consummate the acquisition of Marmot; (3) to consummate the acquisitions of Völkl and Marker; and (4) to pay the expenses associated with the Transactions.

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming the Transactions had been completed on March 31, 2004.

(Dollars in millions)
Sources of funds:
Proceeds of this offering	$75.0
Proceeds of the notes offering(a)	150.0

Total uses of funds	$225.0
Uses of funds:
Repay indebtedness under revolving credit facility(b)	$82.2
Repay term loan(c)	13.3
Cash purchase consideration for Völkl, Marker and Marmot acquisitions(d)	115.9
Discounts and expenses relating to the Transactions	13.6

Total uses of funds	$225.0
(a)	The consummation of this common stock offering is a condition to the consummation of the notes offering, but the consummation of the notes offering is not a condition to the consummation of this common stock offering. The notes will be issued in a concurrent private placement and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
(b)	The existing Facility bears interest at our option at a per annum rate of either LIBOR plus a margin between 2.0% and 3.0% or the prime rate plus a margin between 0.0% and 1.0% and matures on March 25, 2006. The average interest rate on outstanding loans as of March 31, 2004 was approximately 3.65%. We use the proceeds of borrowings under the existing Facility for working capital and general corporate purposes. For additional information about the proposed amendment and restatement of the Facility, see “Description of other indebtedness—Revolving credit facilities.”
(c)	This term loan matures on March 25, 2006 and bears interest at a per annum rate of LIBOR plus a margin between 3.5% and 4.5% or the prime rate plus a margin between 1.5% and 2.5%. The average interest rate on outstanding loans as of March 31, 2004 was approximately 5.16%.
(d)	Excludes the assumption or repayment of $45.3 million of existing bank indebtedness of Völkl, Marker and Marmot in the aggregate, on a U.S. dollar converted basis. We will also issue approximately 4.5 million shares of K2 common stock in connection with the Völkl, Marker and Marmot acquisitions with an aggregate value of approximately $69.9 million based on the closing price of K2 common stock as of June 10, 2004 of $15.34.

We currently expect that this offering and the offering of notes will be consummated simultaneously with our acquisitions of Völkl, Marker and Marmot. If the Völkl and Marker acquisitions will be consummated after the closing of the notes offering, the net proceeds from that offering, together with other funds, will be deposited with an escrow agent, so that the total escrowed funds are sufficient to pay a special mandatory redemption price, when and if due. The special mandatory redemption price is equal to 101% of the principal amount plus accrued interest. If the Völkl and Marker acquisitions are not consummated on or prior to 45 days after the date the proceeds from the notes offering are funded into escrow, or the Völkl and

Marker acquisition agreements are terminated at any earlier time, the notes will be subject to the special mandatory redemption. This offering is not conditioned upon the notes offering or the acquisitions of Völkl, Marker, or Marmot. In the event that the acquisitions are not consummated, the use of proceeds from this offering will be used for general corporate purposes, including acquisitions.

Capitalization

The following table sets forth our capitalization as of March 31, 2004, on an actual basis and on a pro forma basis to give effect to this offering, to the issuance of $150.0 million of notes in the notes offering and the application of the estimated net proceeds therefrom, as well as the acquisitions of Völkl, Marker and Marmot, the repayment of debt and the amendment and restatement of our Facility. This table should be read in conjunction with “Use of proceeds,” “Unaudited pro forma condensed combined financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement.

	As of March 31, 2004
(Dollars in millions)	Actual	Pro forma(1)
	(unaudited)
Cash	$19.8	$21.2

Short-term foreign unsecured bank lines	$5.6	$5.6
Long-term debt:
Revolving credit facility(2)	92.0	9.8
Term loan	13.3	—
Foreign credit facilities(3)(4)	—	35.1
Notes offered in private placement	—	150.0
5.0% convertible senior debentures	75.0	75.0
7.25% convertible subordinated debentures	23.2	23.2
Capital lease obligations	0.1	0.1

Total debt (including capital lease obligations)	$209.2	$298.8

Shareholders’ equity
Total shareholders’ equity	465.8	606.2

Total capitalization	$675.0	$905.0
(1)	As discussed under “Use of Proceeds,” although we expect this offering, the notes offering and the acquisitions of Völkl, Marker and Marmot to occur substantially simultaneously, this offering is not conditioned upon the notes offering or any of such acquisitions.
(2)	We intend to amend and restate our Facility. Among other things, the proposed terms would give the amended Facility a new five-year term and increase the amount available to us from $205.0 million to $250.0 million. The proposed terms of the amended Facility also would provide for the issuance of letters of credit under the Facility up to a sublimit of $100.0 million. For information about the proposed amendment and restatement of the Facility, see “Description of other indebtedness—Revolving credit facilities.”
(3)	Represents €27.4 million of indebtedness we will seek to assume in connection with the acquisitions of Völkl and Marker, converted to U.S. dollars at a rate of $1.21 to €1.
(4)	Following the acquisition of Völkl and Marker by K2, Völkl and Marker will seek to maintain their credit facilities with existing lenders providing for aggregate borrowing capacity of approximately €42.3 million and €34.3 million, respectively, of which approximately €14.7 million and 12.9 million, respectively, was outstanding as of March 31, 2004. See “Description of certain indebtedness—Revolving credit facilities.”

The number of shares of our common stock that will be outstanding after this offering is based on 35,589,706 shares outstanding as of June 10, 2004. The number of shares of our common stock that will be outstanding after the offering excludes:

•	4,877,148 shares of our common stock reserved for issuance under our stock option plans, of which 2,570,160 shares were outstanding as of June 10, 2004;

•	3,589,229 shares of our common stock issuable upon conversion of our 5.00% convertible senior debentures due June 2010;

•	2,097,315 shares of our common stock issuable upon conversion of our 7.25% convertible subordinated debentures due March 2010;

•	767,589 shares of our common stock issuable upon exercise of outstanding warrants granted in connection with our 7.25% convertible subordinated debentures dues March 2010; and

•	747,234 of treasury shares as of June 10, 2004.

Price range of common stock and dividend policy

Our common stock is listed on the New York Stock Exchange under the symbol “KTO.” The following table sets forth the high and low sales prices per share of K2 common stock for the periods indicated.

	High	Low
Year ended December 31, 2002
First quarter	$7.60	$6.32
Second quarter	10.25	6.55
Third quarter	10.00	7.50
Fourth Quarter	11.01	6.40

Year ended December 31, 2003
First quarter	$10.06	$7.72
Second quarter	12.75	7.45
Third quarter	18.09	12.30
Fourth Quarter	18.15	13.43

Year ended December 31, 2004
First quarter	$18.50	$15.13
Second quarter (through June 15, 2004)	16.90	13.60

On June 15, 2004, the last reported sales price for our common stock, as reported by the NYSE, was $15.20 per share.

We have not declared or paid a dividend since the first quarter of 1999 and do not anticipate declaring or paying any dividends on our common stock in the near future. Rather, we anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as our board deems relevant.

Unaudited pro forma condensed combined financial data

K2 has presented below unaudited pro forma condensed combined financial information that reflects the acquisitions of Rawlings and Brass Eagle and the proposed acquisitions of Völkl and Marker. K2’s acquisitions of Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003 were, and its proposed acquisitions of Völkl and Marker will be, accounted for as purchases. The unaudited pro forma condensed combined financial information also gives effect to the proposed $150.0 million offering of notes and the proposed offering of approximately $75.0 million of K2 common stock. This information is intended to give you a better understanding of what the businesses of K2 combined with the recent acquisitions of Rawlings and Brass Eagle and the proposed acquisitions of Völkl and Marker might have looked like if each of the respective acquisitions and the offerings had occurred on January 1, 2003, the first day of the first period for which unaudited pro forma condensed combined financial information is presented.

During the pro forma periods presented, in addition to the completed acquisitions of Rawlings and Brass Eagle during 2003, and the proposed acquisitions of Völkl and Marker, K2 also completed the acquisitions of Worth, Winterquest, Fotoball, Worr, IPI and Ex Officio and signed a definitive agreement to acquire Marmot. The results of operations of these businesses are not reflected in the unaudited pro forma condensed combined financial statements because they are not required to be reflected under the SEC’s rules and regulations.

The unaudited pro forma financial information presented below is derived from the audited and unaudited combined consolidated financial statements of K2, Rawlings, Brass Eagle, Völkl and Marker.

To derive the unaudited historical condensed combined statements of operations and balance sheets of Völkl and Marker presented below from the audited financials of Völkl and Marker included herein, K2: (1) translated the audited financial statements for each of Völkl and Marker as of and for the twelve months ended March 31, 2004 and the unaudited financial statements as of and for the three months ended March 31, 2004 from their local currencies to U.S. dollars. The income statements were translated at the average Euro/U.S. dollar rate with respect to Völkl, and the average Swiss franc/U.S. dollar rate with respect to Marker for the periods presented and the balance sheets were translated at the spot rates of the Euro/U.S. dollar and Swiss franc/U.S. dollar, as applicable, as of March 31, 2004; and (2) then added the U.S. dollar translated Völkl and Marker unaudited condensed financial statements, consolidating unaudited adjustments to eliminate intercompany transactions between Völkl and Marker, and made certain unaudited adjustments to present the Völkl and Marker combined condensed financial statements in accordance with accounting principles generally accepted in the U.S.

K2’s fiscal year ends on December 31 and the fiscal years of Völkl and Marker end on March 31. In accordance with SEC rules, the pro forma information for K2’s fiscal year ended December 31, 2003 includes information of Völkl and Marker for their respective fiscal years ended March 31, 2004. Following the completion of the acquisitions, K2 intends to change the fiscal year end of Völkl and Marker to December 31.

These unaudited pro forma condensed combined financial statements are presented based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. Pro forma adjustments to the unaudited pro forma condensed combined financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses. The unaudited pro forma condensed combined financial statements are based upon assumptions and adjustments that we believe are reasonable. Assumptions regarding the value of K2 common stock and the resulting number of shares of K2 common stock to be issued in connection with the acquisitions of Völkl and Marker and in connection with the common stock offering are based on the last reported sale price of K2 common stock on the New York Stock Exchange on June 10, 2004 and the reported value of the Euro as compared to the U.S. dollar as reported in the Wall Street Journal as of June 10, 2004, and may be materially different from their values at the time the acquisitions or the common stock offering are completed. The unaudited pro forma condensed combined financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of K2, Völkl and Marker included elsewhere in this prospectus supplement and the information contained in “Use of proceeds,” “Capitalization,” “Selected consolidated historical financial data” and “Management’s discussion and analysis of financial condition and results of operations.”

Unaudited pro forma condensed combined balance sheet

as of March 31, 2004(a)

(Dollars in thousands)	K2	Völkl	Marker	Völkl/Marker adjustments		Völkl/Marker combined	Pro forma adjustments		Pro forma combined
Assets
Current assets:
Cash and cash equivalents	$19,786	$185	$1,250	$—		$1,435	$78,419	(3)	$64,085	(15)
							(35,555	)(3)
Accounts receivable, net	244,103	24,990	13,527	—		38,517	—		282,620
Inventories, net	215,774	30,558	12,432	(192	)(1)	42,798	3,424	(4)	261,996
Deferred taxes	36,971	—	1,538	—		1,538	—		38,509
Prepaid expenses and other current assets	16,393	1,114	1,518	(124	)(2)	2,508	—		18,901

Total current assets	533,027	56,487	30,265	(316)		86,796	46,288		666,111
Property, plant and equipment, net	94,477	7,555	6,067	5,405	(2)	19,027	—		113,504
Intangibles, including goodwill, net	239,965	385	7,344	683	(2)	8,412	(8,412	)(5)	297,970
							58,005	(5)
Other assets	15,158	11,582	106	(3,720	)(2)	7,968	6,825	(6)	29,951

Total assets	$882,627	$76,369	$43,782	$2,052		$122,203	$102,706		$1,107,536

Liabilities and shareholders' equity
Current liabilities:
Bank loans	$5,554	$—	$3,883	$—		$3,883	$—		$9,437
Accounts payable	56,784	5,510	7,937	—		13,447	—		70,231
Accrued liabilities	101,065	22,196	5,847	147	(2)	28,190			129,255
Current portion of long-term debt	62,629	—	—	—		—	(62,629	)(3)	—

Total current liabilities	226,032	27,706	17,667	147		45,520	(62,629)		208,923
Long-term debt	42,842	36,132	28,967	1,685	(2)	66,784	107,256	(3)	181,327
							(35,555	)(3)
Long-term pension liabilities	11,173	—	—	—		—	—		11,173
Deferred taxes	38,636	4,976	—	—		4,976	—		43,612
Convertible subordinated debentures	98,184	—	—	—		—	—		98,184
Shareholders' equity:
Common stock	35,673	789	3,902	—		4,691	1,825	(5)	42,387
							(4,691	)(5)
							4,889	(7)
Additional paid-in capital	332,511	—	—	—		—	26,170	(5)	424,354
							70,111	(7)
							(4,438	)(8)
Retained earnings	118,357	6,960	(6,340)	(192	)(1)	840	(840	)(5)	118,357
				398	(2)
				14	(2)
Employee stock ownership plan and stock option loans	(1,160)	—	—	—		—	—		(1,160)
Treasury shares	(9,107)	—	—	—		—	—		(9,107)
Accumulated other comprehensive loss	(10,514)	(194)	(414)	—		(608)	608	(5)	(10,514)

Total shareholders' equity	465,760	7,555	(2,852)	220		4,923	93,634		564,317

Total liabilities and shareholders' equity	$882,627	$76,369	$43,782	$2,052		$122,203	$102,706		$1,107,536
(a)	The unaudited pro forma condensed combined balance sheet as of March 31, 2004, has been prepared giving effect to the proposed acquisitions of Völkl and Marker, this offering and the common stock offering as though they had been consummated on that date.

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined

statement of operations

For the year ended December 31, 2003(a)

	K2	Rawlings	Brass Eagle			K2	Völkl	Marker			Völkl/Marker Combined			K2
(In thousands, except per share data)	Twelve months ended December 31, 2003	Three months ended March 31, 2003	Eleven months ended November 30, 2003	Pro forma adjustments		Pro forma combined	Twelve months ended March 31, 2004	Twelve months ended March 31, 2004	Adjustments		Twelve months ended March 31, 2004	Pro forma adjustments(b)		Pro forma combined twelve months ended December 31, 2003
Net sales	$718,539	$61,013	$93,124	$—		$872,676	$123,561	$74,020	$(25,677	)(1)	$171,904	$(3,264	)(11)	$1,041,316
Cost of products sold	498,620	42,741	61,837	—		603,198	73,209	49,199	(25,486	)(1)	96,922	(3,264	)(11)	696,856

Gross profit	219,919	18,272	31,287	—		269,478	50,352	24,821	(191)		74,982	—		344,460
Selling, general and administrative expenses	187,867	10,724	23,006	538	(9)	222,135	42,499	21,921	124	(2)	64,259	—		286,394
				—					(683	)(2)		—
				—					398	(2)		—

Operating income	32,052	7,548	8,281	(538)		47,343	7,853	2,900	(30)		10,723	—		58,066
Interest expense	9,950	686	899	—		11,535	2,924	2,710	147	(2)	5,781	5,595	(12)	22,911
Debt extinguishment costs	6,745	—	—	—		6,745	—	—	—		—	—		6,745
Other (income) expense, net	(2,218)	—	(18)	—		(2,236)	77	—	—		77	—		(2,159)

Income before provision for income taxes	17,575	6,862	7,400	(538)		31,299	4,852	190	(177)		4,865	(5,595)		30,569
Provision (benefit) for income taxes	6,151	2,502	2,810	(189	)(10)	11,274	1,498	216	—		1,714	(2,288	)(13)	10,700

Net income (loss)	$11,424	$4,360	$4,590	$(349)		$20,025	$3,354	$(26)	$(177)		$3,151	$(3,307)		$19,869

Basic earnings per share	$0.46					$0.63								$0.51

Diluted earnings per share(c)	$0.44					$0.59								$0.50

Basic shares outstanding	24,958			6,979	(14)	31,937						6,714	(14)	38,651
Diluted shares outstanding	28,750			8,939	(14)	37,689						6,714	(14)	44,403
(a)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 combines the audited statement of income for K2 for the year ended December 31, 2003, the Rawlings unaudited statement of income for the three month period ended March 31, 2003, the Brass Eagle unaudited statement of income for the eleven months ended November 30, 2003 and the unaudited combined statement of income of Völkl and Marker for the year ended March 31, 2004, as if the acquisitions had occurred on January 1, 2003. The unaudited statement of income for Rawlings for the three month period ended March 31, 2003 was included in this unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 because K2’s acquisition of Rawlings did not occur until March 26, 2003. The unaudited statement of income for Brass Eagle for the eleven month period ended November 30, 2003 was included in this unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 because K2’s acquisition of Brass Eagle did not occur until December 8, 2003.
(b)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.
(c)	The table below outlines the calculation of diluted earnings per share for year ended December 31, 2003.

	Year ended December 31, 2003
(In thousands, except per share data)	As reported	Pro forma combined	K2 pro forma combined
Calculation of diluted earnings per share:
Net income	$11,424	$20,025	$19,869
Add: interest component on assumed conversion of subordinated debentures, net of taxes	1,354	2,385	2,385

Net income, adjusted	$12,778	$22,410	$22,254
Number of diluted shares	28,750	37,689	44,403

Diluted earnings per share	$0.44	$0.59	$0.50

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined

statement of operations

For the three months ended March 31, 2004(a)

(In thousands, except per share data)	K2	Völkl	Marker	Adjustments		Völkl/Marker combined	Pro forma adjustments(b)		K2 Pro forma combined
Net sales	$277,364	$20,966	$11,033	$(3,936	)(1)	$28,063	$(426	)(11)	$305,001
Cost of products sold	190,731	15,262	8,943	(3,943	)(1)	20,262	(426	)(11)	210,567

Gross profit	86,633	5,704	2,090	7		7,801	—		94,434
Selling, general and administrative expenses	67,111	5,976	5,803	130 (180 105	(2) )(2) (2)	11,834	—		78,945

Operating income (loss)	19,522	(272)	(3,713)	(48)		(4,033)	—		15,489

Interest expense	3,302	670	901	39	(2)	1,610	1,399	(12)	6,311
Other income, net	(53)	(113)	—	—		(113)	—		(166)

Income (loss) before provision for income taxes	16,273	(829)	(4,614)	(87)		(5,530)	(1,399)		9,344

Provision (benefit) for income taxes	5,533	395	54	—		449	(2,805	)(13)	3,177

Net income (loss)	$10,740	$(1,224)	$(4,668)	$(87)		$(5,979)	$1,406		$6,167

Basic earnings per share	$0.31	—	—	—		—	—		$0.15

Diluted earnings per share(c)	$0.27	—	—	—		—	—		$0.14

Basic shares outstanding	34,353						6,714	(14)	41,067
Diluted shares outstanding	43,099						6,714	(14)	49,813
(a)	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2004 combines the unaudited statement of income for K2, Völkl and Marker for such three month period as if the acquisitions of Völkl and Marker occurred on January 1, 2004.
(b)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including any potential product cost savings and the elimination of duplicative selling, general and administrative expenses.
(c)	The table below outlines the calculation of diluted earnings per share for three months ended March 31, 2004.

	Three months ended March 31, 2004
(In thousands, except per share data)	As reported	K2 pro forma combined
Calculation of diluted earnings per share:
Net income	$10,740	$6,167
Add: interest component on assumed conversion of subordinated debentures, net of taxes	904	904

Net income, adjusted	$11,644	$7,071
Number of diluted shares	43,099	49,813

Diluted earnings per share	$0.27	$0.14

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to the pro forma condensed combined

financial information (unaudited)

Basis of presentation

The pro forma condensed combined financial statements included herein have been prepared by K2, without audit, under the rules and regulations of the Securities and Exchange Commission. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted under these rules and regulations. However, K2 believes that the disclosures are adequate to make the information presented not misleading.

The preparation of unaudited pro forma condensed combined financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro forma income per share

The pro forma combined net income per share is based on the weighted average number of shares of common stock and the dilutive impact of stock options outstanding of K2 with additional shares of K2 common stock presumed issued at the beginning of the period presented based upon the number of shares of K2 common stock issued in exchange for shares of Rawlings and Brass Eagle upon completion of the mergers on March 26, 2003 and December 8, 2003, respectively, additional shares of K2 common stock based upon the assumed shares of K2 common stock to be issued in connection with the acquisitions of Völkl and Marker and the additional shares of K2 common stock to be issued in connection with the proposed offering of K2 common stock.

Transaction related expenses

K2 estimates that it will incur transaction-related expenses, consisting primarily of costs for underwriters, investment banker fees, bank amendment fees, attorneys, accountants, financial printing and other related charges, of approximately $13.2 million in connection with the acquisitions of Völkl and Marker, the issuance of the notes, the common stock offering and the amendment and restatement of the Facility. This estimate is preliminary and is therefore subject to change. The costs incurred in connection with the acquisitions of Völkl and Marker are added to the purchase price of the acquisition. The costs incurred in connection with the issuance of the notes will be capitalized to other assets and amortized over the term of the notes and the amended and restated Facility. The costs incurred in connection with K2’s common stock offering will be shown as a reduction of shareholders’ equity.

The following sets forth the adjustments contained in the unaudited pro forma condensed combined financial information:

(1)	Adjustments to reflect the elimination of intercompany sales, profits, accounts receivable, inventories, accounts payable and the results from transactions between Völkl and Marker as of and for the periods presented.

(2)	Adjusting entries to convert the combined unaudited Völkl and Marker U.S. dollar translated financial statements into a presentation made in accordance with accounting principles generally accepted in the U.S. Adjustments consist of the following:

	Increase (decrease) to income before provision for income taxes
(Dollars in thousands)	Year ended December 31, 2003	Three months ended March 31, 2004
Prepaid advertising(a)	$(124)	$(130)
Goodwill amortization(b)	683	180
Loss on interest rate swaps(c)	(147)	(39)
Gain on sale of assets(d)	(398)	(105)

Total	$14	$(94)
(a)	Represents payments for ads and tradeshows that cannot be capitalized under U.S. GAAP.
(b)	Goodwill is not amortized under U.S. GAAP.
(c)	Loss recognized as interest expenses under U.S. GAAP.
(d)	Represents a gain that would have been recognized under U.S. GAAP prior to January 1, 2003. Accordingly, the adjustment reflects an increase to retained earnings for prior periods and a decrease in current period income.

In addition, the following additional adjustment was recorded to the unaudited pro forma condensed combined balance sheet as of March 31, 2004 to capitalize a manufacturing facility, accrue related loan payable and eliminate receivable due from related entity as follows:

(Dollars in thousands)
Capitalize manufacturing facility	$4,458
Eliminate receivable from related entity	(3,720)
Accrue related loan payable	1,685

(3)	Reflects sources and uses of cash in connection with the transactions as follows:

(Dollars in thousands)	Cash	Current portion of long- term debt	Long- term debt	Shareholders’ equity
Proceeds of notes offering	$150,000	$—	$150,000	$—
Proceeds of K2’s common stock offering	75,000	—	—	75,000
Cash outlay for Völkl and Marker acquisitions	(27,995)	—	—	—
Repayment of K2 term loan	(13,333)	(6,667)	(6,666)	—
Repayment of K2 revolving credit facility	(92,040)	(55,962)	(36,078)	—
Cash paid for costs and fees in connection with the transactions	(13,213)	—	—	—

	$78,419	$(62,629)	$107,256	$75,000

$35,555 represents the purchase of stockholder loans payable by Völkl and Marker to certain stockholders, which will be acquired by K2 in connection with the acquisitions of Völkl and Marker and which will be eliminated in consolidation on a going forward basis.

(4)	A preliminary pro forma adjustment was made to adjust Völkl and Marker’s assets and liabilities to fair market value at March 31, 2004. The adjustment consisted of increasing inventories by $3,424 to reflect the inventory at its fair market value, net of costs of disposal and a reasonable profit for the remaining selling effort.

The increase to inventory values will result in cost of goods sold being higher when the related inventories are sold in future periods after the acquisitions are completed. Such charge is not reflected in the unaudited condensed combined statements of operations.

(5)	Under the purchase method of accounting, assets and liabilities acquired have been adjusted to their estimated fair market values, the historical Völkl and Marker shareholder equity accounts of $4,691, $840 and $608 and intangible assets of $8,412 have been eliminated and the issuance of 1,825 shares K2 Common stock in connection with the acquisitions of Völkl and Marker have been reflected. The allocation of the aggregate purchase price for the equity of $57,940 below is preliminary and does not include the purchase price of $35,555 to be paid by K2 for the stockholder loans payable by Völkl and Marker to certain stockholders. The preliminary allocation assumes that the excess purchase price will be allocated entirely to goodwill, and is thus not amortized, however the final allocation could include identifiable intangible assets with definite and indefinite lives separate from goodwill. Should there be an allocation to assets with definite lives, those assets would be amortized, resulting in additional amortization expense. The final allocation will be based on estimates and appraisals that will be completed after the completion of the acquisitions and based on managements’ final evaluation of such assets and liabilities. The final allocation of purchase cost and the resulting effect on net income may differ significantly from the pro forma amounts included herein.

(Dollars in thousands)	As of March 31, 2004
Assumed value of K2 common stock to be issued	$27,995
Cash outlay by K2 for acquisitions	27,995
Acquisition related expenses	1,950

Aggregate purchase price	57,940
Add: Estimated fair value of excess liabilities assumed over net assets acquired	65

Excess of cost over preliminary estimate of fair value of net tangible assets acquired	$58,005

The purchase price assumes a $15.34 share price for K2 common stock at the time of the acquisition and assumes one Euro = 1.2112 U.S. dollars. The stock price assumption is based on the last reported sale price of K2 common stock on the New York Stock Exchange on June 10, 2004. The assumption of the Euro/US$ Equivalent is based on the quoted rate in the Wall Street Journal as of June 10, 2004. The actual value of the stock and the US$/Euro equivalent may be materially different at the time the acquisitions are completed.

The calculation of the estimated fair value of excess liabilities assumed over assets acquired of Völkl and Marker is as follows:

(Dollars in thousands)	As of March 31, 2004
Völkl and Marker combined total assets	$120,518
Add: Adjustment to increase inventories to fair value	3,424
Less: Völkl and Marker combined intangibles	(8,412)
Less: Völkl and Marker combined total liabilities	(115,595)

Estimated fair value of excess liabilities assumed over assets acquired	$(65)

The adjustment to shareholders’ equity is based on the issuance of shares in connection with the acquisitions of Völkl and Marker.

(In thousands, except for per share data)
Shares of K2 common stock to be issued in the acquisitions of Völkl and Marker	1,825
Multiplied by: Assumed stock price	$15.34

Assumed value of K2 stock to be issued	$27,995

(6)	Pro forma adjustment reflects costs and fees capitalized in connection with the issuance of the notes and K2’s amendment and restatement of the Facility.

(7)	Pro forma adjustment reflects shares issued in connection with K2’s common stock offering for $75,000 at an assumed $15.34 share price for K2 common stock at the time of the offering. The stock price assumption is based on the last reported sale price of K2 common stock on the New York Stock Exchange on June 10, 2004.

(8)	Pro forma adjustment reflects costs and fees incurred in connection with K2’s common stock offering.

(9)	Pro forma adjustment reflects K2’s additional amortization expense based on the identified intangible assets acquired with finite lives resulting from the merger with Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003.

(10)	Pro forma adjustment reflects the decrease in income tax expense as the result of the pro forma adjustment to reflect the additional amortization expense resulting from the mergers with Rawlings and Brass Eagle above.

(11)	Pro forma adjustment reflects elimination of net sales and cost of products sold for sales of products made by Völkl and Marker to K2 and its subsidiaries during the periods presented.

(12)	Pro forma adjustment reflects the increase in interest expense for the periods presented resulting from the issuance of the $150,000 in notes at an assumed interest rate of 8.00%, which have a higher interest rate as compared to K2 and Völkl and Marker’s weighted average interest rate on its borrowings during the periods presented. The increase was calculated by multiplying the difference between the applicable, weighted average interest rates on the notes and K2 and Völkl and Marker’s borrowings during the periods presented.

The calculations of the pro forma adjustments are as follows:

			Increase (decrease) to interest expense
(In thousands, except interest rates)	Average outstanding balance	Average interest rate	For the twelve months ended December 31, 2003	For the three months ended March 31, 2004
New Debt
Notes Offering	$150,000	8.00%	$12,000	$3,000
Repayment of Debt
K2’s revolving credit facility	(92,040)	5.00%	(4,602)	(1,150)
Völkl and Marker long-term debt	(36,054)	5.00%	(1,803)	(451)

Pro forma adjustment, net			$5,595	$1,399

(13)	Pro forma adjustment to reflect the pro forma income tax expense for the combined companies at 35% for the twelve months ended December 31, 2003 and 34% for the three months ended March 31, 2004.

(14)	Pro forma adjustments were made to the number of basic and diluted shares outstanding based on the number of shares of K2 common stock and stock options (under the treasury stock method) that were issued in connection with the merger with Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003 and based on the preliminary number of shares of K2 common stock that are expected to be issued in connection with the acquisitions of Völkl and Marker and the proposed offering of K2 common stock.

(In thousands)	Year ended December 31, 2003		Three months ended March 31, 2004
Basic:
Weighted average effect of additional shares of K2 common stock issued for Rawlings shares of common stock at time of merger	2,709	(a)	—
Weighted average effect of additional shares of K2 common stock issued for Brass Eagle shares of common stock at time of merger	4,270	(b)	—

Pro forma adjustment	6,979		—

Shares of K2 common stock to be issued for Völkl and Marker shares	1,825		1,825
Shares of K2 common stock to be issued in connection with K2’s common stock offering	4,889		4,889

Pro forma adjustment	6,714		6,714

Diluted:
Weighted average effect of additional shares of K2 common stock issued for Rawlings shares of common stock at time of merger	2,709	(a)	—
Weighted average effect of additional shares of K2 common stock issued for Brass Eagle shares of common stock at time of merger	4,270	(b)	—
Additional diluted shares assuming conversion of K2’s convertible subordinated debentures	1,835	(c)	—
Options to purchase K2 common stock under the treasury stock method	125	(d)	—

Pro forma adjustment	8,939		—

Shares of K2 common stock to be issued for Völkl and Marker shares	1,825		1,825
Shares of K2 common stock to be issued in connection with K2’s common stock offering	4,889		4,889

Pro forma adjustment	6,714		6,714
(a)	Amount represents the additional impact on weighted average basic and diluted shares for the period resulting from the issuance of approximately 8.8 million shares of K2 common stock in exchange for Rawlings shares on March 26, 2003.
(b)	Amount represents the additional impact on weighted average basic and diluted shares for the period resulting from the issuance of approximately 4.5 million shares of K2 common stock in exchange for Brass Eagle shares on December 8, 2003.
(c)	Amount represents additional shares from the assumed conversion of K2’s 7.25% convertible subordinated debentures.
(d)	Amount represents the impact on weighted average diluted shares for the period, under the treasury stock method, resulting from the issuance of K2 stock options issued in connection with the mergers with Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003.

(15)	The pro forma cash and cash equivalents amount does not include $52,700 that we expect to spend in connection with the acquisition of Marmot, including repayment of debt and transaction related expenses.

Selected consolidated historical financial data

The following table sets forth our selected consolidated historical financial data for each of the five years in the period ended December 31, 2003. We derived the selected consolidated financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 from consolidated financial statements audited by Ernst & Young LLP and that are contained and incorporated by reference in this prospectus supplement. We derived the selected consolidated financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 from financial statements audited by Ernst & Young LLP and that are not included or incorporated by reference in this prospectus supplement. The historical results presented are not necessarily indicative of future results. You should read the selected financial data below in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” “Unaudited pro forma condensed combined financial data,” “Capitalization” and the historical consolidated financial statements of K2 Inc. and the accompanying notes contained herein.

(Dollars in thousands, except per share figures and other amounts)	Year ended December 31,									Three months ended March 31,
	1999(a)		2000		2001(b)	2002		2003		2003		2004
										(unaudited)
Statement of Operations Data:
Net sales	$640,461		$665,562		$589,519	$582,159		$718,539		$157,120		$277,364
Cost of products sold(c)	462,033		462,242		429,338	411,620		498,620		109,976		190,731

Gross profit	178,428		203,320		160,181	170,539		219,919		47,144		86,633
Selling expenses	101,130		108,274		103,688	86,394		116,509		23,170		42,047
General and administrative expenses(c)	40,341		42,952		43,028	48,393		61,759		12,339		21,392
Research and development expenses	12,113		13,271		12,184	8,469		9,599		2,881		3,672

Operating income	24,844		38,823		1,281	27,283		32,052		8,754		19,522
Interest expense	12,741		14,814		13,631	8,966		9,950		1,794		3,302
Debt extinguishment costs(d)	—		—		—	—		6,745		6,745		—
Other expense (income), net(e)	(413)		(191)		(375)	(253)		(2,218)		4		(53)

Income (loss) from continuing operations before provision (credit) for income taxes	12,516		24,200		(11,975)	18,570		17,575		211		16,273
Provision (credit) for income taxes	4,005		7,502		(4,271)	6,500		6,151		74		5,533

Income (loss) from continuing operations	8,511		16,698		(7,704)	12,070		11,424		137		10,740
Discontinued operations, net of taxes	1,332		(119)		—	—		—		—		—

Net Income (loss)	9,843		16,579		(7,704)	12,070		$11,424		$137		$10,740

Basic earnings (loss) per share of Common Stock:
Continuing operations	$0.50		$0.93		$(0.43)	$0.67		$0.46		$0.01		$0.31
Discontinued operations	0.08		(0.01)		—	—		—		—		—

Net income (loss)	$0.58		$0.92		$(0.43)	$0.67		$0.46		$0.01		$0.31

Diluted earnings (loss) per share of Common Stock:
Continuing operations	$0.50		$0.93		$(0.43)	$0.67		$0.44		$0.01		$0.27
Discontinued operations	0.08		(0.01)		—	—		—		—		—

Net income (loss)	$0.58		$0.92		$(0.43)	$0.67		$0.44		$0.01		$0.27

Dividends:
Cash—per share of Common Stock	$0.11		$—		$—	$—		$—		$—		$—
Basic shares outstanding of Common Stock	16,880		17,949		17,940	17,941		24,958		18,262		34,353
Diluted shares outstanding of Common Stock(f)	16,883		18,040		17,940	17,994		28,750		18,471		43,099

Other financial data:
EBITDA(g)	$40,192		$53,032		$17,578	$41,461		$51,193		$12,112		$25,044
Ratio of earnings to (excess of fixed charges over earnings) fixed charges(h)	1.9	x	2.5	x	$(11,975)	2.9	x	2.5	x	1.1	x	5.4	x

(Dollars in thousands)	Year ended December 31,					Three months ended March 31,
	1999(a)	2000	2001(b)	2002	2003	2003	2004
						(unaudited)
Balance Sheet Data:(i)
Total current assets	$345,809	$305,132	$307,175	$323,924	$536,322	$460,265	$533,027
Total assets	491,442	424,110	423,400	438,410	871,871	628,708	882,627
Total current liabilities	162,187	121,742	99,422	115,302	254,761	145,820	226,032
Long-term obligations	107,280	69,836	97,828	73,007	133,261	154,706	141,026
Total debt plus off-balance sheet financing facility(j)	219,083	173,292	160,557	96,120	216,138	166,795	209,209
Shareholders’ equity	218,520	227,248	214,657	231,296	434,040	305,782	465,760
(a)	Gross profit, operating income, income from continuing operations and net income include restructuring costs totaling $6,500 ($4,420 net of taxes) and downsizing costs totaling $4,000 ($2,720 net of taxes).
(b)	Operating income and net loss include downsizing costs totaling $18,000 ($11,700 net of taxes) of which $15,650 was charged to cost of goods sold and $2,350 was charged to general and administrative expenses.
(c)	For 1999, cost of products sold includes a $10,500 charge recorded in the fourth quarter. For 2001, cost of products sold includes a $15,650 charge and general and administrative expenses includes a $2,350 charge, both recorded in the third quarter.
(d)	For 2003, amount includes $4,667 of a make-whole premium and $2,078 for the write-off of capitalized debt costs.
(e)	For 2003, other income includes a $2,222 gain related to the sale of the composite utility and decorative light poles product lines.
(f)	For 2003 and the three months ended March 31, 2004, diluted shares of common stock outstanding include the dilutive impact of stock options and warrants and the assumed conversion of convertible subordinated debentures.
(g)	EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and EBITDA does not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management or discretionary use, as such measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. We present EBITDA because we believe that EBITDA provides useful information regarding our ability to service and/or incur indebtedness. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies. EBITDA is calculated as follows:

(Dollars in thousands)	Year ended December 31,					Three months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
EBITDA	$40,192	$53,032	$17,578	$41,461	$51,193	$12,112	$25,044
Add (subtract):
Provision for income taxes	(4,005)	(7,502)	4,271	(6,500)	(6,151)	(74)	(5,533)
Interest expense	(12,741)	(14,814)	(13,631)	(8,966)	(16,695)	(8,539)	(3,302)
Depreciation	(11,685)	(11,907)	(13,525)	(13,237)	(15,518)	(3,320)	(4,779)
Amortization of intangibles	(1,918)	(2,230)	(2,397)	(688)	(1,405)	(42)	(690)

Net income (loss)	9,843	16,579	(7,704)	12,070	11,424	137	10,740
Add (subtract):
Gain on sale of operating division	—	—	—	—	(2,222)	—	—
Depreciation	11,685	11,907	13,525	13,237	15,518	3,320	4,779
Amortization of intangibles	1,918	2,230	2,397	688	1,405	42	690
Amortization of deferred debt costs	123	183	286	632	3,249	2,272	604
Deferred income taxes	(6,522)	1,035	(3,298)	(2,135)	2,980	(2,008)	4,489
Long-term pension liabilities	—	—	(244)	8,828	(1,380)	—	—
Changes in operating assets	31,716	26,820	10,671	(12,056)	1,694	271	(14,825)

Net cash provided by operating activities	$48,763	$58,754	$15,754	$21,264	$32,668	$4,034	$6,477
(1)	Interest expense for the year ended December 31, 2003 and the three months ended March 31, 2003 includes $6,745 of debt extinguishment costs.
(h)

K2 computed the ratio of earnings to fixed charges by dividing earnings (earnings from continuing operations before taxes, adjusted for fixed charges from continuing operations), by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.
(i)	For 2003 and the three months ended March 31, 2004, the increase in balance sheet data, including total current assets, total assets, total current liabilities, long-term obligations, total debt plus off-balance sheet financing facility and shareholders’ equity was primarily attributable to K2’s acquisition activities during 2003 and the three months ended March 31, 2004.
(j)	Years 1999, 2000 and 2001 include debt related to an accounts receivable securitization facility that qualified for off-balance sheet treatment.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including, without limitation, the impact of purchase accounting, additional costs and debt service requirements. You should read the following discussion of our financial condition and results of operations in conjunction with “Unaudited pro forma condensed combined financial data,” “Capitalization,” “Selected consolidated historical financial data” and the audited and unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus supplement or incorporated by reference herein. This discussion contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about our markets, the demand for our products and services and our future results. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in the “Risk factors” and “Forward-looking statements” sections of this prospectus supplement. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included or incorporated by reference in this prospectus supplement.

Overview

K2 believes that in 2003 there were two major trends in the sporting goods industry. First, the sporting goods market experienced little or no growth in wholesale sales during 2003. Second, there was a growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide, all of which has resulted in a consolidation of sporting goods suppliers. Based on these market trends, K2 believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects and the ability to access distribution channels with a broad array of products and brands. In addition, as the influence of large sporting goods retailers grows, we believe that these retailers will prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space.

As a result of these market trends, K2 has embarked upon a program to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational products industries. K2 intends to implement its internal growth strategy by continuing to improve operating efficiencies, extending its product offerings through new product launches and maximizing its extensive distribution channels. In addition, K2 will seek strategic acquisitions of other sporting goods companies with well-established brands and with complementary distribution channels.

During 2003 and the 2004, K2 made significant progress towards achieving its strategic objectives as follows:

•	K2 completed seven acquisitions during 2003, including the:

•	Acquisition in a stock-for-stock exchange offer/merger transaction of Rawlings Sporting Goods Company, Inc., a leading marketer and manufacturer of baseball equipment, establishing K2’s presence in the team sports market;

•	Acquisition of all of the outstanding capital stock of Worth, Inc., a leading marketer and manufacturer of softball equipment, further establishing K2’s presence in team sports; and

•	Acquisition in a stock-for-stock exchange offer/merger transaction of Brass Eagle, Inc, a worldwide leader in the design, manufacture, marketing, and distribution of paintball products, including paintball markers, paintballs, and accessories, establishing K2’s presence in the paintball market.

•	K2 has completed four acquisitions during 2004 to date, including the:

•	Acquisition in a stock-for-stock exchange offer/merger transaction of Fotoball USA, Inc., a marketer and manufacturer of souvenir and promotional products, principally for team sports;

•	Acquisition of substantially all of the assets of Worr Game Products, Inc., and All-Cad Manufacturing, Inc., businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories;

•	Acquisition of substantially all of the assets of IPI Innovations, Inc., a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles; and

•	Acquisition of Ex Officio, a division of Orvis Company, Inc. Ex Officio is engaged in the business of designing, manufacturing, selling and distributing high-end travel, adventure and outdoor clothing and accessories.

•	The newly acquired brands along with K2’s existing brands has allowed K2 to aggregate its brand strength in complementary distribution channels in a consolidating industry characterized by large format sporting goods retailers and retail buying groups.

•	The newly acquired brands have helped K2 balance the seasonality of its business and strengthen its customer relationships.

•	K2 has entered several new sports markets such as baseball, softball, paintball, lacrosse, snowshoeing and apparel, which provides K2 with additional platforms for future growth opportunities.

•	K2 has continued to leverage its China manufacturing and Asian product sourcing capabilities. During 2003 and 2004, K2 increased the capacity of its China operations and increased the size of its sourcing group to accommodate the product needs of its acquisitions and existing companies.

•	K2 introduced a number of new products during 2003 and 2004 in the sporting goods markets as a means to drive organic growth.

•	K2 continued to focus on cost reduction initiatives by relocating the manufacturing of K2 branded products to K2’s China facilities.

•	K2 established the K2 Merchandising group to improve the marketing of K2 products and strengthen K2’s relationships with its retailers.

•	K2 completed a restructuring of its capital structure through the private placement of $25 million of convertible subordinated debentures in February 2003, the replacement of K2’s revolving credit facility with a new revolving credit facility of $205 million and a term loan of $20 million in March 2003, and the private placement of $75 million of convertible subordinated debentures in June 2003. These new sources of capital replaced higher interest borrowings and provided K2 more opportunity and flexibility to make progress towards its strategic objectives.

K2 has begun to see results from its efforts reflected in its financial performance. Net sales for 2003 improved 23.4% to $718.5 million from $582.2 million in 2002, and net sales for the 2004 first quarter improved 76.5% to $277.4 million from $157.1 million in the 2003 first quarter, primarily due to the acquisitions K2 completed during 2003 and the first quarter of 2004, as well as organic growth from most of K2’s existing brands. Gross profit percentage improved from 29.3% in 2002 to 30.6% in 2003, and from 30.0% in the 2003 first quarter to 31.2% in the 2004 first quarter, due in part to K2’s continued cost reduction efforts. Operating income for 2003 increased to $32.1 million, or 4.5% of net sales, as compared to operating income of $27.3 million, or 4.7% of net sales, in 2002. Operating income for the 2004 first quarter increased to $19.5 million, or 7.0% of net sales, as compared to operating income of $8.8 million, or 5.6% of net sales, in the first quarter of 2003. The increase in operating income reflects higher sales volume and an improvement in gross profit percentage, partially offset by higher selling and general and administrative expenses.

The increase in selling and general and administrative expenses in 2003 was attributable to K2’s acquisitions during 2003 without a corresponding full year benefit of net sales, higher pension expenses and the impact of stronger foreign currencies on translated expenses as compared to 2002.

The increase in selling and general and administrative expenses in 2004 was attributable the increase in sales volume in the 2004 first quarter, higher translated expenses of $2.2 million as the result of stronger foreign currencies relative to the U.S. dollar as compared to 2003 and the timing of certain fixed selling expenses associated with recent acquisitions.

See “—Consolidated results of operations” below for further discussion.

Matters affecting comparability

Operating Segments. As a result of recent acquisitions, beginning in the 2004 first quarter, K2 reclassified its business into the following three segments based on similar product types and distribution channels: Action Sports, Team Sports and Marine and Outdoor. The Action Sports segment includes skis, snowboards, snowshoes, in-line skates, paintball products and skateboard shoes and apparel. The Team Sports segment includes baseball and softball products and K2 Licensing & Promotion products. The Marine and Outdoor segment includes Shakespeare fishing tackle and monofilament products, as well as Stearns outdoor products. All periods have been recast to reflect these changes in the segments.

Acquisitions. K2’s operating results for 2003 include the operating results for its acquisitions completed during 2003. Approximately $113.9 million of the $136.4 million increase in net sales for 2003, when compared to 2002, are attributable to K2’s acquisitions during 2003 as discussed below. K2’s operating results for the 2004 first quarter include the operating results for acquisitions completed during 2003 and 2004. The 2003 first quarter did not include the operating results of any of the businesses acquired since the acquisitions of each of these businesses (except for Rawlings) were completed subsequent to the 2003 first quarter, and Rawlings was completed on March 26, 2003. Approximately $116.4 million of the $120.3 million increase in net sales for the 2004 first quarter, when compared to the 2003 first quarter, are attributable to K2’s acquisitions during 2003 and 2004.

Divestiture. On May 27, 2003, K2 completed the sale of the assets of its composite utility and decorative light poles and related product lines, referred to as the Division, to a subsidiary of Genlyte Thomas Group LLC. The Division was sold for approximately $20.1 million in cash and the assumption of certain liabilities by the buyer. The gain on sale of the Division of $2.2 million ($1.4 million, net of taxes) includes an estimate of the costs of disposal and amounts related to the retention of certain liabilities by K2. The division had $7.4 million of net sales in the 2003 first quarter.

Debt Extinguishment Costs. K2’s operating results for 2003 and for the 2003 first quarter include approximately $6.7 million of debt extinguishment costs in conjunction with K2’s debt refinancing activities in March 2003. K2 expensed approximately $2.0 million ($1.3 million, or $.05 per diluted share, after tax) of capitalized debt costs related to the payoff of the amounts outstanding under its existing debt facilities, and an additional $4.7 million ($3.1 million, or $.11 per diluted share, after tax) was paid in cash and expensed for a make-whole premium related to the prepayment of K2’s $58.9 million of secured senior notes, referred to as the Senior Notes.

Downsizing and Restructuring Activities. During 2001, K2 recorded charges to cost of products sold and general and administrative expenses for restructuring and downsizing costs of $15.6 million and $2.4 million, respectively. See additional discussion regarding these charges below.

Changes in Accounting Principle. Effective January 1, 2002, K2 adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and certain other intangible assets deemed to have indefinite useful lives are no longer amortized but are reviewed annually for impairment. SFAS No. 142 does not require retroactive restatement for all periods presented; however, it does require the disclosure of prior year effects adjusted for the elimination of amortization of goodwill and indefinite-lived intangible assets. Had K2 adopted the new goodwill accounting on the first day of 2001, amortization expense for the twelve months ended December 31, 2001 would have been lowered by approximately $2.6 million, and the net loss for that period would have decreased by the same amount (or $.14 per diluted share) to $5.1 million.

Consolidated results of operations

The following table sets forth certain financial amounts, ratios and relationships calculated from the Consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001:

	Fiscal year ended December 31,			2001 vs. 2002 Increase / (Decrease)		2002 vs. 2003 Increase / (Decrease)
(Dollars in thousands, except per share data)	2001	2002	2003	$	%	$	%
Net Sales	$589.5	$582.2	$718.5	$(7.3)	(1.2)	$136.3	23.4
Gross profit	160.2	170.5	219.9	10.3	6.4	49.4	29.0
Operating income(a)	1.3	27.3	32.1	26.0	2000.0	4.8	17.6
Net income (loss)(b)	(7.7)	12.1	11.4	19.8	(257.1)	(0.7)	(5.8)

Diluted earnings per share	$0.43	$0.67	$0.44	$0.24	55.8	$(0.23)	(34.3)

	2001	2002	2003
Expressed as a percentage of net sales:
Gross margin(c)	27.2%	29.3%	30.6%
Selling, general and administrative expense	24.9%	23.2%	24.8%
Operating margin(b)	0.2%	4.7%	4.5%
(a)	Operating income for 2001 includes a $18,000 pre-tax charge for factory closures and downsizing activities as discussed in Note 2, Charges Against Earnings, in the Notes to consolidated financial statements included and incorporated by reference herein and in “—Matters affecting comparability” above.
(b)	Net income for 2003 includes $6,745 ($4,384 million net of taxes) for debt extinguishment costs as discussed in Note 7, Borrowings and Other Financial Instruments, in the Notes to consolidated financial statements included and incorporated by reference herein and in “—Matters affecting comparability” above.
(c)	Gross Margin is defined as gross profit divided by net sales as presented in the consolidated statements of operations.

The following table sets forth certain financial amounts, ratios and relationships calculated from the Consolidated condensed statements of income for the quarters ended March 31, 2003 and 2004:

	Three month period ended March 31,		2003 vs. 2004 Increase / (Decrease)
(Dollars in thousands, except per share data)	2003	2004	$	%
Net Sales	$157.1	$277.4	$120.3	76.6
Gross profit	47.1	86.6	39.5	83.9
Operating income	8.8	19.5	10.7	121.6
Net income(a)	0.1	10.7	10.6	10600.0

Diluted earnings per share	$0.01	$0.27	$0.26	2600.0

	2003	2004
Expressed as a percentage of net sales:
Gross margin(b)	30.0%	31.2%
Selling, general and administrative expense	24.4%	24.2%
Operating margin(a)	5.6%	7.0%
(a)	Net income for 2003 includes $6,745 ($4,384 million net of taxes) for debt extinguishment costs as discussed in Matters Affecting Comparability above.
(b)	Gross Margin is defined as gross profit divided by net sales as presented in the Consolidated Condensed Statements of Income.

Acquisitions and divestitures

During 2003, K2 completed a number of acquisitions and a divestiture as follows:

On March 26, 2003, K2 completed the acquisition of Rawlings, a designer, manufacturer and marketer of equipment and apparel for baseball, basketball and football, in a stock-for-stock exchange offer/merger transaction. Under the terms of the merger, each outstanding share of Rawlings common stock was converted into 1.080 shares of K2 common stock. Based on the number of common shares outstanding of Rawlings, approximately 8.8 million shares of K2’s common stock were issued to the Rawlings shareholders in the merger, and the aggregate purchase price of the transaction was valued at approximately $76.8 million (excluding merger costs of approximately $3.3 million). In connection with the merger, K2 paid off long-term and seasonal working capital debt of Rawlings of approximately $64 million. The results of the operations of Rawlings have been included in the consolidated financial statements of K2 beginning with the date of the merger.

On September 16, 2003, K2 completed the acquisition of Worth in exchange for cash and K2 common stock. Worth, a privately held company founded in 1912, is a marketer and manufacturer of bats, balls, gloves and accessories for the softball and baseball industry. Additionally, through its deBeer division, Worth is a producer of equipment for lacrosse. Under the terms of the merger agreement, K2 acquired all of the outstanding shares of Worth common stock in exchange for approximately 0.9 million shares of K2’s common stock and a cash payment of $12.6 million, resulting in an aggregate purchase price of approximately $27.4 million (excluding merger costs of approximately $1.2 million). In connection with the acquisition, K2 paid off long-term and seasonal working capital debt of Worth of approximately $15 million. The results of the operations of Worth have been included in the consolidated financial statements of K2 beginning with the date of acquisition.

On December 8, 2003, K2 completed the acquisition of Brass Eagle, a designer, manufacturer and marketer of paintball products, including paintball markers, paintballs, and accessories in a stock-for-stock exchange offer/merger transaction. Under the terms of the merger, each outstanding share of Brass Eagle common stock was converted into 0.6036 shares of K2 common stock. Based on the number of common shares outstanding of Brass Eagle, approximately 4.5 million shares of K2’s common stock were issued to the Brass Eagle shareholders, and the aggregate purchase price of the transaction was valued at approximately $78.4 million (excluding merger costs of approximately $3.4 million). The results of the operations of Brass Eagle have been included in the consolidated financial statements of K2 beginning with the date of the merger.

During 2003, K2 also completed four smaller acquisitions, two of which are reported in the Action Sports segment, one of which is reported in the Team Sports segment and one of which is reported in the Marine and Outdoor segment, for a combined total purchase price value of approximately $16.0 million and the payoff of $10.5 million in permanent and seasonal debt. The results of the operations of these companies have been included in the consolidated financial statements of K2 beginning with the date of the acquisitions.

On May 27, 2003, K2 completed the sale of the assets of its composite utility and decorative light poles and related product lines, referred to as the Division, to a subsidiary of Genlyte Thomas Group LLC. The Division was sold for approximately $20.1 million in cash and the assumption of certain liabilities by the buyer. The gain on sale of the Division of $2.2 million ($1.4 million, net of taxes) included an estimate of the costs of disposal and amounts related to the retention of certain liabilities by K2.

During 2004, K2 has to date completed a number of acquisitions as follows:

On January 23, 2004, K2 completed the acquisition of Fotoball, a marketer and manufacturer of souvenir and promotional products, principally for team sports, in a stock-for-stock exchange offer/merger transaction. Subsequent to the completion of the merger, K2 changed the name of Fotoball to K2 Licensing and Promotions, Inc. The purchase price of the Fotoball transaction was valued at approximately $16.9 million plus estimated merger costs.

On April 19, 2004, K2 completed the purchase of substantially all of the assets of Worr, and All-Cad, businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories.

On April 19, 2004, K2 completed the purchase of substantially all of the assets of IPI, a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles.

On May 12, 2004, K2 completed the purchase of Ex Officio, a division of Orvis Company, Inc. Ex Officio is engaged in the business of designing, manufacturing, selling and distributing high-end travel, adventure and outdoor clothing and accessories.

The aggregate purchase price for Worr, All-Cad, IPI and Ex Officio was $38.8 million, which included 630,441 shares of K2 common stock.

Downsizing and restructuring activities

Pursuant to the acquisitions made by K2 during 2003, K2 approved restructuring and exit plans related to the closure of certain facilities of the acquired companies. In accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, K2 established reserves for employee severance, employee relocation costs and lease termination costs totaling approximately $5.1 million. These reserves were recognized as assumed liabilities of the acquired companies. The reserves established were not individually significant to any of K2’s acquisitions during 2003.

During 2001, in ongoing cost reduction moves, K2 completed the move of its remaining ski production to China, closing its Washington ski manufacturing facility. In addition, three other smaller manufacturing facilities, which serviced the Stearns and Hilton operations were shut down in Minnesota and Alabama, with most of the production also moving overseas. In addition to the factory closures, K2 experienced a substantial industry-wide slowdown of sales of small-wheeled products in 2001, necessitating a downsizing of K2’s small- wheeled products operations. Consequently, the factory closures and downsizing activities resulted in 2001 charges to cost of products sold and general and administrative expenses for restructuring and downsizing costs of $15.6 million and $2.4 million, respectively. Approximately $5.0 million was a charge to earnings which resulted in a cash payment with the remainder being non-cash charges. These costs were associated with the reduction of personnel, the write down of facilities and equipment, and the reduction in the net carrying value of small-wheeled products inventory.

Comparison of three-month period ended March 31, 2004 to three-month period ended March 31, 2003

Net sales of K2 for the three months ended March 31, 2004 were $277.4 million as compared with $157.1 million in the year-earlier period. Net income for the first quarter of 2004 was $10.7 million,

or $.27 per diluted share, as compared with $0.1 million, or $.01 per diluted share, in the first quarter of 2003.

Net Sales. In the Action Sports segment, net sales increased to $84.5 million as compared to $54.4 million in the prior year’s first quarter. The increase is the result of $25.1 million in net sales of paintball products and snowshoes (companies acquired after the 2003 first quarter), and from higher sales of skateboard shoes and ski and snowboard products. The increase in sales of skateboard shoes reflects the strong sell through of the Adio® shoe brand and an expanded retail distribution network. In a seasonally slow quarter, the increase in snowboard sales resulted mainly from the popularity of the Ride® brand, while ski sales benefited from the popularity of K2® skis in the domestic and European markets.

Net sales of the Team Sports segment were $94.1 million for the 2004 first quarter as compared to $4.3 million in the prior year’s first quarter. The increase from 2003 is the result of the acquisition of Rawlings at the end of the 2003 first quarter, Worth at the end of the 2003 third quarter and K2 Licensing & Promotions in January 2004.

In the Marine and Outdoor segment, net sales totaled $98.8 million in the 2004 first quarter as compared with $98.4 million in the prior year’s first quarter. The 2003 first quarter included $7.4 million of net sales related to the Division. K2 sold the assets of the Division in May 2003. The overall improvement in net sales during 2004 (excluding the 2003 first quarter net sales of the Division), resulted mainly from increased sales of Shakespeare® fishing tackle products of $2.2 million and Stearns® outdoor products of $3.4 million. Sales of Shakespeare® fishing tackle products improved, reflecting growth in sales of Pflueger® reels, kits and combos and marine antennas. Increased sales of Stearns® outdoor products reflected higher demand for our rain gear and children’s flotation products.

Gross profit. Gross profits for the first quarter of 2004 increased 83.9% to $86.6 million, or 31.2% of net sales, as compared with $47.1 million, or 30.0% of net sales, in the year ago quarter. The improvement in gross profit dollars for the quarter was attributable to the increase in first quarter sales volume and an increase in gross profit as a percentage of net sales. The improvement in the gross profit percentage was due to a more favorable product mix as compared to 2003 resulting from K2’s recent acquisitions, fewer close-out sales in the current year’s quarter as compared to the prior year, as well as continued reduced products costs associated with the China manufacturing facility.

Costs and Expenses. Selling expenses for the 2004 first quarter were $42.0 million, or 15.1% of net sales, as compared with $23.2 million, or 14.8% of net sales, in the prior year’s first quarter. General and administrative expenses for the 2004 first quarter were $25.1 million, or 9.0% of net sales, as compared with $15.2 million, or 9.7% of net sales, in the prior year’s first quarter. The increase in selling expenses in dollars and as a percentage of net sales was attributable to the increase in sales volume for the 2004 first quarter as compared to the prior year, higher translated expenses of $1.6 million as the result of stronger foreign currencies relative to the U.S. dollar as compared to 2003, and the timing of certain fixed selling expenses associated with recent acquisitions that have higher sales volume in the third and fourth quarters as compared to the first quarter. The increase in general and administrative expenses in dollars for the 2004 first quarter was primarily attributable higher sales volume during the 2004 period, recent acquisitions made by K2 which resulted in additional general and administrative expenses, and higher translated expenses of $0.6 million for the 2004 first quarter as the result of stronger foreign currencies relative to the U.S. dollar as compared to 2003. As a percentage of net sales, general and administrative expenses declined due to the enhanced leveraging of expenses over higher sales volume.

Operating Income. Operating income for the first quarter improved to $19.5 million, or 7.0% of net sales, as compared to operating income of $8.8 million, or 5.6% of net sales, a year ago. The improvement in operating income was due to the increase in sales volume and gross profit percentage in the 2004 first quarter as compared to the prior year as well as lower overall selling, general and administrative expenses as a percentage of net sales due to the enhanced leveraging of expenses over higher sales volume.

Interest Expense. Interest expense was $3.3 million in the 2004 first quarter as compared to $1.8 million in the year-earlier period. The increase in interest expense for 2004 was primarily attributable to higher average borrowing levels during the year resulting from K2’s acquisitions during 2003.

Debt Extinguishment Costs. In conjunction with K2’s debt refinancing activities in March 2003, K2 expensed approximately $2.0 million ($1.3 million, or $.07 per diluted share, after tax) in the 2003 first quarter of capitalized debt costs related to the payoff of the amounts outstanding under its existing debt facilities, and an additional $4.7 million ($3.1 million, or $.17 per diluted share, after tax) was paid in cash and expensed for a make-whole premium related to the prepayment of senior notes.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

Net sales increased to $718.5 million from $582.2 million in the prior year. Net income for 2003 was $11.4 million, or $.44 per diluted share, as compared to net income of $12.1 million, or $.67 per diluted share, in the prior year. Net income for 2003 included $4.4 million, or $.15 per diluted share, in after-tax charges for early extinguishment of debt.

Net sales. In the Action Sports segment, net sales for 2003 were $277.6 million as compared with $234.2 million in the prior year. The sales improvement was attributable to increased sales of snowboard products of $5.0 million, skis of $4.1 million, in-line skates of $6.3 million, skateboard shoes and apparel of $14.4 million, and the combined sales contribution of $14.7 million from K2’s acquisitions during 2003. The increase in snowboard sales resulted mainly from the popularity of the Ride brand, while ski sales benefited from the popularity of K2’s skis in the domestic and European markets. Increased in-line skate sales were the result of strong demand in the European and Asian markets. The increase in skateboard shoes and apparel reflected the strong sell through of the Adio shoe brand and an expanded retail distribution network.

In the Team Sports segment group, net sales for 2003 were $116.9 million as compared with $19.3 million in 2002. The increase in sales was attributable to K2’s acquisition activities during 2003 which contributed sales of $99.2 million during 2003. Sales of Hilton apparel declined by $1.6 million as the business was restructured during the year and integrated into the Rawlings operations.

In the Marine and Outdoor segment, net sales for 2003 totaled $324.0 million as compared with $328.7 million in 2002. The overall decline in sales was attributable to the sale of the assets of the composite utility and decorative light poles and related product lines in May 2003 partially offset by increased sales of Stearns outdoor products of $6.2 million and Shakespeare cutting line and monofilament products of $10.5 million. Increased sales of Stearns outdoor products reflected new product introductions, and higher demand for rain gear and children’s flotation products. These improvements were offset by a $2.7 million decline in sales of Shakespeare fishing tackle products due to lower sales in the European markets.

Gross profit. Gross profit for 2003 was $219.9 million, or 30.6% of net sales, as compared with $170.5 million, or 29.3% of net sales in 2002. The improvement in gross profit dollars for the year was attributable to the increase in sales volume and the improvement in gross profit as a percentage of net sales. The improvement in gross profit percentage as a percentage of net sales was due to fewer close-out sales of in-line skates in 2003 as compared to 2002, continued shifting of product manufacturing and sourcing to K2’s China manufacturing facility and an increase in the sales of higher margin products, particularly related to K2’s acquisitions during 2003.

Costs and expenses. Selling expenses for 2003 increased to $116.5 million, or 16.2% of net sales, as compared with $86.4 million, or 14.8% of net sales, in 2002. The dollar and percentage increase in selling expenses was attributable to K2’s acquisitions during 2003, which resulted in increased volume-related selling expenses of $24.4 million without a corresponding full year benefit of net sales due to the timing of such acquisitions, and K2’s additional investment in advertising and marketing of its brands during 2003.

General and administrative expenses for 2003 were $61.8 million, or 8.6% of net sales, compared with $48.4 million, or 8.3% of net sales, in 2002. The dollar and percentage increase in 2003 was attributable to K2’s acquisitions during 2003, which resulted in increased expenses of $9.6 million without a corresponding full year benefit of net sales, higher pension expenses of $2.1 million and the impact of stronger foreign currencies on translated expenses as compared to 2002. Research and development expenses increased $1.1 million, or 12.9%, to $9.6 million from $8.5 million in 2002 as the result of K2’s acquisitions during 2003 which resulted in the inclusion of additional research and development expenses beginning with the date of each acquisition.

Operating income. Operating income for 2003 increased to $32.1 million, or 4.5% of net sales, as compared to operating income of $27.3 million, or 4.7% of net sales, in 2002. The increase in operating income reflects higher sales volume and an improvement in gross profit percentage, partially offset by higher selling and general and administrative expenses. The decline in operating income as a percentage of net sales was due to higher selling, general and administrative expenses as a percentage of net sales, partially offset by higher gross profits as a percentage of net sales.

Interest expense. Interest expense for 2003 increased to $10.0 million, compared with $9.0 million in 2002. The increase in interest expense for 2003 was primarily attributable to higher average borrowing levels during the year resulting from K2’s acquisitions during 2003, as well as approximately $370,000 of amortization expense associated with the warrants issued on K2’s $25 million convertible subordinated debentures. These increases were partially offset by lower average interest rates on borrowings.

Debt Extinguishment Costs. In conjunction with K2’s debt refinancing activities in March 2003, K2 expensed approximately $2.0 million ($1.3 million, or $.05 per diluted share, after tax) of capitalized debt costs related to the payoff of the amounts outstanding under its existing debt facilities, and an additional $4.7 million ($3.1 million, or $.11 per diluted share, after tax) was paid in cash and expensed for a make-whole premium related to the prepayment of K2’s Senior Notes.

Other income, net. Other income increased to $2.2 million in 2003 from $0.3 million in 2002. Other income generally includes royalties, interest income and other miscellaneous income. In

2003, other income also included a $2.2 million gain on the sale of the composite utility and decorative light poles and related product lines.

Income taxes. The effective income tax rate for 2003 and 2002 was 35.0%.

Segment information. Total segment operating profit (before interest expense, corporate expenses, the gain on the sale of the composite utility and decorative light poles and related product lines, debt extinguishment costs and income taxes) improved to $37.9 million in 2003 from $30.6 million in 2002.

In the Action Sports segment, an operating profit of $5.6 million was reported in 2003 as compared with an operating loss of $7.8 million in 2002. The improvement in operating profit was attributable to the increase in sales volume (excluding the impact of acquisitions) during 2003, improved gross margins as the result of fewer close-out sales, reduced product costs from the China manufacturing facility and an increase in sales of higher margin products. The acquisitions made by K2 during 2003 in this segment did not have a significant impact on operating profit during 2003.

In the Team Sports segment, an operating loss of $12.1 million was reported in 2003 as compared to an operating loss of $4.4 million in 2002. The increase in the loss was attributable to a decline in corporate apparel sales, as the business was restructured during 2003, and lower gross margins on corporate apparel sales due to certain inventory reduction efforts. In addition, the operating loss increased $4.5 million due to higher selling, general and administrative expenses from the newly acquired companies in the segment without the impact of the highest seasonal sell-ins and gross profits due to the timing of the acquisitions during 2003.

In the Marine and Outdoor segment, operating profit was $44.4 million in 2003 as compared with an operating profit of $42.8 million in 2002. The improvement in operating profit was attributable to reduced product costs from the China manufacturing facility and an increase in sales of higher margin products. The improvements in operating profit were partially offset by decreased operating profits resulting from the sale of the assets of the composite utility and decorative light poles and related product lines in May 2003. The acquisition made by K2 during 2003 in this segment did not have a significant impact on operating profit during 2003.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

Net sales declined to $582.2 million in 2002 from $589.5 million in the prior year. Net income for 2002 was $12.1 million, or $.67 per diluted share, as compared to a net loss of $7.7 million, or $.43 per diluted share, in the prior year. The net loss for 2001 included $11.7 million, or $.65 per diluted share, in after-tax charges for restructuring and downsizing.

Net sales. In the Action Sports segment, net sales for 2002 were $234.2 million as compared with $254.2 million in the prior year. The overall decline in sales was attributable to worldwide declines in snowboard and in-line skates sales of $11.4 and $7.0 million, respectively. The decline in snowboard sales was due to cautious ordering by retailers in the soft economy, despite growing market shares of both K2 & Ride snowboard products. Orders for in-line skates declined as retail inventories were reduced following a sharp decline in the worldwide in-line skate market. K2’s position in the market has benefited from its brand, its strength as the performance skate leader coupled with the benefits of a market consolidating around a handful of brands.

In the Team Sports segment, net sales for 2002 were $19.3 million as compared with $22.0 million in 2001. The sales decline resulted from lower sales of corporate apparel in continued sluggish market conditions.

In the Marine and Outdoor segment, net sales for 2002 totaled $328.7 million as compared with $313.3 million in 2001. The overall improvement in sales was due to increased worldwide sales of Shakespeare fishing tackle products of $10.0 million and Stearns outdoor products of $6.5 million. Shakespeare fishing tackle sales benefited from market share gains, led by higher sales of new fishing reels, Ugly Stik fishing rods, and kits and combos. Higher sales of Stearns outdoor products were the result of the increased popularity of children’s flotation devices and new applications for the U.S. Navy. These improvements were partially offset by lower sales of marine antennas of $0.8 million and monofilaments sold to the paperweaving industry of $1.0 million.

Gross profit. Gross profit for 2002 was $170.5 million, or 29.3% of net sales, as compared with $160.2 million, or 27.2% of net sales in 2001. Gross profit for 2001 included charges for restructuring and downsizing of $15.6 million (a discussion regarding an additional $2.4 million which was charged against general and administrative expenses is included below). During 2001, K2 closed the Washington ski manufacturing facility and three other smaller manufacturing facilities in Minnesota and Alabama which serviced the Stearns and Hilton operations, with most of the production moving to China and elsewhere. In addition to the factory closures, K2 experienced an industry-wide slowdown in sales of small-wheeled products, necessitating a downsizing of K2’s small-wheeled products operation. The downsizing of the small-wheeled products business, the shutdown of the domestic manufacturing facilities and additional cost reduction measures resulted in 2001 charges to cost of products sold of $15.6 million primarily related to severance, the write down of facilities and equipment, and the reduction in the net carrying value of small-wheeled products inventory. The overall improvement in gross profit dollars and margins for 2002 was attributable to the restructuring and downsizing charges discussed above and reduced product costs obtained from selling products manufactured in China. These improvements were more than offset by a $1.0 million adjustment in 2002 to the carrying value of the scooter inventory, and higher sales of reduced margin products, particularly in-line skates in Europe, in conjunction with K2’s inventory reduction initiatives. K2’s inventory reduction initiatives helped to reduce overall inventory levels by $25.7 million from the prior year.

Costs and expenses. Selling expenses for 2002 decreased 16.7% to $86.4 million, or 14.8% of net sales, as compared with $103.7 million, or 17.6% of net sales, in 2001. The dollar and percentage decline was attributable to the decline in sales volume in 2002 and K2’s cost reduction programs initiated during 2001.

General and administrative expenses for 2002 were $48.4 million, or 8.3% of net sales, compared with $43.0 million, or 7.3% of net sales, in 2001. Expenses for 2001 included downsizing charges of $2.4 million, primarily for severance and the write down of facilities associated with the downsizing of the small-wheeled products operation. The dollar and percentage increase in 2002 was attributable to additional allowances recorded for doubtful accounts of $4.3 million, higher insurance costs of $1.7 million, severance expense related to the former CEO of $1.2 million and higher pension costs of $0.3 million. Research and development expenses declined 30.3% to $8.5 million from $12.2 million in 2001 as the result of K2’s cost reduction initiatives.

Beginning in the 2002 first quarter, in accordance with K2’s adoption of new accounting pronouncements, amortization expense of goodwill is no longer being recorded against earnings. This resulted in reduction of general and administrative expenses of approximately $2.6 million during the current year as compared to 2001.

Operating income. Operating income for 2002 improved from $26.0 million to $27.3 million, or 4.7% of net sales, as compared to operating income of $1.3 million, or 0.2% of net sales, in 2001. The 2001 period included $18.0 million of restructuring and downsizing charges as discussed above. The improvement in earnings for the period reflects the impact of the 2001 restructuring and downsizing charges, lower selling expenses of $17.3 million and lower research and development expenses of $3.7 million partially offset by higher general and administrative expenses.

Interest expense. Interest expense for 2002 declined $4.6 million, or 33.8%, to $9.0 million. Lower average borrowings resulted in interest savings of $2.7 million and lower average interest rates resulted in an additional $2.0 million of savings. The average interest rate decrease was due to general interest rates declines that occurred during 2002 and a higher percentage of borrowings under K2’s accounts receivable purchase facility during 2002 rather than under K2’s other long-term liquidity facilities which have higher interest rates.

Other income. Other income for 2002, which includes royalties, interest income and other miscellaneous income, declined to $0.3 million from $0.4 million in 2001.

Income taxes. The effective income tax rate for 2002 increased to an expected rate of 35% as the result of the 2002 income from operations versus the 35.7% credit in the prior year as the result of the 2001 loss from continuing operations.

Segment information. Total segment operating profit (before interest expense, corporate expenses and income taxes) for 2002 improved to $30.6 million from $4.7 million in 2001. The 2001 period included $18.0 million of restructuring and downsizing charges as discussed above of which $15.6 million was reflected in the Action Sports segment, $1.5 million in the Team Sports segment and $0.9 million in the Marine and Outdoor segment.

In the Action Sports segment, an operating loss of $7.8 million was reported in 2002 as compared with an operating loss of $23.2 million in 2001. The decrease in the loss during 2002 was attributable to the absence of $15.6 million in restructuring and downsizing costs incurred during 2001 as discussed above and lower selling and research and development expenses as the result of K2’s cost reduction initiatives. These improvements were partially offset by increased insurance costs, higher allowances for doubtful accounts and a $1.0 million adjustment to the carrying value of the scooter inventory.

In the Team Sports segment, an operating loss of $4.4 million was reported in 2002 as compared with an operating loss of $5.9 million in 2001. The decrease in the 2002 loss was due to the absence of $1.5 million in restructuring and downsizing costs during 2001 discussed above.

In the Marine and Outdoor segment, operating profit for 2002 was $42.8 million as compared with an operating profit of $33.8 million in 2001. The 2002 improvement was attributable to the increase in sales volume and the absence of $0.9 million in restructuring and downsizing costs during 2001 discussed above.

Liquidity and sources of capital

K2’s operating activities provided $32.7 million of cash in 2003 as compared to $21.3 million during 2002. Included in 2002 was a repurchase of $51.8 million of securitized receivables resulting from K2’s replacement of a former asset securitization program. The former program accounted for the receivable transfers as sales of receivables and, accordingly, received off-balance sheet treatment. When the program was replaced, K2 repurchased the receivables previously sold under the program, resulting in the use of cash from operations. Cash from operating activities during 2003 also benefited from higher reductions in accounts receivable, partially offset by increased inventory levels, as compared to 2002.

K2’s operating activities provided $6.5 million of cash in the current year’s first quarter as compared to $4.0 million in the 2003 first quarter. The improvement in cash from operations was primarily attributable to higher net income for the 2004 first quarter as compared to the 2003 first quarter and a reduction in inventories of $23.4 million during the 2004 first quarter as compared to the prior year’s first quarter increase of $0.9 million. These improvements were partially offset by an increase in accounts receivable during the 2004 first quarter of $16.8 million as compared to the 2003 first quarter decrease of $6.0 million, and a decrease in accounts payable of $21.5 million during the 2004 first quarter as compared to the prior year first quarter increase of $2.8 million. The improvement in net income for 2004 was attributable to K2’s higher sales volume, higher gross margins and reduced selling, general and administrative expenses as a percentage of net sales during the 2004 period. In addition, during 2003, K2 incurred $6.7 million of debt extinguishment costs related to its debt refinancing activities in the 2003 first quarter.

Net cash used in investing activities in 2003 was $41.2 million, as compared to $9.0 million in 2002. The increase in cash used in 2003 was due to higher capital expenditures of $12.5 million and an increase in cash used for acquisition activities during 2003 of $37.8 million. These amounts were partially offset by $20.1 million of proceeds received from the sale of the composite utility and decorative light poles and related product lines during 2003. No material commitments for capital expenditures existed at year end.

Net cash used for investing activities was $4.9 million in the current year’s first quarter, as compared to $1.2 million in the prior year. The increase in cash used in investing activities was due to an increase in capital expenditures of $4.6 million partially offset by cash acquired from K2’s acquisition activities during 2004. There were no material commitments for capital expenditures at March 31, 2004.

Cash provided by financing activities in 2003 was $18.5 million as compared with cash used of $12.4 million in 2002. The cash provided by financing activities in 2003 as compared to cash used in the prior year was due to the increase in cash used in investing activities during 2003 as compared to 2002 resulting in higher net higher borrowings of debt and an increase in stock option exercise activity of $8.9 million.

Net cash used in financing activities was $3.1 million in the 2004 first quarter compared with $2.7 million of cash provided in the corresponding year-ago quarter. The cash used in financing activities in the 2004 first quarter as compared to cash provided in the prior year’s quarter was due to the net payments of debt in the 2004 first quarter as compared to net borrowings in 2003, and a larger decrease in short-term bank loans in 2004.

K2’s principal long-term borrowing facility is a $205 million revolving credit facility, secured by all of K2’s assets in the U.S., Canada and England. Total availability under the Facility is determined by a borrowing formula based on eligible trade receivables and inventory. The Facility is expandable to $230 million and has a $75 million limit for the issuance of letters of credit. The Facility expires on March 31, 2006. At March 31, 2004, there were $92.0 million of borrowings outstanding under the Facility, $15.5 million of outstanding letter of credit issuances (consisting of $14.0 million of standby letters of credit and $1.5 million of trade letters of credit which expire over the next 12 months) and $96.2 million of available borrowing capacity. At March 31, 2004, K2 also had outstanding a $13.3 million term loan, payable in monthly equal principal payments through March 31, 2006, $25.0 million of 7.25% convertible subordinated debentures due March 2010 and $75.0 million of 5.00% convertible senior debentures due June 2010. At March 31, 2004, K2 had $5.6 million outstanding under various foreign lending arrangements.

Subject to the successful completion of the notes offering, K2’s existing Facility will be amended and restated to, among other matters, provide a five year stated maturity and revolving commitments of $250.0 million. Following the acquisition of Völkl and Marker by K2, Völkl and Marker will seek to maintain credit facilities with Bayerische Hypo-und Vereinsbank AG, Deutsche Bank AG, Commerzbank AG, and Volksbank Ried providing for aggregate borrowing capacity of approximately €42.3 million and €34.3 million, respectively, of which approximately €14.7 million and €12.9 million, respectively, was outstanding as of March 31, 2004. For more information about the existing Facility and the contemplated amendment and restatement thereof and the Völkl and Marker bank facilities, see “Description of other indebtedness —Revolving credit facilities.”

The Facility is subject to a “Material Adverse Effect” clause and the cash received from receivable collections is subject to the control of the lenders via a lock-box arrangement, if average excess availability, as defined, under the Facility falls below $50 million. K2 does not currently expect average excess availability, as defined in the Facility, to be less than $50 million in the next twelve months. In accordance with the provisions of EITF 95-22, “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement” and FASB Technical Bulletin 79-3, “Subjective Acceleration Clauses in Long-Term Debt Agreements”, K2 has classified approximately $65.5 million of seasonal borrowings outstanding under the Facility at December 31, 2003 as current portion of long-term debt and the remaining balance of approximately $26.8 million as long-term debt. As of March 31, 2004, K2 has classified approximately $55.9 million of seasonal borrowings outstanding under the Facility as current portion of long term debt and the remaining balance of approximately $36.1 million as long term debt.

The Facility limits K2’s ability to pay cash dividends and make stock repurchases to $1,000,000 per each fiscal year, of which the full amount was available as of March 31, 2004.

Contractual obligations

The following summarizes the outstanding borrowings and long-term contractual obligations of K2 at March 31, 2004 and the effects such obligations are expected to have on liquidity and cash flow in future periods.

				Payment due by period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt	$203,655	$62,629	$42,842	$—	$98,184
Operating leases	32,831	8,051	11,878	8,951	3,951
Contingent acquisition consideration	7,500	7,500	—	—	—

Total contractual cash obligations	$243,986	$78,180	$54,720	$8,951	$102,135

K2 believes that the credit available under the Facility, together with cash flow from operations will be sufficient for K2’s business needs through March 31, 2005. K2’s ability to arrange debt financing from other sources, should such additional financing become necessary, could be limited by the fact that substantially all of K2’s assets in the U.S., Canada and England are subject to security interests pursuant to the Facility.

Environmental matters

K2 is one of several named potentially responsible parties, a PRP, in two Environmental Protection Agency matters involving discharge of hazardous materials at certain offsite waste disposal sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At March 31, 2004 and December 31, 2003, 2002, K2 had recorded an estimated liability of approximately $844,000 and $980,000 and $1,308,000, respectively, for environmental liabilities, most of which was established for the South Carolina matter mentioned above. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

Newly adopted accounting standards

In January 2003, the Financial Accounting Standards Boards (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of Fin 46 were effective for financial statements issued after January 31, 2003.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R”) to address certain Fin 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(i) Special purpose entities (“SPE’s”) created prior to February 1, 2002. K2 must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(ii) Non-SPE’s created prior to February 1, 2003. K2 is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(iii) All entities, regardless of whether a SPE, that was created subsequent to January 31, 2003. The provisions of Fin 46 were applicable for variable interests in entities obtained after January 31, 2003. K2 is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

The adoption of the provisions applicable to SPE’s and all other variable interests obtained after January 31, 2003 did not have an impact on K2’s financial statements. K2 is currently evaluating the impact of adopting FIN 46-R applicable to Non-SPE’s created prior to February 1, 2003 but does not expect a material impact.

Critical accounting policies

K2’s discussion and analysis of its financial condition and results of operations are based upon K2’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires K2 to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

Discussed below are several significant accounting policies, which require the use of judgments and estimates that may materially affect the consolidated financial statements.

The estimates described below are reviewed from time to time and are subject to change if the circumstances so indicate. The effect of any such change is reflected in results of operations for the period in which the change is made. Establishment of the reserves affecting inventories and the allowance for doubtful accounts are among the most important.

Revenue recognition

K2 recognizes revenue from product sales upon shipment to its customers, which is at the point in time risk of loss is transferred to the customer, net of reserves for estimated returns. As a general matter, customers have no right of return, however returns do occur from time to time for a variety of reasons, including local business practices in one of the foreign countries in which K2 does business. Reserves for estimated returns are established based upon historical return rates and recorded as reductions of sales.

Warranty

K2 records the estimated cost of product warranties at the time sales are recognized. K2 estimates warranty obligation by reference to historical product warranty return rates, material usage and service delivery costs incurred in correcting the product. Should actual product warranty return rates, material usage or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

Accounts receivable and allowances

Accounts receivable are the result of K2’s worldwide sales activities. Although K2’s credit risk is spread across a large number of customers within a wide geographic area, periodic concentrations within a specific industry occur due to the seasonality of its businesses. At

March 31, 2004 and December 31, 2003, K2’s receivables from sporting goods retailers who sell skis, skates, snowboards and bikes, amounted to 22% and 41%, respectively, of total receivables. K2 generally does not require collateral and performs periodic credit evaluations to manage its credit risk.

K2 evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where there is knowledge of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably believed to be collected. For all other customers, reserves are established based on historical bad debts, customer payment patterns and current economic conditions. The establishment of these reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. If the financial condition of K2’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required resulting in an additional charge to expenses when made.

Inventories

Inventories are valued at the lower of cost or market value. Cost is substantially determined by the first-in, first-out (FIFO) method, including material, labor and factory overhead. K2 records adjustments to its inventory for estimated obsolescence or diminution in market value equal to the difference between the cost of inventory and the estimated market value, based on market conditions from time to time. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual experience if future economic conditions, levels of consumer demand, customer inventory levels or competitive conditions differ from expectations. In 2001, K2 recorded a total charge of approximately $9.3 million, relating to the write-down in the value of small-wheeled products as the result of a significant softening of the market for such products during the year, and for inventory disposals resulting from the closure of certain manufacturing facilities and an additional $1.0 million in 2002 and $1.2 million in 2003 relating to the small-wheeled products.

Long-lived and finite lived intangible assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, ranging from one to eleven years.

Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” K2 assesses the fair value of the assets based on the future cash flow the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, K2 reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, comparable market values. K2 determined there were no indicators of impairment of long-lived assets as of December 31, 2003 or March 31, 2004.

K2 has evaluated the remaining useful lives of its finite-lived purchased intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were therefore not subject to amortization. K2 determined that no adjustments to the useful lives of its finite-lived purchased intangible assets were necessary. The finite-lived purchased intangible assets consist of patents, customer contracts and customer lists, licensing agreements and tradenames/trademarks which have weighted average useful lives of approximately 8 years, 9 years, 6 years and 5 years, respectively.

Indefinite lived intangible assets

Effective January 1, 2002, K2 adopted new accounting standards on “Business Combinations,” and “Goodwill and Other Intangible Assets.” In accordance with these new standards, goodwill and intangible assets with indefinite lives are no longer amortized but instead are measured for impairment at least annually, or when events indicate that an impairment exists. As required by the new standards, the impairment tests for goodwill and other indefinite-lived intangible assets are assessed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a K2 reporting unit with the net book value (or carrying amount), including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, accordingly the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the extent of such charge. K2’s estimates of fair value utilized in goodwill and other indefinite-lived intangible asset tests may be based upon a number of factors, including assumptions about the projected future cash flows, discount rate, growth rate, determination of market comparables, technological change, economic conditions, or changes to K2’s business operations. Such changes may result in impairment charges recorded in future periods.

The fair value of K2’s reporting units was determined using a combination of the income approach and the market approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Future cash flows are estimated by K2 under the market approach, fair value is estimated based on market multiples of revenue or earnings for comparable companies.

Based on the results of the annual impairment tests, K2 determined that no impairment of goodwill existed as of December 31, 2003. However, future goodwill impairment tests could result in a charge to earnings. K2 will continue to evaluate goodwill on an annual basis and whenever events and changes in circumstances indicate that there may be a potential impairment.

Income taxes

Income taxes are recorded using the liability method. K2 estimates actual current tax exposure together with temporary differences that result from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. K2 then assesses the likelihood that deferred tax assets will be recovered from future taxable income and to the extent that recovery is unlikely, a valuation allowance must be established. A significant portion of K2’s deferred tax assets relate to net operating loss carryforwards for both domestic and foreign purposes. The realization of these assets is based upon estimates of future taxable income. In those jurisdictions where the realization of these carryforwards is not likely, a valuation allowance has been established. If actual results are less favorable than those projected by management, additional income tax expense may be required.

Pensions

K2 sponsors several trusted noncontributory defined benefit pension plans covering most of its domestic employees. Pension costs and liabilities are actuarially calculated. These calculations are based on assumptions related to the discount rate, projected compensation increases and expected return on assets. The discount rate assumption is based on the Moody’s AA Effective Annual Yield rate as of December 31, 2003. The salary growth assumptions reflect long-term actual experience and future and near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. K2 evaluates the assumptions used on a periodic basis and makes adjustments as necessary. As of December 31, 2002, K2’s assumption related to the discount rate, projected compensation increases and expected return on assets was 6.75%, 4.00% and 8.50%, respectively. Due to the lower expectations of asset returns and the declining interest rate environment in 2003, K2 lowered its discount rate and expected return on assets assumptions to 6.25% and 8.25%, respectively, at December 31, 2003. A continued variance in the discount rate, expected return on plan assets and rate of compensation increase could have a significant impact on the pension costs recorded.

Due to the lower discount rate and declines in the stock market during 2001 and 2002, actual asset returns on K2’s pension assets did not meet K2’s assumption of 2002 and 2003 expected returns. This resulted in 2003 pension expense being higher than 2002 pension expense by approximately $2.1 million which is reflected in the 2003 general and administrative expenses. For the 2003 year, market conditions improved which resulted in asset returns on pension assets exceeding expectations. These asset returns are estimated to result in a decrease in 2004 pension expense of approximately $700,000. However, the decrease in the discount rate from 6.75% to 6.25% is estimated to result in an increase in 2004 pension expense of approximately $100,000. In addition, the decrease in the expected return on assets assumption from 8.50% to 8.25% is estimated to result in an additional increase to 2004 pension expense of approximately $100,000. Finally, as a result of the lower discount rate and lower asset returns, K2 estimates a required cash contribution of approximately $4.0 million to the pension plans in 2004.

Based on the decrease in the discount rate and lower expected asset returns, the accumulated benefit obligation of the pension plans exceeded the fair value of the plan assets by $15.6 million at December 31, 2003 . These asset shortfalls resulted in K2 recording a non-cash charge to Other Comprehensive Income, a component of K2’s shareholder’s equity, of $6.8 million ($4.4 million, net of taxes) at December 31, 2003. Based on this amount recorded, K2 had $15.2 million, of net pension liabilities as of December 31, 2003, consisting of $15.6, in asset shortfalls and an intangible asset for the unrecognized prior service cost of $0.4 million. As of December 31, 2003, K2 treated $4.0 million of the pension liability as current and $11.2 million as long-term as K2 estimates a $4.0 million contribution during the twelve months ended December 31, 2004.

Foreign currency translation

The functional currency for most foreign operations is the local currency. The financial statements of foreign subsidiaries have been translated into U.S. dollars. Asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts have been translated using the average exchange rate for the year. The gains and losses associated with the translation of the financial statements resulting from the changes in exchange rates from year to year have been reported in the other comprehensive income or loss account in shareholders’ equity. To the extent assets and liabilities of the foreign operations are realized or the foreign operations pay back intercompany debt, amounts previously reported in other comprehensive income or loss account would be included in net income or loss in the period in which the transaction occurs. Transaction gains or losses, other than those related to intercompany accounts and investments deemed to be of a long-term nature, are included in net income or loss in the period in which they occur.

Impact of inflation and changing prices

The inflation rate, as measured by the Consumer Price Index, has been relatively low in the last few years, and therefore, pricing decisions by K2 have largely been influenced by competitive market conditions. Depreciation expense is based on the historical cost to K2 of its fixed assets, and therefore, is considerably less than it would be if it were based on current replacement cost. While buildings, machinery and equipment acquired in prior years will ultimately have to be replaced at significantly higher prices, it is expected this will be a gradual process over many years.

Quantitative and qualitative disclosures of market risk

Fluctuations in foreign currency exchange rates can affect K2’s earnings and cash flows. K2 manages its exposures to changes in foreign currency exchange rates on certain firm purchase commitments and anticipated, but not yet committed purchases, by entering into some foreign currency forward contracts. K2’s risk management objective is to reduce its exposure to the effects of changes in exchange rates on the cost of products sold over quarterly time horizons. Foreign currency exchange rate movements also affect K2’s competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors and may affect the profitability and pricing strategies of K2 as well. K2’s foreign currency risk policies entail entering into foreign currency derivative instruments only to manage risk of currency fluctuations over a given period of time, not for speculative investments. At March 31, 2004, K2 had foreign exchange contracts with maturities of within one year to exchange various foreign currencies to dollars in the aggregate amount of $44.5 million.

Considering both the anticipated cash flows from firm purchase commitments and anticipated purchases for the next quarter and the foreign currency derivative instruments in place at year end, a hypothetical 10% weakening of the U.S. dollar relative to other currencies would not materially adversely affect expected second quarter 2004 earnings or cash flows. This analysis is dependent on actual purchases during the next quarter occurring within 90% of budgeted forecasts. The effect of the hypothetical change in exchange rates ignores the effect this movement may have on other variables including competitive risk. If it were possible to quantify this competitive impact, the results could well be different than the sensitivity effects shown above. In addition, it is unlikely currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen.

K2 is also exposed to interest rate risk in connection with its borrowings under the revolving bank credit facility and term loan which bear interest at floating rates based on London Inter-Bank Offered Rate (LIBOR) or the prime rate plus an applicable borrowing margin. For the convertible subordinated debentures, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant.

As of March 31, 2004, K2 had $100.0 million in principal amount of fixed rate debt represented by the convertible subordinated debentures and $111.0 million of variable rate debt represented by borrowings under the revolving credit facility, term loan and foreign credit lines. Based on the balance outstanding under the variable rate facilities as of March 31, 2004, an immediate change of one percentage point in the applicable interest rate would have caused an increase or decrease in interest expense of approximately $1.1 million on an annual basis. At March 31, 2004, up to $96.2 million of variable rate borrowings were available under K2’s $205 million revolving bank credit facility. K2 may use derivative financial instruments, where appropriate, to manage its interest rate risks. However, as a matter of policy, K2 does not enter into derivative or other financial investments for trading or speculative purposes. At March 31, 2004, K2 had no such derivative financial instruments outstanding.

Industry

According to industry data, manufacturers’ sales of sporting goods, including sports equipment, sports apparel and athletic footwear were $49.8 billion during 2003, essentially unchanged from 2002. In 2003, the sports equipment segment is estimated to have increased to $17.7 billion in 2003, an increase of 1.1% from 2002.

The industry is currently characterized by a number of overall trends, including:

Consolidation—The sporting goods industry is both mature and fragmented. According to industry data, the top 25 suppliers of sports equipment accounted for 29.6% of total sales during 2003. Excess supply has resulted in increased competition on both the retail and supplier side of the business. This highly competitive environment has led to ongoing consolidation within the sporting goods industry as smaller suppliers are forced to compete with larger, better-capitalized competitors in terms of both service and price. Consolidation is expected to continue as smaller industry participants need access to retail channels and improved economies of scale in manufacturing and distribution.

Retailer/supplier relationships—The gap between suppliers and retailers has closed considerably in recent years. Retailers have grown increasingly more demanding of suppliers in terms of price, supply chain management, inventory control and joint-promotional activities. Retailers are increasingly demanding that suppliers assume in-store responsibilities, such as product display and other category management roles. Combined with consolidation, this is causing larger retailers to seek manufacturers capable of supplying their entire network of stores.

Channel consolidation—The increasing role of large mass merchandisers such as Wal-Mart, Target and K-mart as major retailers of sporting goods equipment, recreational equipment, outdoor products and athletic apparel is expected to continue. Continued expansion by these mass merchandisers will increase their importance as key retail distribution channels. Sporting goods retailers, such as The Sports Authority with approximately 385 stores in 45 states, have created powerful national distribution chains within the industry. Other sporting goods retailers such as Hibbet’s with 378 stores, Dick’s Sports with 169 stores, Galyan’s with 47 stores and Modell’s with 105 stores, have also become major industry distribution channels for sporting goods equipment.

Population demographics—According to industry data, while the core youth market of 5 to 19 year olds is expected to remain stable, the population in the U.S. age 55 and older is forecast to grow by 14%, from 66.1 million to 75.1 million between 2005 and 2010. Health concerns among older adults as well as obesity concerns among many young Americans have elevated the need for increased exercise and physical activity.

The following represents certain key data and trends related to our operations:

Action sports—Many young people have taken up “extreme” or “action” sports, which include activities such as inline skating, paintball, skiing, skateboarding and snowboarding. Participation in these sports has grown more rapidly than the population as a whole and has opened up new markets for sporting goods. In particular, participation in the paintball industry has increased significantly during the past five years. According to industry data, participation in paintball has grown 11% annually between 1998 and 2003; from 5.9 million participants in 1998 to 9.8 million participants in 2003. Skiing, snowboarding and snow-shoeing had approximately 22 million combined participants in 1998 compared to approximately 24 million combined participants in 2002.

Snowboarding remains one of the outdoor activities to achieve significant growth as the number of adult and female snowboarders has increased in recent years. In 1990, 20% of snowboarders were female; in 1998, 28%; and in 2002, 29%. About one-third of snowboarders were new to the sport in 2002, and another 31% had been involved for less than three years.

Team sports—Reports from youth sports organizations and the nation’s high schools indicate that participation in organized team sports is growing. A significant portion of this growth is offsetting a decline in casual sport participation. This may be due to an increase in community and other institutional forms of organized sports. According to industry data, almost 75% of American children aged 6 to 17 play a team sport. U.S. high schools field a total of 255,954 varsity teams and uncounted hundreds of thousands of junior varsity and intramural squads. Much of the growth in organized team sports has resulted from increased participation from girls and younger players. In 1990, girls represented 35% of all high school varsity athletes. In 2002, they represented 42%. In addition to creating more teams and leagues for girls, many sporting organizations have introduced or expanded programs for players aged six or younger. T-Ball USA estimates that more than two million young boys and girls are engaged in their programs each year.

Marine & outdoor—Outdoor activities are often family experiences that are enjoyed by participants of all ages and genders. According to industry data;

•	more than 50 million Americans went fishing in 2002.

•	greater than 40 million went tent camping; and

•	over 38 million participated in hiking and nearly 17 million went hunting.

Fishing, in all its forms, was the top outdoor sporting activity in 2002. Although it is estimated that the total number of participants in freshwater fishing has declined since 1998, the number of frequent participants has remained stable. In 2002, 12.8 million people participated frequently (15 days) in freshwater fishing, which was relatively unchanged from 1998.

Sports apparel—Based on industry data, consumers bought an estimated 24% more items of sports apparel in 2003 compared to 2001. The trend to wear sports apparel for casual use has increased the popularity of sports clothing lines. Consumers use T-shirts, golf apparel, rugby shirts, ski jackets, sweats, socks and baseball caps for both sporting activities and casual wear. The ability to innovate in terms of product technology, fashion, or other differentiating features has been a key driver of success in the apparel market. We believe this trend will continue and that significant growth will be derived from high-tech performance apparel.

We believe we participate in a stable industry with positive demographics and popular attitude trends. We believe we are well-positioned to take advantage of the ongoing structural changes within the industry’s supply channel.

Business

Overview

K2 Inc. is a premier sporting goods company with a diverse portfolio of leading sporting goods brands and other recreational products. K2’s highly diversified revenues are generated by products used in individual and team sports activities, including baseball, softball, fishing, water and outdoor sports activities, including alpine skiing, snowboarding, snowshoeing, in-line skating, mountain biking and paintball. K2’s sporting goods include a number of name brand lines such as Rawlings and Worth baseball and softball products, Shakespeare and Pflueger fishing rods and reels, Brass Eagle, JT and Viewloader paintball products, Stearns personal flotation devices, Stearns and Mad Dog rainwear and outdoor products, K2 and Olin alpine skis, K2, Ride, Liquid, 5150 and Morrow snowboards, boots and bindings, TUBBS and Atlas snowshoes, K2 in-line skates and K2 bikes. K2’s other recreational products include Planet Earth and Holden apparel, Adio and Hawk skateboard shoes and Hilton corporate casual apparel. K2’s marine and outdoor products consist primarily of Shakespeare monofilament line used in weed trimmers, fish line, paper mills and industrial applications, and Shakespeare fiberglass marine antennas and marine accessories. Founded in 1946, K2 has grown to approximately $700 million in 2003 annual sales through a combination of internal growth and strategic acquisitions. For segment and geographic information, see Note 16, Segment Data, in the Notes to consolidated financial statements included and incorporated by reference herein.

K2 has expanded its presence in several sporting goods markets in the U.S., Europe and Japan, including skateboard shoes, fishing tackle reels and kits and combos, outdoor marine accessories, hunting accessories, snowboard apparel and ski accessories. Management believes these newer products have benefited from the brand strength, reputation, distribution, and the market share positions of other K2 products, several of which are now among the top brands in their respective markets. Our product portfolio contains some of the most widely recognized brands in their respective market segments. We believe we have leading market positions with many of our branded products based on revenue or unit sales.

Product	Brand	Market	Ranking
Alpine skis	K2 and Völkl	U.S.	#1
Alpine ski bindings	Marker	U.S.	#1
Snowboards	K2, Ride, Liquid, Morrow and 5150	U.S. Worldwide	#1 #2
Snowboard bindings	K2, Ride, Liquid, Morrow and 5150	U.S.	#1
Snowshoes	TUBBS and Atlas	U.S.	#1 and #2
Performance in-line skates	K2	Worldwide	#1
Paintball products	Brass Eagle, JT, Viewloader and Worr Games	Worldwide	#1
Baseballs and gloves	Rawlings	U.S.	#1
Softballs	Worth	U.S.	#1
Fishing kits and combos	Shakespeare	U.S.	#1
Fishing rods	Shakespeare and Ugly Stik	U.S.	#1
PFDs	Stearns	U.S.	#1

In order to implement its strategy for growth, K2 has embarked upon a program to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational products. K2 intends to implement its internal growth strategy by continuing to improve operating efficiencies, extending its product offerings through new product launches and maximizing its extensive distribution channels. In addition, K2 will seek strategic acquisitions of other sporting goods companies with well-established brands and with complementary distribution channels. K2 believes that the growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 also believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects and to access distribution channels with a broad array of products and brands. In addition, as the influence of large sporting goods retailers grows, we believe these retailers will prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space.

K2’s common stock was first offered to the public in 1959 and is currently traded on the New York and Pacific Stock Exchanges (symbol: KTO).

2003 acquisitions

On March 26, 2003, K2 completed the acquisition of Rawlings in a stock-for-stock exchange offer/merger transaction. Rawlings is the leading manufacturer and marketer of baseball equipment. Rawlings was founded in 1887 and has since become a tradition in team sports equipment and uniforms. Under the brand name, we provide competitive team sports equipment; apparel and accessories for baseball, basketball, football, soccer and volleyball; and licensed Major League Baseball, Minor League Baseball NCAA baseball and National Federation of State High School Association retail products. We believe that Rawlings is the number one U.S. manufacturer of baseballs and baseball gloves based on 2003 sales, and that Rawlings gloves are used by more Major League Baseball players than all other brands combined. Since 1977, we have been the exclusive supplier of baseballs to Major League Baseball, and, in 2003, we became the exclusive supplier of baseballs to Minor League Baseball and the official helmet supplier to Major League Baseball. Under the Rawlings brand, we sell 30 different models of basketballs in both the youth and adult markets. Rawlings recently introduced its patented TenTM basketball, which uses ten panels to improve handling, grip, control and shooting. Rawlings is the official supplier of basketballs to the National Association of Intercollegiate Athletics and the National Junior College Athletic Association Championships. Our marketing efforts are supported by endorsements from several major professional athletes, including Álex Rodríguez, Randy Johnson, Tracy McGrady and Michael Vick. Rawlings is included in K2’s team sports segment.

On September 16, 2003, K2 completed the acquisition of all of the outstanding capital stock of Worth in exchange for cash and K2 common stock. With our Worth brand, we are a leading supplier of softball products with leading market positions in aluminum bats and softballs. Worth products are widely used across NCAA Division I fast pitch programs. The Worth softball is the official softball of all Canadian major associations and Worth softball bats are the official softball bats of the U.S. Specialty Sports Association. Since 1912, Worth has been a leader in softball technology and we believe it was the first company to introduce an aluminum bat, the first to introduce a graphite bat and one of the first to introduce a titanium bat. Worth is included in K2’s team sports segment.

On December 16, 2003, K2 completed the acquisition of Brass Eagle, Inc., referred to herein as Brass Eagle, in a stock-for-stock exchange offer/merger transaction. Brass Eagle is a worldwide leader in the design, manufacture, marketing, and distribution of paintball products, including paintball markers, paintballs, and accessories. Brass Eagle is included in K2’s Action Sports segment.

During 2003, K2 also completed four smaller acquisitions; two are reported in the Action Sports segment, one within the team sports segment and one within the Marine and Outdoor segment.

2004 acquisitions

On January 23, 2004, K2 completed the acquisition of Fotoball USA, Inc., referred to herein as Fotoball, a marketer and manufacturer of souvenir and promotional products, principally for team sports, in a stock-for-stock exchange offer/merger transaction. The results of the operations of Fotoball were included in the consolidated financial statements of K2 beginning with the date of the merger. Subsequent to the completion of the merger, K2 changed the name of Fotoball to K2 Licensing & Promotions, Inc. K2 Licensing & Promotions, Inc. is included in K2’s team sports segment.

On April 19, 2004, K2 completed the purchase of substantially all of the assets of Worr Game Products, Inc., and All-Cad Manufacturing, Inc., businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories. Worr will be included within the Action Sports segment.

On April 19, 2004, K2 completed the purchase of substantially all of the assets of IPI Innovations, Inc., a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles. IPI will be included within the Action Sports segment.

On May 12, 2004, K2 completed the purchase of Ex Officio, a division of Orvis Company, Inc. Ex Officio is engaged in the business of designing, manufacturing, selling and distributing high-end travel, adventure and outdoor clothing and accessories.

The aggregate purchase price for Worr Game Products, Inc., All-Cad Manufacturing, Inc, IPI Innovations, Inc. and Ex Officio was $38.8 million, which included 630,441 shares of K2 common stock.

Sale of operating division

On May 27, 2003, K2 completed the sale of the assets of its composite utility and decorative light poles and related product lines, referred to as the Division, to a subsidiary of Genlyte Thomas Group LLC. The Division was sold for approximately $20.1 million in cash and the assumption of certain liabilities by the buyer.

K2 classifies its business into three segments based on similar product types, consisting of action sports products, team sports products and marine and outdoor products.

Action sports products

Net sales for action sports products were $277.6 million in 2003, $234.2 million in 2002 and $254.2 million in 2001 and $84.5 million for the 2004 first quarter. The following table lists K2’s principal action sports products and brand names under which they are sold.

Product	Brand Name
Alpine skis	K2 and Olin
Snowboards and accessories	K2, Ride, Morrow, 5150 and Liquid
Snowshoes and accessories	TUBBS, Atlas and Little Bear
In-line skates	K2
Mountain and BMX bikes	K2
Paintball markers, paintballs and accessories	Brass Eagle, Viewloader and JT
Skateboard apparel	Planet Earth and Adio
Snowboard apparel	Planet Earth and Holden
Skateboard shoes	Adio and Hawk

Alpine skis. K2 sells its alpine skis under the names K2 and Olin in the three major ski markets of the world—the U.S., Europe and Japan. While participation rates for alpine skiing have been relatively flat during the past several years, K2 believes that industry retail sales have declined in the worldwide market during the same period. In particular, K2 believes poor weather conditions in certain markets, the high cost of skiing, the opportunity to participate in alternative activities such as snowboarding, and the increased use of rental or demo skis further contributed to a decline in retail sales. K2 skis, however, have benefited in recent years from their increasing popularity among retail purchasers, resulting from recent innovations including performance enhancing MOD technology, gender specific skis, attractive graphics and creative marketing.

K2 and Olin skis are manufactured by K2 primarily in its facility in China. The skis and accessories, including helmets and ski poles, are sold to specialty retail shops and sporting goods chains in the U.S. by independent sales representatives and in Europe and Japan through independent and Company-owned distributors. K2 and Olin alpine skis are marketed to skiers ranging from beginners to top racers to meet the performance, usage and terrain requirements of the particular consumer.

From a pricing perspective, K2 positions the brands in the mid-level and premium price points, reflecting the quality of materials used in construction and the continual incorporation of technological innovations. To assist in its marketing efforts, K2 sponsors well-known professional and amateur skiers.

Snowboards and accessories. K2 sells snowboards, boots, bindings and snowboard outerwear under the K2, Ride, Morrow, 5150 and Liquid brands. Accessories, including backpacks for carrying snowboards and other gear when hiking into the back country and snowboard apparel are being marketed under the K2 and Ride brands. Growth in retail sales in the snowboard market has slowed, resulting in fewer, larger, better capitalized brands. K2 manufactures most of its own snowboards in its manufacturing facility in China. K2 believes its manufacturing capability and ability to innovate provide a competitive advantage. Like its alpine skis, K2 snowboards are of high quality and have innovative features.

K2’s snowboard brands are sold to specialty retail shops and sporting goods chains in the U.S. by independent sales representatives and in Europe and Japan through independent and Company-

owned distributors. Like K2 skis, K2, Ride and Morrow snowboard products are marketed using youthful and energetic advertising, and K2 sponsors well-known professional and amateur snowboarders.

In-line skates. K2 introduced its K2 soft boot in-line skates in 1994. Although the worldwide market underwent several years of growth, it has declined in recent years with the sharpest decline occurring in 2001, resulting in a consolidation of brands.

K2’s in-line skates target the enthusiast and are priced at the mid to upper end of the industry’s price points. K2 skates are attractive and of high quality and have innovative features such as a soft mesh and leather upper designed for improved comfort, with a rigid plastic cuff for support. K2’s skates incorporate several innovations, including K2’s soft boot skate with no laces. The patented product line is designed for performance as well as superior comfort and support. K2 also sells women’s-specific skates and adjustable-size, soft boot skates for children.

K2 in-line skates are manufactured to its specifications and are primarily assembled by a third party vendor in China. They are sold to specialty retail shops and sporting goods chains in the U.S. by independent sales representatives and in Europe and Japan through independent and Company-owned distributors.

Mountain and BMX bikes. K2 distributes high quality full-suspension mountain bikes, front suspension mountain bikes, road bikes and BMX bikes and accessories under the K2 name in the U.S. and internationally. K2’s mountain bikes provide performance and comfort with shock absorbing elements for front and rear wheels or front wheels only, which improves climbing ability and decreases rider fatigue and off-road vibration.

The bikes are manufactured and assembled by third party vendors. The bikes are marketed by an in-house marketing staff and are sold by independent sales representatives to independent bicycle dealers and other K2 retailers in the U.S. and through distributors internationally.

Paintball products. Brass Eagle designs and distributes throughout the U.S. a full line of paintball markers with a variety of performance characteristics. There are three primary classifications of paintball markers: pump action, semi-automatic and ultra high performance paintball markers. Brass Eagle currently offers all three types of paintball markers under its Brass Eagle, JT and Viewloader brand names to the mass merchant, sporting goods and specialty markets, as appropriate. To assist in its marketing efforts, Brass Eagle and JT sponsor key professional paintball teams. Paintball markers are generally sourced by Brass Eagle in Asia from third party suppliers. Brass Eagle, JT and Viewloader products are sold directly by Brass Eagle and through independent sales representatives to mass merchandisers, sporting goods retailers and to specialty shops and paintball venues in the U.S., as well as through independent distributors in Europe.

Paintballs are made of a gelatinous material; the paint is non-toxic, biodegradable and washable. Paintballs are manufactured using an encapsulation process in the company’s manufacturing facilities in the US, requiring special equipment and certain technical knowledge. Brass Eagle sells its paintballs in multiple colors in packages ranging in size from 100 to 2,000 balls.

Brass Eagle markets a broad product line of paintball accessories complementary to its paintball markers and paintballs. These accessory products include goggle systems, paintball loaders, cleaning squeegees, and refillable CO2 tanks. Goggle systems, a requirement for safe paintball play, are a primary component of Brass Eagle’s accessory product line. The goggle systems are designed to provide full face, eye and ear protection.

Skateboard and snowboard apparel and skateboard shoes. Skateboard and snowboard apparel and skateboard shoes are sold in the U.S., Canada, Europe and Japan. Suppliers, primarily located in Asia, manufacture these products to K2’s specifications. Independent sales representatives sell the products to retailers in the U.S. and Canadian markets and through Company-owned and independent distributors in Europe and Asia. K2’s skateboard shoes are designed with significant assistance from a group of well-known professional skateboarders. With favorable demographic trends, skateboarding has been enjoying a significant resurgence in popularity, principally among pre-teen and early teen boys. Skateboard shoes are marketed under the Adio and Hawk brand names, and models are named after the specific skateboarder who aided in the design. The Hawk brand of shoes has been designed and introduced in cooperation with Tony Hawk, the best known professional skateboarder in the world.

Team sports products

Net sales for team sports products were $116.9 million in 2003, $19.3 million in 2002 and $22.0 million in 2001 and $94.1 million for the 2004 first quarter. The following table lists K2’s principal team sports products and brand names under which they are sold.

Product	Brand Name
Baseballs, softballs, bats, gloves, softballs, basketballs, footballs, soccer balls, volleyballs, team sports apparel and accessories	Rawlings and Worth
Corporate casuals	Hilton

Baseball and softball. We believe that Rawlings is a leading supplier of baseball equipment in North America and, through its licensee, in Japan. Rawlings’ products in this area include baseball gloves, baseballs, softballs, batter’s helmets, catcher’s and umpire’s protective equipment, aluminum and wood baseball bats, batter’s gloves and miscellaneous accessories. Rawlings is a major supplier to professional, collegiate, interscholastic and amateur organizations worldwide, and is also the official baseball supplier to Major League Baseball, Minor League Baseball and NCAA, as well as the official helmet supplier to Major League Baseball. In addition, Rawlings’ products are endorsed by college coaches, sports organizations and numerous athletes, including more than 350 Major League Baseball players. Rawlings products are manufactured principally in Asia and Costa Rica.

Worth is a leading supplier of softball products with market leading positions in collegiate and amateur slow pitch and fast pitch softball. Worth products are widely used in NCAA Division I fast pitch softball programs and is the official softball of all Canadian major associations and the official softball and softball bat of the U.S. Specialty Sports Association. Worth products include aluminum softball bats, softballs, softball gloves and miscellaneous accessories. Worth products are manufactured principally in the U.S.

Rawlings and Worth products are sold directly by K2 and through independent sales representatives to mass merchandisers and sporting goods retailers in the U.S. as well as through independent distributors in Europe and Japan.

Basketball, football, soccer and volleyball. Rawlings sells 30 different models of basketballs, including full-grain, composite and synthetic leather and rubber basketballs for men and women in both the youth and adult markets. Rawlings recently introduced its patented Ten basketball which uses ten panels to improve handling, grip, control and shooting. Rawlings is the official supplier of basketballs to the National Association of Intercollegiate Athletics and the National Junior College Athletic Association Championships.

Team sports apparel. Rawlings has been selling team uniforms for approximately 100 years. Rawlings believes it has growth opportunities in its current team apparel business, as well as in the larger active wear apparel market.

Corporate casuals. K2 manufactures and distributes shirts, jackets and other apparel under the Hilton brand name. The products are sold in the U.S. to corporate buyers or advertising specialty distributors, embroiderers and screen printers who in turn sell imprinted items, including garments, principally to corporate buyers. Hilton apparel, which is sourced from offshore vendors, is sold through catalogs, by a direct sales force and by independent sales representatives.

Marine and outdoor products

Net sales for marine and outdoor products were $324.0 million in 2003, $328.7 million in 2002 and $313.3 million in 2001 and $98.8 million for the 2004 first quarter. The following table lists K2’s principal marine and outdoor products and the brand names under which they are sold.

Product	Brand Name
Fishing rods, reels and fishing kits and combos	Shakespeare, Ugly Stik and Pflueger
Active water and outdoor sports products	Stearns and Mad Dog
Monofilament line	Shakespeare
Marine radio antennas	Shakespeare

Fishing rods, reels and fishing kits and combos. K2 sells fishing rods, reels and fishing kits and combos throughout the world. We believe Shakespeare’s Ugly Stik models have been the best selling fishing rods in the U.S. over the past 20 years. The success of these fishing rods has allowed K2 to establish a strong position with retailers and mass merchandisers, thereby increasing sales of new rods, reels and kits and combos and allowing K2 to introduce new products such as the expansion of its Pflueger product line and licensed children’s kits and combos. Shakespeare rods and reels are manufactured principally in China. Shakespeare products are sold directly by K2 and through independent sales representatives to mass merchandisers and sporting goods retailers in the U.S., Europe and Australia and through independent and company-owned distributors in Europe and Australia.

Active water and outdoor sports products. K2 sells Stearns flotation vests, jackets and suits (“personal flotation devices”), cold water immersion products, wet suits, waders, outdoor products, rainwear and inflatable and towable water products and Mad Dog hunting accessories in the U.S. and in certain foreign countries. In the U.S., occupants of boats are required by law either to wear or have available personal flotation devices meeting U.S. Coast Guard standards. Stearns personal flotation devices are manufactured to such standards and are subject to rigorous testing for certification by Underwriters Laboratories. Stearns manufactures most of its personal flotation devices in the U.S., manufactures certain components in China and sources its other products from Asia. Stearns products are sold principally through an in-house sales department and independent sales representatives to mass merchandisers, specialty shops and chain stores and to the off-shore oil industry, commercial fishermen and other commercial users through independent sales representatives.

Monofilament line. Nylon and polyester monofilament line is manufactured in the U.S. and the U.K. and sold by K2 in a variety of diameters, tensile strengths and softness. Monofilament is used in various applications including the manufacture of woven mats for use by paper producers in the U.S., Europe and South America, as fishline and for use as line in weed trimmers in the U.S. and is sold directly to paperweavers, directly to retailers of fishline and distributors of cutting line and to others through independent sales representatives. Monofilament sold in Europe for woven mats is manufactured primarily in K2’s U.K. facility. Shakespeare monofilament also manufactures various products for industrial applications.

Marine radio antennas. K2 manufactures fiberglass radio antennas in the U.S. and in China for marine, citizen band and military application under the Shakespeare name. The products are sold primarily in the U.S. K2 also distributes marine accessories under the Shakespeare name which are manufactured in Asia to K2’s specifications. An in-house sales department and independent sales representatives sell the antennas, radios and other marine accessories to specialty marine dealers.

Technical apparel

Following our acquisition of Marmot, we will create a new Technical Apparel platform consisting of our Marmot and Ex Officio lines.

Marmot is the industry leader in premium-priced, high performance outdoor apparel and equipment. Marmot designs, manufactures, markets and distributes technical apparel and equipment including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name. Outdoor professionals and enthusiasts associate the Marmot brand with “best-in-class” high-performance, high-technology apparel and equipment. Marmot has been the gear of choice on thousands of the most challenging expeditions and pursuits, including numerous treks to the highest summits on all seven continents. Marmot has continued to strengthen its brand image by heavily investing in product development, which has produced a steady stream of new and innovative products.

Competition

K2’s competition varies among its business lines. The sporting goods markets and recreational products markets are generally highly competitive, with competition centering on product innovation, performance and styling, price, marketing and delivery. Competition in these products (other than for active wear) consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. A relatively large number of companies compete for sales of active wear. While K2 believes its well-recognized brand names, low cost China manufacturing and sourcing base, established distribution channels and reputation for developing and introducing innovative products have been key factors in the successful introduction of its sporting goods and other recreational products, there are no significant technological or capital barriers to entry into the markets for many sporting goods and other recreational products. These markets face competition from other leisure activities, and sales of leisure products are affected by economic conditions, weather patterns and changes in consumer tastes, which are difficult to accurately predict.

K2 believes certain of its marine and outdoor products compete based on product quality, service and delivery. However, certain of K2’s marine and outdoor products are, in most instances,

subject to price competition, ranging from moderate in marine antennas and monofilament line to intense for commodity-type products. Certain of our competitors in the Marine and Outdoor segment have greater financial and other resources than K2.

Manufacturing, foreign sourcing and raw materials

K2 believes that for the products within its core categories, it is of strategic importance to develop the capability to source and manufacture high-quality, low cost products. As a result, K2 currently manufactures products in the People’s Republic of China, including most of its fishing rods and reels, snowboards, skis, shells for flotation devices, batting helmets and certain marine antennas. Additionally, K2 currently purchases in-line skates, baseball gloves, paintball markers and other products from a few vendors in China. Certain other products are sourced from various vendors in Asia, Latin America and Europe. The remaining products are manufactured by K2 in the U.S., Costa Rica and the United Kingdom.

K2 has not experienced any substantial difficulty in obtaining raw materials, parts or finished goods inventory for its businesses, although the cost of certain raw materials has fluctuated. Certain components and finished products, however, are manufactured or assembled abroad and therefore could be subject to interruption as a result of local unrest, currency exchange fluctuations, increased tariffs, trade difficulties and other factors. Timely supply of sporting goods products from K2’s factories and suppliers in The People’s Republic of China is dependent on uninterrupted trade with China. Should there be an interruption in trade with China, it could have a significant adverse impact on K2’s business, results of operations or financial position. Additionally, the gross margins on K2’s products manufactured or sourced in the U.S. or in Asia and distributed in Europe will depend on the relative exchange rates between the U.S. dollar, the Chinese yuan and the Euro.

K2 has not experienced any substantial difficulty in obtaining raw materials for its marine and outdoor products, although the cost of certain raw materials has fluctuated throughout the year.

Seasonality and cyclicality; backlog

Sales of K2’s sporting goods are generally highly seasonal and in many instances are dependent on weather conditions, although K2 has reduced this seasonality overall by acquiring a number of companies in 2003. This seasonality causes K2’s financial results to vary from quarter to quarter, and K2’s sales and earnings are usually lower in the fourth quarter. In addition, the nature of K2’s baseball, softball, paintball, ski, snowboard, bike, in-line skate, fishing and water sports products businesses requires that, in anticipation of the selling season for these products, it make relatively large investments in inventory. The primary selling season, in the case of baseball and softball runs from January through April, paintball runs from September through November, skis and snowboards runs from August through December, bikes runs from October through April, in-line skates runs primarily from October through May and fishing tackle and water sports products runs primarily from January through June. Relatively large investments in receivables consequently exist during and after such seasons. The rapid delivery requirements of K2’s customers for its products also result in investment in significant amounts of inventory. K2 believes another factor in its level of inventory investment is the shift by certain of its sporting goods customers from substantial purchases of pre-season inventories to deferral of deliveries until the products’ retail seasons and ordering based on rates of sale.

Sales of our products depend largely on general economic conditions including the amount of discretionary income available for leisure activities, consumer confidence and favorable weather conditions. Sales of K2’s monofilament products are dependent to varying degrees upon economic conditions in the container and paper industries, and are subject to threat from vertical integration and consolidation among its customers.

Because of the nature of many of K2’s businesses, backlog is generally not significant.

Customers

K2 believes that its customer relationships are excellent. Wal-Mart accounted for over 15% of K2’s net sales for the 12 months ended March 31, 2004.

Research and development

Consistent with K2’s business strategy of continuing to develop innovative brand name products and improving the quality, cost and delivery of products, K2 maintains decentralized research and development departments at several of its manufacturing centers, which are engaged in product development and the search for new applications and manufacturing processes. Expenditures for research and development activities totaled approximately $9.6 million in 2003, $8.5 million in 2002, $12.2 million in 2001 and $3.7 million for the 2004 first quarter and were expensed as a part of general and administrative expenses in the year incurred.

Environmental factors

K2 is one of several named potentially responsible parties, a PRP, in two Environmental Protection Agency matters involving discharge of hazardous materials at certain offsite waste disposal sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At March 31, 2004 and December 31, 2003, K2 had recorded an estimated liability of approximately $844,000 and $980,000, respectively, for environmental liabilities, most of which was established for the South Carolina matter mentioned above. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

Employees

K2 had approximately 3,700, 3,500 and 2,000 employees at March 31, 2004, December 31, 2003 and 2002, respectively. K2 believes its relations with employees generally have been good.

Patents and intellectual property rights

While product innovation is a highly important factor for K2 and many of K2’s innovations have been patented, K2 does not believe the loss of any one patent would have a material effect on its financial position, cash flows or results of operations. Certain of its brand names, such as Rawlings, Worth, Shakespeare, Ugly Stik, Pflueger, Adio, Stearns, Mad Dog, K2, Olin, Ride, Morrow, Liquid, 5150, TUBBS, Atlas, Brass Eagle, Viewloader, JT and Adio are believed by K2 to be well-recognized by consumers and therefore important in the sales of these products.

Properties

The table below provides information with respect to the principal production and distribution facilities utilized by K2 for operations as of December 31, 2003.

		Owned facilities		Leased facilities
Location	Type of facility	No. of locations	Square footage	No. of locations	Square footage
Action Sports
Arkansas	Distribution	1	14,000	—	—
California	Distribution and production	—	—	4	99,000
Colorado	Distribution and production	—	—	1	40,000
Illinois	Distribution	1	6,000	—	—
Missouri	Distribution and production	—	—	2	281,000
Mississippi	Production	—	—	1	13,000
Vermont	Distribution and production	—	—	1	20,000
Washington	Distribution and production	1	165,000	1	146,000
Foreign	Distribution and production	—	—	19	335,000

		3	185,000	29	934,000

Team Sports
Alabama	Production	2	160,000	—	—
Illinois	Distribution	—	—	1	85,000
Missouri	Distribution and production	—	—	2	462,000
New York	Production	1	81,000	—	—
Pennsylvania	Distribution	—	—	1	6,000
Tennessee	Distribution and production	4	264,000	—	—
Foreign	Distribution and production	1	54,000	1	18,000

		8	559,000	5	571,000

Marine Outdoor
Minnesota	Distribution and production	1	278,000	2	88,000
South Carolina	Distribution and production	2	400,000	3	121,000
Foreign	Distribution and production	2	48,000	8	1,162,000

		5	726,000	13	1,371,000

The corporate headquarters of K2 is located in approximately 19,000 square feet of leased office space in Carlsbad, California. The terms of K2’s leases range from one to eight years, and many are renewable for additional periods. The termination of any lease expiring during 2004 would not have a material adverse effect on K2’s operations.

K2 believes, in general, its plants and equipment are adequately maintained, in good operating condition and are adequate for K2’s present needs. K2 regularly upgrades and modernizes its facilities and equipment and expands its facilities to meet production and distribution requirements.

Legal proceedings

Certain of K2’s products are used in relatively high risk recreational settings and from time to time K2 is named as a defendant in lawsuits asserting product liability claims relating to its sporting goods products. To date, none of these lawsuits has had a material adverse effect on K2, and K2 does not expect any lawsuit now pending to have such an effect. K2 maintains product liability, general liability and excess liability insurance coverage. No assurances can be given that such insurance will continue to be available at an acceptable cost to K2 or that such coverage will be sufficient to cover one or more large claims, or that the insurers will not successfully disclaim coverage as to a pending or future claim.

K2 is one of several named potentially responsible parties, a PRP, in two Environmental Protection Agency matters involving discharge of hazardous materials at certain offsite waste disposal sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At March 31, 2004 and December 31, 2003, K2 had recorded an estimated liability of approximately $844,000 and $980,000, respectively, for environmental liabilities, most of which was established for the South Carolina matter mentioned above. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

K2 is involved in lawsuits, claims, investigations and proceedings, including those identified above, consisting of product liability, patent, commercial, employment and environmental matters, which arise in the ordinary course of business. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” K2 makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. K2 believes that it has adequate provisions for such matters. K2 reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular legal matter. Litigation is inherently unpredictable. However, K2 believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

The acquisitions

Völkl and Marker

Völkl and Marker Acquisition Agreements. On June 16, 2004, we entered into a Stock and Loan Purchase Agreement among K2, Clarance S.à.r.l., a Luxembourg limited liability company and indirect wholly-owned subsidiary of K2, referred to as Clarance, Cavoma L.P., a Cayman Island limited partnership and an indirect wholly-owned subsidiary of K2, referred to as Cavoma, and the stockholders of Völkl. Pursuant to the acquisition agreement, K2, through its subsidiaries, will acquire all of the outstanding shares of Völkl together with certain notes payable by Völkl to one of its stockholders for a purchase price consisting of €32,374,696 in cash and 1,394,864 shares of K2 common stock. Concurrently with the execution of the Völkl acquisition agreement, we entered into a Stock and Loan Purchase Agreement among K2, Clarance, Cavoma, Tecnica S.p.A. and the stockholders of Marker. Pursuant to the acquisition agreement, K2, through its subsidiaries, will acquire all of the outstanding shares of Marker together with certain notes payable by Marker to its stockholders for a purchase price consisting of €20,035,085 in cash and 426,209 shares of K2 common stock.

The shares of K2 common stock to be issued in the Völkl and Marker transactions will be issued in compliance with Regulation S under the Securities Act of 1933, and, accordingly, the shares may not be resold into the U.S. for a period of one year following the closing, and thereafter may only be sold in compliance with the restrictions of Rule 144 under the Securities Act of 1933. In addition, the shares will be subject to a “lock up” agreement prohibiting the sale or transfer of such shares by the former Völkl and Marker stockholders for a period of 18 months following the closing.

In the acquisition agreements for both Völkl and Marker, K2, Clarance, Cavoma and the stockholders of Völkl and Marker, respectively, have made customary representations and warranties and have made certain other customary agreements. The acquisition agreements also contain certain covenants applicable to the operations of Völkl and Marker following the closing, including a restriction on K2’s ability to make distributions out of retained earnings of Völkl and Marker generated prior to March 31, 2004. The Völkl and Marker stockholders will indemnify K2 and its subsidiaries for breaches of representations and warranties, transaction expenses in excess of an agreed upon amount, pre-closing taxes, certain environmental matters and certain other matters, all subject to limitations specified in the acquisition agreements. K2, Clarance and Cavoma have also agreed to indemnify the Völkl and Marker stockholders for any breaches of their representations and warranties subject to specified limitations. A portion of the purchase price in each transaction (consisting of cash and shares of K2 common stock) will be placed in escrow to serve as a source of recovery for indemnity claims, if any, by K2 and for other matters.

The consummation of the Völkl and Marker acquisitions are subject to the satisfaction or waiver of a number of conditions, including among other customary conditions, as well as obligations to be undertaken at the time of closing:

•	approvals required by, and the expiration of the waiting periods under, applicable competition regulations;

•	the concurrent consummation of the acquisitions of Völkl and Marker;

•	the absence of any material adverse change with respect to the Völkl or Marker businesses;

•	the consummation of this offering and/or other financings sufficient to fund the purchase price in the acquisitions;

•	the execution of employment and non-competition agreements by specified persons; and

•	the receipt of consents to the transaction under certain material agreements.

In connection with the Völkl and Marker acquisition agreements, on June 16, 2004, we also intend to enter into a Stock Purchase Agreement among K2, Tecnica S.p.A. Tecnica U.S.A. Corp., a New Hampshire corporation, and Völkl Sports America Corporation, a New Hampshire corporation. Pursuant to that stock purchase agreement, K2 will acquire 60% of the issued and outstanding shares of Völkl Sports America from Tecnica for cash. K2 will simultaneously acquire the remaining 40% interest through the acquisition of Völkl, which currently holds such interest. The consummation of this transaction is conditional upon the closings under the Völkl and Marker acquisition agreements.

The closing of the Völkl and Marker acquisitions is not contingent upon the closing of the Marmot acquisition, and the closing of the Marmot acquisition is not contingent upon the closing of the Völkl and Marker acquisitions. We expect that the Völkl and Marker acquisitions will close by mid-July, 2004.

If the Völkl and Marker acquisitions will be consummated following the closing of the notes offering, the net proceeds from notes offering, together with other funds, will be deposited with an escrow agent, so that the total escrowed funds are sufficient to pay a special mandatory redemption price, when and if due. The special mandatory redemption price is equal to 101% of the principal amount of the notes plus accrued interest. If the Völkl and Marker acquisitions are not consummated on or prior to 45 days after the date the notes are funded into escrow, or the Völkl and Marker acquisition agreements are terminated at any earlier time, the notes offered in a private placement will be subject to the special mandatory redemption. As discussed under “Use of Proceeds,” although we expect this offering, the notes offering and the acquisitions of Völkl, Marker and Marmot to occur substantially simultaneously, this offering is not conditioned upon the notes offering or any of such acquisitions.

Völkl and Marker Businesses. Founded in 1889, Völkl is a well established and recognized brand in the worldwide alpine ski market. In the 1970’s Völkl succeeded in becoming the first ski manufacturer to use carbon fibers in manufacturing skis, an innovation that made Völkl skis both lighter and faster than the standard skis at that time. Currently, Völkl skis are popular among skiers of all classes and by many professional skiers throughout the world. In 1997, Völkl introduced its “P20 Race Carver” ski, which again set a new standard in terms of design and handling innovation. In 1998, Völkl began producing snowboards under its own brands, Völkl and Radair.

Marker was founded by Mr. Hannes Marker in 1952 and since then Marker has gained worldwide recognition for its patented ski-bindings. Sales of Marker ski bindings have grown over the years and the brand currently enjoys a number one market position in the US in sales.

Hans Dieter Cleven, Völkl’s main shareholder, and Tecnica joined together to purchase Marker in 1999. Through this joint venture with Tecnica, Völkl gained the benefits of cooperation in R&D, distribution and marketing. Völkl began to create ski systems combining its skis with Marker bindings, which have been very well received in the high-end segment of the market and which have led to further product innovations in enhanced integration of the ski-binding system. The

Völkl /Marker partnership has enabled Völkl to establish itself as the leader in the U.S. in ski system sales, growing from an estimated 3% of the market based on 2000 sales to 43% based on 2003 sales. Additionally, the owners of Marker have been able to leverage the strength of the Marker brand and technology by partnering with other ski manufacturers, including K2, to provide integrated ski systems to the market place, further strengthening the Marker market position.

We believe Völkl and Marker have established leading market positions around the world, including in Germany, Italy, Canada, Spain, Switzerland and the U.S.

Völkl Sports America is the exclusive distributor of Völkl and Marker products in North America.

Marmot

Marmot Acquisition Agreement. On June 2, 2004, we entered into an Agreement and Plan of Merger among K2, Maca Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of K2, Marmot and certain of Marmot’s stockholders. Pursuant to the merger agreement, Marmot will be merged into Maca Acquisition, with Maca Acquisition surviving as a wholly-owned subsidiary of K2. In the merger, K2 will pay an aggregate of $83,782,000, half in cash and half in shares of K2 common stock, valued based on the 30-day average price of K2 common stock as of the third day prior to the consummation of the merger, for all of the outstanding capital stock of Marmot. In addition, K2 will assume all of Marmot’s debt in connection with the merger. K2 has also agreed to assume all options to purchase Marmot common stock that have not been exercised as of the consummation of the merger.

In the merger agreement, K2 and Marmot have made customary representations and warranties and have made certain other customary agreements. The Marmot stockholders will indemnify K2 for breaches of representations and warranties, Marmot transaction expenses, pre-closing taxes and certain intellectual property matters, all subject to limitations specified in the merger agreement. K2 has also agreed to indemnify the Marmot stockholders for any breaches of its representations and warranties subject to specified limitations.

The consummation of the Marmot acquisition is subject to the satisfaction or waiver of the following conditions, among other customary conditions:

•	the expiration of applicable waiting periods under antitrust regulations;

•	the execution of employment and non-competition agreements by specified employees of Marmot;

•	the receipt of opinions regarding the tax treatment of the transaction; and

•	the receipt of consents to the transaction under material agreements.

Marmot Business. Founded in 1974, Marmot designs, manufactures, markets and distributes technical apparel and equipment including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name.

Marmot competes in the $7 billion worldwide technical outdoor market, which is among the fastest-growing segments of the sporting goods industry. Through innovative design, technically advanced materials and premium pricing, Marmot has become an industry leader in premium, high performance outdoor apparel and equipment.

The closing of the Marmot acquisition is not contingent upon the closing of the Völkl and Marker acquisitions, and the closing of the Völkl and Marker acquisitions are not contingent upon the closing of the Marmot acquisition. We expect that the Marmot acquisition will close by mid-July 2004.

Management

Our directors and executive officers are set forth below. The Board of Directors is divided into three classes, each having a three year term, with only one class being elected each year. Our executive officers are appointed by the Board of Directors annually and serve at the discretion of the Board of Directors.

Name	Age	Position
Richard J. Heckmann	60	Chairman of the Board, Director, Class 1, and Chief Executive Officer
Wilford D. Godbold, Jr.	66	Director, Class 2
Jerry E. Goldress	73	Director, Class 3
Robert E. Hernreich	59	Director, Class 1
Lou L. Holtz	67	Director, Class 2
Stewart M. Kasen	64	Director, Class 1
Alfred E. Osborne, Jr.	59	Director, Class 3
Dan Quayle	57	Director, Class 3
Edward F. Ryan	47	Director, Class 3
J. Wayne Merck	44	President and Chief Operating Officer
John J. Rangel	50	Senior Vice President and Chief Financial Officer
Dudley W. Mendenhall	49	Senior Vice President—Finance
Monte H. Baier	36	Vice President, General Counsel and Secretary
David Y. Satoda	38	Vice President and Director of Taxes
Thomas R. Hillebrandt	42	Corporate Controller
Diana C. Crawford	36	Director of Financial Reporting

Richard J. Heckmann has been Chief Executive Officer of K2 since October 2002 and Chairman of the Board of Directors of K2 since April 2000. Mr. Heckmann has been a director of MPS Group, Inc. since April 2003, and served as a director of Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of U.S. Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and Chairman of the board of Tower Scientific Corporation.

Wilford D. Godbold, Jr. is a private investor and a member of the Board of Directors since 1998. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years, he served as chief operating officer of ZERO Corporation. From 1966 through 1982, he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy, the subsidiaries of which include Southern California Gas Company and San Diego Gas & Electric Co. He also serves as a director of Ceradyne Inc., a manufacturer of technical ceramics, and served as a Trustee of The Wellness Community, a provider of free psychological and social help to people with cancer, until March 2004.

Jerry E. Goldress has been a member of the Board of Directors of K2 since 1996 and has served as Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. He is a member of the board of directors of the Alamo Group, a manufacturer of industrial mowing equipment. Mr. Goldress is also Chairman of the Board of Frontier Insurance Group, Inc., a specialty property casualty insurance carrier, and Rockford Corporation, a manufacturer of car stereo equipment.

Robert E. Hernreich has been a member of the Board of Directors of K2 since 2000. Mr. Hernreich is an owner of the Sacramento Kings of the National Basketball Association. Mr. Hernreich has been President of Remonov Capital, Inc., since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas’ largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of U.S. Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of The Eagle Valley Land Trust, the Snowboard Outreach Society, The Youth Foundation of Vail, and a member of the board of trustees of Washington University in St. Louis, Missouri. Mr. Hernreich is also a former member of the board of directors of Ride, Inc.

Lou L. Holtz has been a member of the Board of Directors of K2 since 2001. Mr. Holtz is the head football coach of the University of South Carolina. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at the University of North Carolina from 1972 to 1975 and three at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of the New York Times best-selling book, The Fighting Spirit.

Stewart M. Kasen has been a member of the Board of Directors of K2 since 1997. Mr. Kasen has been the President of S&K Famous Brands, Inc., since April 2002, and served as a director of S&K Famous Brands, Inc., since March 2002. He served as President of Schwarzschild Jewelers from September 2001 to April 2002. He retired as Chairman of the Board, President and Chief Executive Officer of Factory Card Outlet Corp. where he served in that position from May 1998 to October 1999, and prior to that he served as its Chairman from 1997. In April 1996, he retired as Chairman, President and Chief Executive Officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including President and Chief Executive Officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, the Singer Company, a manufacturer of consumer sewing machines, and Department 56, a marketer of collectibles and specialty giftware.

Alfred E. Osborne, Jr. has been a member of the Board of Directors of K2 since 1999. Dr. Osborne is the Senior Associate Dean in the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor since 1972 and has served the school in various capacities over the years. Currently, he also serves as the Faculty Director of the Harold Price Center for Entrepreneurial Studies at UCLA, which he founded 16 years ago. Dr. Osborne is a member of the Board of Directors of Nordstrom, Inc. and Equity Marketing, Inc. Dr. Osborne also serves as a trustee of the WM Group of Funds and is a director of First Pacific Advisors’ Capital, Crescent and New Income Funds. Dr. Osborne was educated at Stanford University, where he earned a B.S. in Electrical Engineering, an MBA in Finance, an MA in Economics and a Ph.D. in Business Economics.

Dan Quayle has been a member of the Board of Directors of K2 since 2001. Mr. Quayle served as a congressman, senator and the 44th Vice President of the U.S.. Upon leaving office, he co-founded Circle Investors in 1993 which has been sold. He has authored three books including Standing Firm, which was on the NY Times bestseller list for 15 weeks. He continues to be an active public speaker. Currently, he is Chairman, Cerberus Global Investments, LLC, a New York investment fund. In addition to K2, he is a member of the board of directors of Aozora Bank in Tokyo, Japan.

Edward F. Ryan has been a member of the Board of Directors of K2 since 2003. Mr. Ryan has served as the President of Entrepreneurial Financial Resources, Inc., a collection of manufacturing companies since 1998 and was the Chief Executive Officer and President of Code 3/Public Safety Equipment Inc. from 1995 to 1998. Mr. Ryan is also a former member of the board of directors of Rawlings Sporting Goods Company, Inc., referred to as Rawlings, which K2 acquired in March 2003. Pursuant to the agreement and plan of merger to acquire Rawlings, K2 agreed that its Board of Directors would expand the class of Directors of K2 expiring in 2005 by one board member and that K2 would fill such vacancy by a nominee named by the board of directors of Rawlings.

J. Wayne Merck has been President and Chief Operating Officer of K2 Inc. since November 2003. Prior to that, he was Executive Vice President and Chief Operating Officer of K2 Inc. from October 2002. He served as Executive Vice President of Operations of K2 Inc. from July 2000, Vice President of K2 Inc. from January 1996 and President of Shakespeare Composites & Electronics, a division of Shakespeare Company, LLC, referred to as Shakespeare, a wholly-owned subsidiary of K2 Inc. from June 1996. Mr. Merck served as President of K2 Inc.’s former business, Anthony Pools, from February 1994 to June 1996.

John J. Rangel, a CPA, has been Senior Vice President and Chief Financial Officer of K2 Inc. since April 2003. Prior to that, he served as Senior Vice President-Finance of K2 Inc. since 1988, and Corporate Controller from 1985 to 1988.

Dudley W. Mendenhall is Senior Vice President—Finance of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Managing Director of Ernst & Young’s west coast Corporate Finance Group from March 2001. From January 1990 through March 2001, Mr. Mendenhall held a number of executive positions at Banc of America: from January 1996 to March 2001, as Managing Director and Group Head of the entertainment and media industry group in Los Angeles and New York; from June 1993 to December 1995, as Managing Director of the Corporate Finance Group; and from January 1990 to June 1993, as Managing Director of the Leverage Finance Group.

Monte H. Baier is Vice President, General Counsel and Secretary of K2 Inc. Prior to joining K2 Inc. in April 2003, he was Associate General Counsel at Asia Global Crossing from April 2000. From 1995 through April 2000, Mr. Baier was as an Associate in the New York law firm of Simpson Thacher & Bartlett. Mr. Baier received a juris doctor degree from the New York University School of Law.

David Y. Satoda has been a Vice President of K2 Inc. since May 2001 and Director of Taxes since joining K2 Inc. in August 2000. Prior to that time, Mr. Satoda was a Senior Manager with Ernst & Young LLP, an international auditing and tax consulting firm for more than five years.

Thomas R. Hillebrandt has been Corporate Controller of K2 Inc. since May 2004. Prior to joining K2 Inc., he was Senior Vice President and Chief Financial Officer of Fotoball USA, Inc., a publicly held souvenir and promotional products company, since July 2001 and was Vice President and Chief Financial Officer of Fotoball from July 2000 through May 2001. Fotoball was acquired by K2 Inc. in January 2004. From August 1998 through July 2000, Mr. Hillebrandt served as the Vice President and Chief Financial Officer of ChatSpace, Inc., a privately held Internet software and services company.

Diana C. Crawford has been Director of Financial Reporting of K2 Inc. since May 2004. Ms. Crawford was Corporate Controller of K2 Inc. from July 1999 through May 2004 and Secretary from December 2000 through May 2003. Prior to joining K2 Inc., she was Controller of Kent H. Landsberg Company from 1996 to 1999 and an Audit Manger with Ernst & Young LLP from 1990 to 1996.

Principal stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 10, 2004 by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock;
•	each executive officer named in the Summary Compensation Table;
•	each member of our board of directors; and
•	all members of our board of directors and executive officers as a group.

To our knowledge, each of the holders of common stock listed below has sole voting and investment power as to the shares of common stock owned, unless otherwise noted.

Name	Number of shares of common stock(a)		Percentage of total common stock (%)(b)
5% Stockholders
k1 Ventures Limited(c)	2,864,871	(d)	8.0
Dimensional Fund Advisors(c)	2,142,304	(e)	6.0
Directors
Wilford D. Godbold, Jr.	37,000		0.1
Jerry E. Goldress	38,500		0.1
Richard J. Heckmann	219,632		0.6
Robin E. Hernreich	60,150		0.2
Lou L. Holtz	30,000		0.1
Stewart M. Kasen	38,000		0.1
Alfred E. Osborne, Jr.	52,000		0.2
Dan Quayle	31,000		0.1
Edward F. Ryan	64,794		0.2
Executive Officers(f)
J. Wayne Merck	128,282		0.4
John J. Rangel	310,327		0.9
Dudley W. Mendenhall	5,000		*
David G. Cook	113,484		0.3
All directors and executive officers as a group(g)	1,439,719		3.9
(a)	Includes the following shares subject to options exercisable within 60 days of the date hereof: Wilford D. Godbold, Jr.—36,000 shares; Jerry E. Goldress—37,000 shares; Richard J. Heckmann—51,500 shares; Robin E. Hernreich—35,000 shares; Lou Holtz—30,000 shares; Stewart M. Kasen—36,500 shares; Alfred E. Osborne, Jr.—35,000 shares; Dan Quayle—30,000 shares; Edward F. Ryan—20,000 shares; J. Wayne Merck—120,000 shares; John J. Rangel—258,000 shares; Dudley W. Mendenhall—4,000 shares; David G. Cook—70,000 shares; and all directors and officers as a group—963,829 shares. The above include options granted on January 5, 2004 and May 13, 2004 to Mr. Godbold, Mr. Goldress, Mr. Hernreich, Mr. Holtz, Mr. Kasen, Dr. Osborne, Mr. Quayle and Mr. Ryan under the directors’ compensation plan, which was effective as of January 1, 2000. These options, which are exercisable at the market price at the date of grant, vest immediately. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Heckmann (32 shares), Mr. Merck (1,982 shares), Mr. Rangel (8,412 shares) and Mr. Cook (3,840 shares), and all directors and officers as a group (19,402 shares), under K2’s Employee Stock Ownership Plan, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b)	The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.
(c)	The address for k1 Ventures Limited is 23 Church Street #10-01/02, Capital Square Singapore 049481, and the address for Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(d)	Based on the most recently filed Form 13G of k1 Ventures Limited dated February 21, 2003 and information drawn from a subsequent transaction between k1 Ventures Limited and K2 in June 2003.
(e)	Based on the most recently filed Form 13G of Dimensional Fund Advisors dated February 6, 2004.
(f)	Executive officers named in the Summary Compensation Table (other than Mr. Heckmann, whose securities holdings are listed above).
(g)	The address for each member of our board of directors and for each of the executive officers is c/o K2 Inc., 2051 Palomar Airport Road, Carlsbad, CA 92009.
*	Less than .1%

Certain relationships and related party transactions

Reimbursement agreement

In October 2003, K2 entered into a Reimbursement Agreement with its Chairman and Chief Executive Officer, Mr. Heckmann, for the reimbursement of expenses incurred by Mr. Heckmann in the operation of his private plane when used for K2 business. The Reimbursement Agreement is effective for expenses incurred by Mr. Heckmann for K2 business purposes since September 3, 2003. During 2003, K2 paid a total of approximately $214,000 pursuant to this reimbursement agreement related to expenses incurred by Mr. Heckmann.

Convertible subordinated debentures

Ambassador Steven J. Green, a director of K2 until May 12, 2004, is the Chairman and Chief Executive Officer of k1 Ventures Limited, a Singapore-based investment company, which in February 2003 purchased $25 million of convertible subordinated debentures and five-year warrants to purchase an additional 524,329 shares of K2 Common Stock. In connection with the acquisition of the convertible subordinated debentures, K2 agreed that so long as $12.5 million in aggregate principal amount of these debentures is outstanding, the holders of the debentures have the right to appoint one member to the Board of Directors, subject to approval of the Board. In June 2003, at a time when Ambassador Green was a member of the Board, in consideration for an amendment to permit the issuance of $75 million of convertible debentures, the five-year warrants were repriced to a reduced exercise price and the noteholders were issued three-year warrants to purchase 243,260 additional shares of K2 Common Stock. In connection with the amendment to the exercise price of the five-year warrants, a Black-Scholes option valuation model was used to calculate the additional fair market value related to the repricing of the five-year warrants. Based on a risk free interest rate of 2.13%, K2’s stock volatility of 35%, and the remaining term of the original five years, K2 assigned an additional fair market value of $267,000 to the repricing of the five-year warrants. K2 also assigned a fair market value of $358,000 to the three-year warrants based on a risk free interest rate of 1.46%, K2’s stock volatility of 35%, and the three year term. The Board of Directors was made aware of the potential conflict of interest prior to approving the transactions with k1Ventures Limited, and Ambassador Green did not participate in the vote for the approval of this amendment.

Description of other indebtedness

Revolving credit facilities

On March 25, 2003, K2 entered into a three-year, $205.0 million revolving credit facility, which we refer to as the Facility, expiring on March 25, 2006 with several banks and other financial institutions. The Facility is expandable to $230.0 million subject to certain conditions. The Facility has a $75.0 million limit for the issuance of letters of credit. As of March 31, 2004, we had $92.0 million of borrowings under our Facility and available borrowings of $96.2 million. Borrowings under the Facility are secured by substantially all of K2’s U.S. assets and the stock of K2’s Canadian and United Kingdom subsidiaries.

Actual borrowing availability under the Facility is based on K2’s trade receivable and inventory levels in the U.S., Canada and England, subject to eligibility criteria and defined advance rates. Borrowings under the Facility bear interest at a rate equal to the prime rate plus 0.00% to 1.00% per year, or LIBOR plus 2.00% to 3.00% per year, and the Facility has an unused commitment fee of 0.375% per year. In addition to the Facility, K2 also maintains a three-year $20.0 million term loan from certain banks participating in the Facility bearing interest at a rate equal to the prime rate plus 1.50% to 2.50% per year, or LIBOR plus 3.50% to 4.50% per year.

We intend to amend and restate our Facility. Among other things, the proposed terms would give the amended Facility a new five-year term and increase the amount available to us from $205.0 million to $250.0 million (with an option to expand the Facility to $350.0 million subject to certain conditions, including the consent of the lenders increasing their commitment thereunder). The proposed terms of the amended Facility also would provide for the issuance of letters of credit under the Facility up to a sublimit of $100.0 million.

We expect that borrowings under the amended Facility will continue to be secured by substantially all of K2’s U.S. assets and the stock of K2’s Canadian and United Kingdom subsidiaries, and actual borrowing availability under the amended Facility will also continue to be based on K2’s trade receivable and inventory levels in the U.S., Canada and England, subject to eligibility criteria and defined advance rates.

We expect that borrowings under the amended Facility will bear interest at an initial rate equal to the prime rate plus 0.50% per year, or LIBOR plus 2.00% year, with an unused commitment fee of 0.375% per year. There would be no term loan under the amended Facility.

The closing of the amended and restated Facility is conditioned upon, among other things, the successful completion of the notes offering.

Following the acquisition of Völkl and Marker by K2, Völkl and Marker will seek to maintain credit facilities with Bayerische Hypo-und Vereinsbank AG, Deutsche Bank AG, Commerzbank AG, and Volksbank Ried providing for aggregate borrowing capacity of approximately €42.3 million and €34.3, respectively, of which €14.7 million and €12.9 million, respectively, was outstanding as of March 31, 2004. The Völkl facilities are secured by all or substantially all of the assets of Völkl and its subsidiaries. The Marker facilities are secured by all or substantially all of the assets of Marker and its subsidiaries. The Völkl and Marker bank facilities have varying stated interest rates and maturity dates. In addition to the foregoing bank facilities, Völkl holds a 95% interest in a special purpose entity that owns a Völkl manufacturing facility. This special purpose entity had borrowings of approximately € 1.4 million outstanding as of March 31, 2004 secured by manufacturing facility and the underlying real estate.

At March 31, 2004, K2 had $5.6 million outstanding under various other existing foreign lending arrangements.

7.25% convertible subordinated debentures

At March 31, 2004, K2 also had $25.0 million of 7.25% convertible subordinated debentures, the 7.25% Debentures, due March 2010. The 7.25% Debentures are convertible into 2,097,315 shares of K2 common stock at a conversion price of $11.92 per share. Pursuant to the agreement for these debentures, the noteholders received warrants, referred to as the Warrants, to purchase 243,260 and 524,329 additional shares of K2’s common stock at exercise prices of $13.14 and $11.92 per share, respectively, exercisable within the three and five year period ended February 14, 2006 and February 14, 2008, respectively. K2 assigned a total fair market value of $2,303,000 to the Warrants. At March 31, 2004, the aggregate unamortized fair market value of $1,816,000 is reflected as a reduction of the face amount of the 7.25% Debentures on K2’s balance sheet which is being amortized to interest expense using the effective interest method through the exercise periods, thereby increasing the carrying value of the debentures.

5.0% convertible senior debentures

At March 31, 2004, K2 also had $75 million of 5.00% convertible senior debentures, the 5.0% Debentures, due June 2010. The 5.0% Debentures are convertible into 5,706,458 shares of K2 common stock at a conversion price of $13.143 per share. The debentures are redeemable by K2 in whole or in part at K2’s option on or after June 15, 2008 at a redemption price of 101.429% beginning on June 15, 2008 and ending on June 14, 2009, and at 100.714% beginning on June 15, 2009 and ending on June 14, 2010.

Senior Notes

Concurrent with the consummation of this offering, we expect to issue $150.0 million aggregate principal amount of senior notes due 2014. The notes will be our senior unsecured obligation guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries that guarantee our other indebtedness. Although we expect the notes offering to be consummated simultaneously with this offering, this offering is not conditioned upon the consummation of the notes offering.

If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any. In connection with certain asset dispositions, we may be required to use the proceeds from those asset dispositions to:

•	repay senior indebtedness;

•	make acquisitions or invest in additional assets; and/or

•	make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 360 days to repay indebtedness, other than subordinated indebtedness, or to make acquisitions or invest in additional assets.

The indenture governing the notes will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional debt and guarantees;

•	pay distributions or dividends and repurchase our stock;

•	make other restricted payments, including, without limitation, certain restricted investments;

•	create liens;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

Many of these covenants will be suspended before the notes mature if the specified rating agencies both assign the notes investment grade ratings in the future and no event of default exists under the indenture. However, if the notes are subsequently downgraded from an investment grade rating, the covenants will be reinstated.

Underwriting

J.P. Morgan Securities Inc. is the representatives of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to each underwriter, the following respective number of shares of common stock set forth opposite the name of each underwriter:

Name	Number of shares
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Piper Jaffray & Co.

Total	4,890,000

The underwriting agreement between us and the underwriters provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriters are obligated to purchase all the shares other than those covered by the over-allotment option described below, if they purchase any of the shares.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 733,500 additional shares of common stock at the public offering price less the underwriting discount and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without over- allotment exercise	With over- allotment exercise
Per share	$	$
Total	$	$

The underwriters initially propose to offer a portion of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and a portion of the shares to certain dealers at the public offering price less a concession not to exceed $             per share. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the public offering price. If all of the shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms.

We and our directors and executive officers entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and such holders of stock have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, options or warrants to acquire shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or publicly announce an intention to do any of the foregoing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement. In addition, our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities Inc., they will not, during this period, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock. The foregoing restrictions shall not apply to:

•	any bona fide transfer by gift, will or intestacy of shares of common stock; provided that each transferee agrees in writing to be bound by the restrictions;

•	any bona fide transfer of shares of common stock to a member or members of the immediate family of the restricted person; provided that any such transfer shall not involve a disposition for value; provided, further that each transferee agrees in writing to be bound by the restrictions;

•	any bona fide transfer of shares of common stock to any trust solely for the benefit of the restricted person or a member or members of the immediate family of the restricted person; provided, that any such transfer shall not involve a disposition for value, provided, further that the trustee of the trust agrees in writing to be bound by the restrictions;

•	the exercise by the restricted person of outstanding stock options issued to the restricted person prior to the date of the lock-up agreement under our stock option plan;

•	the establishment of any 10b5-1 plan for the sale of shares of common stock pursuant to such plan; provided that sales of such shares under such plan are not permitted to occur during the 90-day period after the date of the underwriting agreement; or

•	any shares of common stock issued in connection with a bona fide merger or acquisition transaction; provided that the maximum number of shares that can be issued pursuant to this exception shall not exceed shares representing 5% of the number of shares of common stock actually outstanding; provided, further, that the transferee of the shares issued pursuant to this exception enters into a lock-up agreement having identical restrictions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act in connection with this offering. Stabilizing transactions permit bids to purchase the common shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common shares in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more common shares in connection with this offering than they are committed to purchase from us. In addition, the underwriters may impose “penalty bids” under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to common shares that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common share at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the NYSE may engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We estimate that our total expenses attributable to this offering will be approximately $500,000, excluding underwriting discounts and commissions.

Affiliates of the underwriters are currently agents and/or lenders under our existing Facility. Specifically, JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is a lender under our existing Facility and will be an agent and a lender under the amended and restated Facility. We intend to use a portion of the net proceeds of the offering and the notes offering to repay a portion of the amounts outstanding under our existing Facility. In addition, the underwriters and their affiliates perform various other financial advisory, investment banking and commercial banking services for us and our affiliates from time to time.

Legal matters

The legality of the securities offered hereby will be passed upon for K2 by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters related to the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements and schedule of K2 Inc. appearing in K2 Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and included and incorporated herein by reference. Such consolidated financial statements and schedule are included and incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Völkl and Marker, as of March 31, 2004 and for each of the two years in the period ended March 31, 2004 included in this prospectus supplement have been audited by Treuhand und Revisions AG, independent accountants, as stated in their report appearing herein.

Where you can find more information;

incorporation of documents by reference

The SEC allows K2 to “incorporate by reference” information into this prospectus supplement, which means that K2 can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document. However, as allowed by SEC rules, this prospectus supplement does not contain all the information you can find in the K2 registration statement or the exhibits to the registration statement. This prospectus supplement incorporates by reference the documents set forth below that K2 previously filed with the SEC, excluding information deemed furnished (but not filed) pursuant to Item 9 or Item 12 of Form 8-K. These documents contain important information about K2 and its business, results of operation and financial condition.

K2 SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K as amended by Form 10-K/A filed on June 16, 2004	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	Filed on April 20, 2004 and June 16, 2004
Registration Statements on Form 8-A	Filed on August 21, 1989 and August 9, 1999
Registration Statement on Form 8-A/A	Filed on January 23, 1998
Registration Statement on Form S-4/A	Filed on February 25, 2003*
*	Only the description of K2 common stock included therein is being incorporated herein by reference.

All additional documents that K2 may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, shall also be deemed to be incorporated herein by reference.

References herein to “this prospectus supplement” are intended to include the documents incorporated by reference, which are an integral part of this prospectus supplement. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes the statement. Information that K2 later file with the Commission before the termination of the applicable offering will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus supplement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, K2 will provide any person, including beneficial owners, to whom a copy of this prospectus supplement is delivered, a copy of any documents incorporated by reference in this prospectus supplement but not delivered along with this prospectus supplement free of charge, excluding all exhibits, unless K2 specifically incorporated by reference an exhibit in this prospectus supplement. Any such requests should be addressed to:

K2 Inc.

Attention: Investor Relations

2051 Palomar Airport Road Carlsbad, California 92009

Telephone: (760) 494-1000

Facsimile: (760) 494-1099

K2 files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. K2’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

K2 Inc.

Report of independent registered public accounting firm

To the Board of Directors and Shareholders:

K2 Inc.

We have audited the accompanying consolidated balance sheets of K2 Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statements and schedule listed in the Index at Item 15(a-2). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of K2 Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, K2 Inc. changed its method of accounting for goodwill in 2002, in accordance with Statement of Financial Accounting Standard No. 142.

ERNST & YOUNG LLP

San Diego, California

February 15, 2004

K2 Inc.

Consolidated statements of operations

	Year ended December 31
(Thousands, except per share figures)	2003	2002	2001
Net sales	$718,539	$582,159	$589,519
Cost of products sold	498,620	411,620	429,338

Gross profit	219,919	170,539	160,181

Selling expenses	116,509	86,394	103,688
General and administrative expenses	61,759	48,393	43,028
Research and development expenses	9,599	8,469	12,184

Operating income	32,052	27,283	1,281

Interest expense	9,950	8,966	13,631
Debt extinguishment costs	6,745	—	—
Other income, net	(2,218)	(253)	(375)

Income (loss) from operations before provision (credit) for income taxes	17,575	18,570	(11,975)

Provision (credit) for income taxes	6,151	6,500	(4,271)

Net income (loss)	$11,424	$12,070	$(7,704)

Basic earnings (loss) per share of Common Stock	$0.46	$0.67	$(0.43)

Diluted earnings (loss) per share of Common Stock	$0.44	$0.67	$(0.43)

Basic shares outstanding of Common Stock	24,958	17,941	17,940
Diluted shares outstanding of Common Stock	28,750	17,994	17,940

See notes to consolidated financial statements

K2 Inc.

Consolidated balance sheets

	At December 31
(Thousands, except number of shares)	2003	2002
Assets
Current Assets
Cash and cash equivalents	$21,256	$11,228
Accounts receivable, net	224,818	143,062
Inventories, net	237,152	144,246
Deferred taxes	40,023	17,225
Prepaid expenses and other current assets	13,083	8,163

Total current assets	536,332	323,924
Property, Plant and Equipment
Land and land improvements	3,037	1,641
Buildings and leasehold improvements	35,289	30,786
Machinery and equipment	162,472	135,793
Construction in progress	3,940	1,717

	204,738	169,937
Less allowance for depreciation and amortization	113,716	106,574

	91,022	63,363
Other Assets
Intangibles, net	228,847	43,382
Other	15,670	7,741

Total Assets	$871,871	$438,410

Liabilities and Shareholders’ Equity
Current Liabilities
Bank loans	$10,751	$6,261
Accounts payable	77,304	44,915
Accrued payroll and related	33,040	17,459
Other accruals	61,540	29,815
Current portion of long-term debt	72,126	16,852

Total current liabilities	254,761	115,302
Commitments and Contingencies
Long-term pension liabilities	11,173	12,553
Long-term debt	35,194	73,007
Deferred taxes	38,636	6,252
Convertible subordinated debentures	98,067	—
Shareholders’ Equity
Preferred Stock, $1 par value, authorized 12,500,000 shares, none issued	—	—
Common Stock, $1 par value, authorized 60,000,000 shares, issued shares—34,146,798 in 2003 and 18,679,146 in 2002	34,147	18,679
Additional paid-in capital	313,142	143,365
Retained earnings	107,617	96,193
Employee Stock Ownership Plan and stock option loans	(1,214)	(1,380)
Treasury shares at cost, 747,234 in 2003 and 2002	(9,107)	(9,107)
Accumulated other comprehensive loss	(10,545)	(16,454)

Total Shareholders’ Equity	434,040	231,296

Total Liabilities and Shareholders’ Equity	$871,871	$438,410

See notes to consolidated financial statements

K2 Inc.

Consolidated statements of shareholders’ equity

	Common Stock	Additional paid-in capital	Retained earnings	Employee Stock Ownership Plan and stock option loans	Treasury shares, at cost	Accumulated other comprehensive loss	Total
(Thousands)
Balance at December 31, 2000	18,674	$143,331	$91,827	$(1,645)	$(9,045)	$(15,894)	$227,248
Net loss for the year 2001			(7,704)				(7,704)
Translation adjustments						(5,344)	(5,344)
Net unrealized gain on derivative instruments, net of $197 in taxes						439	439

Comprehensive loss							(12,609)
Repurchase of shares					(62)		(62)
Exercise of stock options	2	15					17
Stock option loan repayments				54			54
Employee Stock Ownership Plan, amortization, loan and partial loan repayment				9			9

Balance at December 31, 2001	18,676	143,346	84,123	(1,582)	(9,107)	(20,799)	214,657
Net income for the year 2002			12,070				12,070
Translation adjustments						9,719	9,719
Change in additional minimum pension liability, net of $2,639 in taxes						(4,904)	(4,904)
Net unrealized loss on derivative instruments, net of $253 in taxes						(470)	(470)

Comprehensive income							16,415
Exercise of stock options	3	19					22
Stock option loan repayments				53			53
Employee Stock Ownership Plan, amortization, loan and partial loan repayment				149			149

Balance at December 31, 2002	18,679	143,365	96,193	(1,380)	(9,107)	(16,454)	231,296
Net income for the year 2003			11,424				11,424
Translation adjustments						7,947	7,947
Change in additional minimum pension liability, net of $189 in taxes						(351)	(351)
Net unrealized loss on derivative instruments, net of $908 in taxes						(1,687)	(1,687)

Comprehensive income							17,333
Shares issued in connection with acquisitions	14,250	156,284					170,534
Value of warrants issued in connection with issuance of convertible subordinated debentures		2,303					2,303
Exercise of stock options	1,218	11,190					12,408
Employee Stock Ownership Plan, amortization, loan and partial loan repayment				166			166

Balance at December 31, 2003	34,147	$313,142	$107,617	$(1,214)	$(9,107)	$(10,545)	$434,040

See notes to consolidated financial statements

K2 Inc.

Consolidated statements of cash flows

	Year ended December 31
(Thousands)	2003	2002	2001
Operating Activities
Net income (loss)	$11,424	$12,070	$(7,704)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of operating division	(2,222)	—	—
Depreciation of property, plant and equipment	15,518	13,237	13,525
Amortization of intangibles	1,405	688	2,397
Amortization of deferred debt and warrant costs	3,249	632	286
Deferred taxes and income taxes receivable	2,980	(2,135)	(3,298)
Increase (decrease) in long-term pension liabilities	(1,380)	8,828	(244)
Changes in operating assets and liabilities:
Accounts receivable, net	24,037	12,682	27,511
Repurchase of previously securitized receivables	—	(51,827)	(21,268)
Inventories, net	(20,348)	28,215	4,958
Prepaid expenses and other current assets	(2,579)	1,218	(2,808)
Accounts payable	3,329	432	(1,542)
Payroll and other accruals	(2,745)	(2,776)	3,820

Net cash provided by operations	32,668	21,264	15,633
Investing Activities
Property, plant and equipment expenditures	(20,759)	(8,281)	(12,604)
Disposals of property, plant and equipment	400	147	797
Purchases of businesses, net of cash acquired	(38,902)	(1,100)	(4,581)
Proceeds received from sale of operating division	20,132	—	—
Other items, net	(2,041)	230	447

Net cash used in investing activities	(41,170)	(9,004)	(15,941)
Financing Activities
Issuance of convertible subordinated debentures	100,000	—	—
Borrowings under long-term debt	523,673	65,750	158,318
Payments of long-term debt	(584,811)	(105,307)	(129,034)
Net borrowings under (payments on) accounts receivable purchase facility	(25,702)	25,702	—
Net increase (decrease) in short-term bank loans	4,490	1,245	(20,751)
Debt issuance costs	(8,257)	—	—
Exercise of stock options	8,983	22	17
Net repayments by Employee Stock Ownership Plan	154	140	—

Net cash provided by (used in) financing activities	18,530	(12,448)	8,550

Net increase (decrease) in cash and cash equivalents	10,028	(188)	8,242
Cash and cash equivalents at beginning of year	11,228	11,416	3,174

Cash and cash equivalents at end of year	$21,256	$11,228	$11,416

See notes to consolidated financial statements

K2 Inc.

Notes to consolidated financial statements

December 31, 2003

Note 1—Summary of Significant Accounting Policies

Organization

K2 is a premier, sporting goods company with a diverse portfolio of leading sporting goods brands and other recreational products. The Marine and Outdoor segment represented $324.0 million, or 45.1%, of K2’s 2003 consolidated net sales, the Action Sports segment represented $277.6 million, or 38.6% of 2003 net sales, and K2’s Team Sports segment had sales of $116.9 million, or 16.3% of 2003 net sales.

Principles of Consolidation

The consolidated financial statements include the accounts of K2 and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Periods

K2 maintains its books using a 52/53 week year ending on the last Sunday of December. For purposes of the consolidated financial statements, the year end is stated as of December 31. The years ended December 31, 2003, 2002 and 2001 consisted of 52 weeks.

Revenue Recognition

K2 recognizes revenue from product sales upon shipment to its customers, which is at the point in time risk of loss is transferred to the customer, net of reserves for estimated returns. As a general matter, customers have no right of return, however returns do occur from time to time for a variety of reasons, including local business practices in one of the foreign countries in which K2 does business. Reserves for estimated returns are established based upon historical return rates and recorded as reductions of sales.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions affecting the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual amounts could differ from those estimates.

Foreign Currency Translation

The functional currency for most foreign operations is the local currency. The financial statements of foreign subsidiaries have been translated into United States dollars. Asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts have been translated using the average exchange rate for the year. The gains and losses associated with the translation of the financial statements resulting from the changes in exchange rates from year to year have been reported in the other comprehensive income or loss account in shareholders’ equity. To the extent assets and liabilities of the foreign operations are realized or the foreign operations pay back intercompany debt, amounts previously reported in other comprehensive income or loss account would be included in net income or loss in the period in which the transaction occurs. Transaction gains or losses, other than those related to intercompany accounts and investments deemed to be of a long-term nature, are included in net income or loss in the period in which they occur.

Cash and Cash Equivalents

Short-term investments (including any debt securities) that are part of K2’s cash management portfolio are classified as cash equivalents carried at amortized cost. These investments are liquid, are of limited credit risk and have original maturities of three months or less when purchased. The carrying amount of cash equivalents approximates market.

Accounts Receivable and Allowances

Although K2’s credit risk is spread across a large number of customers within a wide geographic area, periodic concentrations within a specific industry occur due to the seasonality of its businesses. At December 31, 2003 and 2002, K2’s receivables from sporting goods retailers who sell skis, skates, snowboards and bikes amounted to 41% and 60%, respectively, of total receivables. K2 generally does not require collateral and performs periodic credit evaluations to manage its credit risk.

K2 evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where there is knowledge of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably believed to be collected. For all other customers, reserves are established based on historical bad debts, customer payment patterns and current economic conditions. The establishment of these reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. If the financial condition of K2’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required resulting in an additional charge to expenses when made.

Accounts receivable are net of allowances for doubtful accounts of $7,558,000 and $7,838,000 at December 31, 2003 and 2002, respectively.

Inventories

Inventories are valued at the lower of cost or market value. Cost is substantially determined by the first-in, first-out (FIFO) method, including material, labor and factory overhead. K2 records adjustments to its inventory for estimated obsolescence or diminution in market value equal to the difference between the cost of inventory and the estimated market value, based on market conditions from time to time. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual experience if future economic conditions, levels of consumer demand, customer inventory levels or competitive conditions differ from expectations. During 2002 and 2003, K2 recorded a charge of approximately $1.0 million, relating to the write-down in the value of certain small wheeled products as the result of a significant softening of the market for such products during the year.

Long-Lived and Finite Lived Intangible Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, ranging from one to eleven years.

Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” K2 assesses the fair value of the assets based on the future cash flow the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, K2 reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, comparable market values. K2 determined there were no indicators of impairment of long-lived assets as of December 31, 2003.

K2 has evaluated the remaining useful lives of its finite-lived purchased intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were therefore not subject to amortization. K2 determined that no adjustments to the useful lives of its finite-lived purchased intangible assets were necessary. The finite-lived purchased intangible assets consist of patents, customer contracts and customer lists, licensing agreements and tradenames/trademarks which have weighted average useful lives of approximately 8 years, 9 years, 6 years and 5 years, respectively.

Indefinite Lived Intangible Assets

Effective January 1, 2002, K2 adopted new accounting standards on “Business Combinations,” and “Goodwill and Other Intangible Assets.” In accordance with these new standards, goodwill and intangible assets with indefinite lives are no longer amortized but instead are measured for impairment at least annually, or when events indicate that an impairment exists. As required by the new standards, the impairment tests for goodwill and other indefinite-lived intangible assets are assessed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a K2 reporting unit with the net book value (or carrying amount), including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

The fair value of K2’s reporting units was determined using a combination of the income approach and the market approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Under the market approach, fair value is estimated based on market multiples of revenue or earnings for comparable companies.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the extent of such charge. K2’s estimates of fair value utilized in goodwill and other indefinite-lived intangible asset tests may be based upon a number of factors, including assumptions about the projected future cash flows, discount rate, growth rate, determination of market comparables, technological change, economic conditions, or changes to K2’s business operations. Such changes may result in impairment charges recorded in future periods.

Had K2 adopted the new goodwill accounting on the first day of 2001, amortization expense for the twelve months ended December 31, 2001 would have been lowered by approximately $2.6 million, and the net loss for that period would have decreased by the same amount (or $.14 per diluted share) to $5.1 million.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method based upon the estimated useful lives of the assets, ranging from 3 to 25 years. At December 31, 2003, the weighted average useful life for buildings and leasehold improvements was 16.7 years and for machinery and equipment was 8.6 years.

Warranty

K2 records the estimated cost of product warranties at the time sales are recognized. K2 estimates warranty obligation by reference to historical product warranty return rates, material usage and service delivery costs incurred in correcting the product. Should actual product warranty return rates, material usage or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

The following activity related to product warranty liabilities:

	For the year ended December 31
(Thousands)	2003	2002	2001
Balance at January 1	$2,954	$2,237	$2,409
Charged to costs and expenses	4,677	5,043	5,148
Increase to reserve resulting from acquisitions	3,498	—	—
Amounts charged to reserve	(5,603)	(4,326)	(5,320)

Balance at December 31	$5,526	$2,954	$2,237

Income Taxes

Income taxes are recorded using the liability method. K2 estimates actual current tax exposure together with temporary differences that result from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. K2 then assesses the likelihood that deferred tax assets will be recovered from future taxable income and to the extent that recovery is unlikely, a valuation allowance must be established. A significant portion of K2’s deferred tax assets relate to net operating loss carryforwards for both domestic and foreign purposes. The realization of these assets is based upon estimates of future taxable income. In those jurisdictions where the realization of these carryforwards is not likely, a valuation allowance has been established. If actual results are less favorable than those projected by management, additional income tax expense may be required.

Pensions

As described in Note 10, K2 sponsors several trusteed noncontributory defined benefit pension plans covering most of its domestic employees. Pension costs and liabilities are actuarially calculated. These calculations are based on assumptions related to the discount rate, projected compensation increases and expected return on assets.

Stock-Based Compensation and Other Equity Instruments

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for interim and annual periods beginning after December 15, 2002.

K2 applies the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” which allows entities to continue to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees,” and related interpretations and provide pro forma net income and pro forma net income per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. K2 has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. As such, compensation expense for stock options issued to employees is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Had compensation cost been determined based upon the fair value at the grant date for K2’s stock options under SFAS No. 123 using the Black Scholes option pricing model, pro forma net income (loss) and pro forma net income (loss) per share, including the following weighted average assumptions used in these calculations, would have been as follows:

	December 31
(Thousands, except per share data, percentages and years)	2003	2002	2001
Net income (loss) as reported	$11,424	$12,070	$(7,704)
Less: Total stock-based compensation expense determined under fair value based method for all awards, net of taxes	586	1,399	1,262

Net income (loss), adjusted	$10,838	$10,671	$(8,966)

Earnings per share:
Basic—as reported	$0.46	$0.67	$(0.43)
Basic—pro forma	$0.43	$0.59	$(0.50)
Diluted—as reported	$0.44	$0.67	$(0.43)
Diluted—pro forma	$0.42	$0.59	$(0.50)

Risk free interest rate	2.63%	3.00%	3.50%
Expected life of options	5 years	5 years	5 years
Expected volatility	50.4%	44.9%	43.6%
Expected dividend yield	—	—	—

During 2003, 2002 and 2001, stock options granted were 617,900, 40,000 and 83,000, respectively. Using the Black Scholes option pricing model and the assumptions as noted above, the options granted each had a fair value of $4.79, $4.33, and $4.94, respectively.

The pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. Since changes in the subjective assumptions used in the Black-Scholes model can materially affect the fair value estimate, management believes the model does not provide a reliable measure of the fair value of its options.

Shipping and Handling Costs

K2 reports freight billed to customers (‘freight recovery”) as a component of net sales and related freight costs are reflected primarily in selling expenses. The amount of freight costs reflected in selling expenses for the years ended December 31, 2003, 2002 and 2001 amounted to $11,654,000, $11,563,000 and $14,529,000, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2003, 2002 and 2001 amounted to $18,124,000, $17,064,000 and $23,765,000, respectively.

Research and Development

Research and development costs are charged to research and development expense as incurred.

Other Income, net

Other income includes interest income, royalties and other miscellaneous income. During 2003, other income also includes a gain of $2.2 million related to the sale of the composite utility and decorative light poles and related product lines. For further discussion, see Note 4 to Notes to Consolidated Financial Statements.

Comprehensive Income (loss)

Comprehensive income (loss) includes all changes in shareholders’ equity except those resulting from investments by, and distributions to, shareholders. Accordingly, K2’s comprehensive income (loss) include net income (loss) and foreign currency adjustments that arise from the translation of the financial statements of K2’s foreign subsidiaries, minimum pension liability and fair value gains and losses on certain derivative instruments.

Newly Adopted Accounting Standards

In August 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. These new standards will be prospectively applied for exit or disposal activities initiated after December 31, 2002. If exit or disposal activities are initiated after that date, SFAS No. 146 will affect the timing of the recognition of the related costs. The adoption of this standard did not have a significant impact on K2’s financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” The primary objectives of this interpretation are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Certain disclosure requirements of Fin 46 were effective for financial statements issued after January 31, 2003.

In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R”) to address certain Fin 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(iv)	Special purpose entities (“SPE’s”) created prior to February 1, 2002. K2 must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(v)	Non-SPE’s created prior to February 1, 2003. K2 is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(vi)	All entities, regardless of whether a SPE, that was created subsequent to January 31, 2003. The provisions of Fin 46 were applicable for variable interests in entities obtained after January 31, 2003. K2 is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

The adoption of the provisions applicable to SPE’s and all other variable interests obtained after January 31, 2003 did not have an impact on K2’s financial statements. K2 is currently evaluating the impact of adopting FIN 46-R applicable to Non-SPE’s created prior to February 1, 2003 but does not expect a material impact.

Note 2—Charges Against Earnings

In cost reduction moves initiated in 1999, K2 completed the move of its remaining ski production to China in 2001 and closed the Washington ski manufacturing facility during 2001. In addition, three other smaller manufacturing facilities were shut down in Minnesota and Alabama which serviced the Stearns and Hilton operations, with most of the production also moving overseas.

In addition to the factory closures, K2 experienced a substantial industry-wide slowdown of sales of small-wheeled products in 2001, primarily scooters and in-line skates, necessitating a downsizing of K2’s small-wheeled products operation. The factory closures, coupled with the downsizing activities, resulted in the reduction of approximately 600 positions worldwide. In conjunction with the closures and downsizing activities, K2 recorded a pre-tax charge in 2001 of $18.0 million, primarily related to severance, the write down of facilities and equipment, and the reduction in the net carrying value of small-wheeled products inventory. Approximately $5.0 million of the charge to earnings resulted in a cash payment, with the remainder being non-cash charges. Approximately $15.6 million of the charge was included in cost of products sold and approximately $2.4 million was included in general and administrative expenses.

The following table summarizes the activity in 2001, 2002 and 2003:

(Thousands)	Facilities & Equipment	Inventory	Severance and Related	Subtotal	Other Downsizing	Total
2001 Charges	$3,179	$9,266	$4,389	$16,834	$1,166	$18,000
Utilized in 2001:
Cash	—	—	3,104	3,104	537	3,641
Non-cash write down	—	9,266	—	9,266	—	9,266
Non-cash disposal	3,179	—	—	3,179	529	3,708

	3,179	9,266	3,104	15,549	1,066	16,615
Balance December 31, 2001	—	—	1,285	1,285	100	1,385
Utilized in 2002:
Cash	—	—	1,165	1,165	100	1,265

Balance December 31, 2002	$—	$—	120	$120	$—	$120

Utilized in 2003:
Cash	—	—	120	120	—	120

Balance December 31, 2003	$—	$—	$—	$—	$—	$—

Note 3—Acquisitions

Rawlings Sporting Goods Company, Inc.

On March 26, 2003, K2 completed the acquisition of Rawlings Sporting Goods Company, Inc. (“Rawlings”), a designer, manufacturer and marketer of equipment and apparel for baseball, basketball and football, in a stock-for-stock exchange offer/merger transaction. Under the terms of the merger, each outstanding share of Rawlings common stock was converted into 1.080 shares of K2 common stock. Based on the number of common shares outstanding of Rawlings, approximately 8.8 million shares of K2’s common stock were issued to the Rawlings shareholders in the merger, and the aggregate purchase price of the transaction was valued at approximately $76.8 million (excluding merger costs of approximately $3.3 million). The purchase price included fully vested K2 stock options issued in exchange for Rawlings stock options outstanding at the time of the acquisition valued at approximately $4.6 million. The valuation of the common stock issued in connection with the acquisition was $8.194 per share. The value of the K2 stock options issued in exchange for the Rawlings’ stock options outstanding was based on a Black-Scholes estimate using the following assumptions: risk free interest rate of 1.72%, volatility of K2 stock of 0.507 and expected life of 2.75 years. In connection with the merger, K2 paid off Rawlings’ long-term and seasonal working capital debt of approximately $64 million. The results of the operations of Rawlings were included in the consolidated financial statements of K2 beginning with date of the merger.

The Rawlings transaction was accounted for under the purchase method of accounting; and, accordingly, the purchased assets and liabilities assumed were recorded at their estimated fair values at the date of the merger. The following table summarizes the total purchase price, estimated fair values of the assets acquired and liabilities assumed, and the resulting net intangible assets acquired at the date of the acquisition:

In thousands
Total purchase price, including estimated merger expenses and value of K2 stock options issued in exchange for Rawlings’ stock options outstanding (a)		$80,033
Total current assets	$99,151
Property, plant and equipment	7,357
Other assets	305

Net tangible assets acquired (b)	106,813
Total liabilities assumed (c)	102,587

Net assets acquired (b) – (c) = (d)		4,226

Net intangible assets acquired (a) – (d)		$75,807

Based on a valuation completed by K2 during 2003, net intangible assets acquired were allocated to patents of $1.6 million with an average life of 9 years; customer contracts of $4.2 million with an average life of 11 years; licensing arrangements of $3.8 million with an average life of 6 years; tradenames/trademarks with indefinite lives not subject to amortization of $21.5 million; and goodwill not subject to amortization of $44.7 million.

Worth Inc.

On September 16, 2003, K2 completed the acquisition of Worth, Inc. (“Worth”) in exchange for cash and K2 common stock. Worth, a privately held company founded in 1912, is a marketer and manufacturer of bats, balls, gloves and accessories for the softball and baseball industry. Additionally, through its deBeer division, Worth is a producer of equipment for lacrosse. Under the terms of the merger agreement, K2 acquired all of the outstanding shares of Worth common stock in exchange for approximately 0.9 million shares of K2’s common and a cash payment of $12.6 million, resulting in an aggregate purchase price of approximately $27.4 million (excluding merger costs of approximately $1.2 million). The valuation of the common stock issued in connection with the acquisition was $16.734 per share. In connection with the acquisition, K2 paid off the long-term and seasonal working capital debt of Worth of approximately $15 million. The results of the operations of Worth were included in the consolidated financial statements of K2 beginning on the date of acquisition.

The transaction was accounted for under the purchase method of accounting; and, accordingly, the purchased assets and liabilities assumed were recorded at their estimated fair values at the date of acquisition. The following table summarizes the total purchase price allocation of the fair value of the assets acquired and liabilities assumed:

In thousands
Total preliminary purchase price, including estimated merger expenses (a)		$28,580
Total current assets	$19,600
Property, plant and equipment	6,309
Other assets	682

Net tangible assets acquired (b)	26,591
Total liabilities assumed (c)	27,006

Net liabilities assumed (b) – (c) = (d)		(415)

Net intangible assets acquired (a) – (d)		$28,995

Based on a valuation completed by K2 during 2003, net intangible assets acquired were allocated to trademarks/product design of $4.6 million with an average life of 8 years; order backlog of $0.1 million with a life of less than one year, tradenames/trademarks with indefinite lives not subject to amortization of $11.1 million; and goodwill not subject to amortization of $13.2 million.

Brass Eagle, Inc.

On December 8, 2003, K2 completed the acquisition of Brass Eagle, Inc. (“Brass Eagle”), a designer, manufacturer and marketer of paintball products, including paintball markers, paintballs, and accessories in a stock-for-stock exchange offer/merger transaction. Under the terms of the merger, each outstanding share of Brass Eagle common stock was converted into 0.6036 shares of K2 common stock. Based on the number of common shares outstanding of Brass Eagle, approximately 4.5 million shares of K2’s common stock were issued to the Brass Eagle shareholders, and the aggregate purchase price of the transaction was valued at approximately $78.4 million (excluding merger costs of approximately $3.4 million). The purchase price included fully vested K2 stock options issued in exchange for Brass Eagle stock options outstanding at the time of the acquisition valued at approximately $2.8 million. The valuation of the common stock issued in connection with the acquisition was $16.71 per share. The value of the K2 stock options issued in exchange for the Brass Eagle stock options outstanding was based on a Black-Scholes estimate using the following assumptions: risk free interest rate of 2.65%, volatility of K2 stock of 0.428 and expected life of 4.00 years. In connection with the acquisition, K2 paid off Brass

Eagle’s long-term and seasonal working capital debt of approximately $13 million. The results of the operations of Brass Eagle were included in the consolidated financial statements of K2 beginning with the date of the merger.

The Brass Eagle transaction was accounted for under the purchase method of accounting; and, accordingly, the purchased assets and liabilities assumed were recorded at their estimated fair values at the date of the merger. The following table summarizes the total purchase price, estimated fair values of the assets acquired and liabilities assumed, and the resulting net intangible assets acquired at the date of the acquisition:

In thousands
Total purchase price, including estimated merger expenses and value of K2 stock options issued in exchange for Brass Eagle stock options outstanding (a)		$81,778
Total current assets	$51,027
Property, plant and equipment	9,916
Deferrred taxes and other assets	11,485

Net tangible assets acquired (b)	72,428
Total liabilities assumed (c)	56,016

Net assets acquired (b) – (c) = (d)		16,412

Net intangible assets acquired (a) – (d)		$65,366

Based on a valuation completed by K2 during 2003, net intangible assets acquired were allocated to patents of $1.9 million with an average life of 9 years; order backlog of $0.2 million with an average life of less than one year; product trademarks of $0.3 million with an average life of 5 years; tradenames/trademarks with indefinite lives not subject to amortization of $24.6 million; and goodwill not subject to amortization of $38.4 million.

The following summarized unaudited pro forma results of operations of K2 assume the acquisitions of Rawlings, Worth, and Brass Eagle had occurred as of the beginning of the respective periods. The pro forma results also exclude the debt extinguishment costs incurred by K2 during 2003. This pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of those dates, or of results which may occur in the future:

	For the twelve months ended December 31
(Thousands, except per share amounts)	2003	2002
Pro Forma Information (Unaudited)
Net sales	$913,295	$916,768
Operating income	46,304	52,055
Net income	23,607	25,273
Diluted earnings per share	$0.67	$0.71

During 2003, K2 also completed four smaller acquisitions for a combined total preliminary purchase price of approximately $16.0 million and the payoff of $9.1 million in permanent and seasonal debt. The purchase price of these acquisitions will be finalized during the 2004 second quarter subject to earn out provisions relating to one of the businesses acquired, whereby K2 may make an additional payment of $7.5 million in the form of K2 common stock or cash. The consolidated statements of operations include the operating results of each business from the date of the acquisitions. Pro forma results of operations have not been presented because the effects of these additional acquisitions were not material on either an individual basis or aggregate basis to K2’s consolidated results of operations.

Pursuant to the acquisitions made by K2 during 2003, K2 approved restructuring and exit plans related to the closure of certain facilities of the acquired companies. In accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, K2 established reserves for employee severance, employee relocation costs and lease termination costs totaling approximately $5.1 million. These reserves were recognized as assumed liabilities of the acquired companies. The reserves established were not individually significant to any of K2’s acquisitions during 2003.

The following table summarizes the activity in 2003:

(Thousands)	Employee Severance	Employee Relocation	Subtotal	Lease Termination Costs	Total
2003 reserves established in conjunction with acquisitions	$2,951	$916	$3,867	$1,203	$5,070
Utilized in 2003:
Cash	(640)	—	(640)	—	(640)

Balance December 31, 2003	$2,311	$916	$3,227	$1,203	$4,430

K2 believes that the remaining reserves for restructuring are adequate to complete its plans.

In 2002, K2 acquired certain assets of a weed trimmer line business. The net cash purchase price was approximately $1.1 million and was accounted for using the purchase method of accounting.

Note 4—Sale of Operating Division

On May 27, 2003, K2 completed the sale of the assets of the composite utility and decorative light poles and related product lines (the “Division”) of its marine and outdoor segment to a subsidiary of Genlyte Thomas Group LLC. The Division was sold for approximately $20.1 million in cash and the assumption of certain liabilities by the buyer. The gain on sale of the Division of $2.2 million ($1.4 million, net of taxes) includes an estimate of the costs of disposal and amounts related to the retention of certain liabilities by K2.

Note 5—Inventories

Inventories consisted of the following at December 31:

(Thousands)	2003	2002
Finished goods	$180,379	$104,204
Work in process	10,843	10,741
Raw materials	45,930	29,301

Total inventories	$237,152	$144,246

Note 6—Intangible Assets

The components of intangible assets consisted of the following at December 31:

	Weighted Average Useful Life	2003			2002
		Gross Amount	Accumulated Amortization	Net Book Value	Gross Amount	Accumulated Amortization	Net Book Value
Intangibles subject to amortization:
Patents	8.7 years	$12,129	$1,836	$10,293	$3,110	$1,237	$1,873
Customer contracts/relationships	8.9 years	6,576	393	6,183	—	—	—
Licensing agreements	6.0 years	3,800	475	3,325	—	—	—
Tradenames/trademarks	5.1 years	335	7	328	—	—	—
Order backlog	0.5 years	277	—	277	—	—	—

		23,117	2,711	20,406	3,110	1,237	1,873

Intangibles not subject to amortization: (by segment)
Tradename
Action sports		28,794	—	28,794	—	—	—
Team sports		32,600	—	32,600	—	—	—
Goodwill
Marine and outdoor		11,396	—	11,396	8,630	—	8,630
Action sports		77,558	—	77,558	32,879	—	32,879
Team sports		58,093	—	58,093	—	—	—

		208,441	—	208,441	41,509	—	41,509
Total intangibles		$231,558	$2,711	$228,847	$44,619	$1,237	$43,382

The increase in intangibles subject to and not subject to amortization at December 31, 2003 from December 31, 2002 is due to K2’s acquisition activities during 2003 as follows:

	December 31, 2002 Net Book Value	2003 Activity					December 31, 2003 Net Book Value
		Acquisition of Rawlings	Acquisition of Worth	Acquisition of Brass Eagle	Other Acquisitions	Amortization
Intangibles subject to amortization:
Patents	$1,873	$1,600	$4,667	$1,915	$768	$(530)	$10,293
Customer contracts/relationships	—	4,200			2,376	(393)	6,183
Licensing agreements	—	3,800	—	—	—	(475)	3,325
Tradenames/trademarks	—	—	—	254	81	(7)	328
Order backlog	—	—	100	174	3	—	277

	1,873	9,600	4,767	2,343	3,228	(1,405)	20,406
Intangibles not subject to amortization: (by segment)
Tradename
Action sports	—	—	—	24,595	4,199	—	28,794
Team sports	—	21,500	11,100	—	—	—	32,600
Goodwill
Marine and outdoor	8,630	—	—	—	2,766	—	11,396
Action sports	32,879	—	—	—	44,679	—	77,558
Team sports	—	44,707	13,195	—	191	—	58,093

	41,509	66,207	24,295	24,595	51,835	—	208,441
Total intangibles	$43,382	$75,807	$29,062	$26,938	$55,063	$(1,405)	$228,847

Amortization expense for intangibles subject to amortization was approximately $1.4 million for the year ended December 31, 2003. Amortization expense of intangible assets subject to amortization is estimated to be approximately $3.1 million during 2004 and approximately $2.8 million from fiscal year 2005 through 2008.

Effective January 1, 2002, K2 adopted SFAS No. 142, on “Business Combinations” and “Goodwill and Other Intangible Assets”, which requires that K2 allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed. These new standards require impairment testing to be performed initially upon adoption, annually and whenever events and changes in circumstances indicate there may be a potential impairment. K2 has three reporting units under SFAS No. 142 for purposes of its goodwill impairment test. K2’s reporting units are consistent with its operating segments as defined under SFAS No. 131 on “Disclosures about Segments of an Enterprise and Related Information”. In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill for the reporting unit. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

The fair value of K2’s reporting units was determined using a combination of the income approach and the market approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Under the market approach, fair value is estimated based on market multiples of revenue or earnings for comparable companies.

Based on the results of the annual impairment tests, K2 determined that no impairment of goodwill existed as of December 31, 2003. However, future goodwill impairment tests could result in a charge to earnings. K2 will continue to evaluate goodwill on an annual basis and whenever events and changes in circumstances indicate that there may be a potential impairment.

K2 has evaluated the remaining useful lives of its finite-lived purchased intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were therefore not subject to amortization. K2 determined that no adjustments to the useful lives of its finite-lived purchased intangible assets were necessary.

Note 7—Borrowings and Other Financial Instruments

On March 25, 2003, K2 refinanced its revolving credit line, accounts receivable purchase facility and senior notes by entering a three-year, $205 million revolving Credit Facility (“Facility”) expiring on March 31, 2006 with several banks and other financial institutions. The Facility is expandable to $230 million subject to certain conditions. The Facility has a $75 million limit for the issuance of letters of credit. Borrowings under the Facility are secured by substantially all of K2’s assets. Actual borrowing availability under the Facility is based on K2’s trade receivable and inventory levels in the United States, Canada and England, subject to eligibility criteria and defined advance rates. Borrowings under the Facility are subject to an interest rate grid, but currently bear a rate equal to the prime rate plus 0.75%, or a LIBOR interest rate plus 2.75%, and the Facility has an unused commitment fee of 0.375% per year. In addition to the Facility, K2 also obtained a three-year $20 million term loan from certain banks participating in the Facility, bearing an interest rate equal to the LIBOR rate plus 4.25% per year, payable in equal monthly installments over the three year period. The Facility and term loan include various covenants, including requirements that K2 maintain a minimum debt service coverage ratio and tangible net worth, as well as limiting annual capital expenditures and certain investment activities. In conjunction with the refinancing, K2 expensed approximately $2.0 million in the 2003 first quarter of capitalized debt costs related to the former revolving credit line, purchase facility and senior notes and also expensed $4.7 million for a make-whole premium related to the prepayment of the senior notes.

At December 31, 2003, borrowings of $92.3 million were outstanding under the Facility and $15.0 million was outstanding under the term loan, bearing average interest rates of 4.16% and 5.48%, respectively. At December 31, 2003 there were also letters of credit outstanding under the Facility of $17.5 million (consisting of $14.2 million of standby letters of credit and $3.3 million of trade letters of credit expiring over the next 12 months). Pursuant to the terms of the Facility, an additional $95.1 million was available for borrowing at December 31, 2003.

The Facility is subject to a “Material Adverse Effect” clause and the cash received from receivable collections is subject to the control of the lenders via a lock-box arrangement, if average excess availability, as defined, under the Facility falls below $50 million. K2 does not currently expect average excess availability, as defined, to be less than $50 million in the next twelve months. In accordance with the provisions of EITF 95-22, “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement” and FASB Technical Bulletin 79-3, “Subjective Acceleration Clauses in Long-Term Debt Agreements”, K2 has classified approximately $65.5 million of seasonal borrowings outstanding under the Facility at December 31, 2003 as current and the remaining balance of approximately $26.8 million as long-term debt.

At December 31, 2003, K2 also had $10.8 million outstanding under foreign lines of credit, with an additional $1.5 million available for borrowing at December 31, 2003. The short-term lines generally have no termination date but are reviewed annually for renewal and are denominated in the subsidiaries’ local currencies. At December 31, 2003, interest rates on the foreign lines of credit ranged from 1.7% to 5.5%. The weighted average interest rates on the foreign lines of credit as of December 31, 2003 and 2002 were 2.67% and 1.9%, respectively. K2 had approximately $720,000 of trade letters of credit outstanding under the foreign facilities as of December 31, 2003.

On February 14, 2003, K2 completed the private placement of $25.0 million of 7.25% convertible subordinated debentures (“7.25% Debentures”) due March 2010. The 7.25% Debentures are convertible into 2,097,315 shares of K2 common stock at a conversion price of $11.92 per share. Pursuant to the agreement for these debentures, the noteholders also initially received warrants to purchase 524,329 additional shares of K2’s common stock at an exercise price of $13.91 per share, exercisable within the five year period ended February 14, 2008 (“the Warrants”). On June 4, 2003, in consideration for an amendment to permit the issuance of the 5% Debentures, described below, the Warrants were repriced to an exercise price of $11.92 per share and the noteholders were issued additional warrants to purchase 243,260 shares of K2’s common stock at an exercise price of $13.14 per share (“the Additional Warrants”). The Additional Warrants are exercisable within the three year period ended February 14, 2006. In connection with the amendment to the exercise price of the Warrants, a Black-Scholes option valuation model was used to calculate the additional fair market value related to the repricing of the Warrants. Based on a risk free interest rate of 2.13%, K2’s stock volatility of 35%, and the remaining term of the original five years, K2 assigned an additional fair market value of $267,000 to the repricing of the Warrants. K2 also assigned a fair market value of $358,000 to the Additional Warrants based on a risk free interest rate of 1.46%, K2’s stock volatility of 35%, and the three year term, placing the total fair market value of the Warrants and Additional Warrants at $2,303,000. The aggregate unamortized fair market value of $1,933,000 is reflected as a reduction of the face amount of the 7.25% Debentures on K2’s balance sheet which is being amortized to interest expense using the effective interest method through the exercise periods, thereby increasing the carrying value of the debentures. The net proceeds from the sale were used to pay off a portion of K2’s senior notes.

On June 10, 2003, K2 completed the private placement of $75 million of 5.00% convertible senior debentures (“5% Debentures”) due June 2010. The 5% Debentures are convertible into 5,706,458 shares of K2 common stock at a conversion price of $13.143 per share. The net proceeds from the sale were used to pay off the outstanding balance under the Facility with the remaining cash proceeds used for general corporate purposes and acquisitions. The debentures are redeemable by K2 in whole or in part at K2’s option on or after June 15, 2008 at a redemption price of 101.429% beginning on June 15, 2008 and ending on June 14, 2009, and at 100.714% beginning on June 15, 2009 and ending on June 14, 2010.

The principal components of long-term debt at December 31 were:

(Thousands)	2003	2002
$205 million three-year secured bank revolving credit line due March 31, 2006, interest payments due at LIBOR plus 2.00% to 3.00% or at the prime rate plus 0.00% to 1.00%, and a commitment fee of 0.25% to 0.50% on the unused portion of the line through March 31, 2006	$92,320	—
Term loan payable in equal monthly installments through March 31, 2006, interest payments due at LIBOR plus 3.50% to 4.50% or at the prime rate plus 1.50% to 2.50%	15,000	—
$75 million convertible subordinated debentures, due June 15, 2010 with semi-annual interest payable at 5.00%	75,000	—
$25 million convertible subordinated debentures, due March 3, 2010 with quarterly interest payable at 7.25%	25,000	—
Notes payable due in seven equal annual principal installments through 2009 with semi-annual interest payable at 9.01%	—	$50,000
Notes payable due in six equal annual principal installments through 2004 semi-annual interest payable at 8.89%	—	8,892
$75 million five-year secured bank revolving credit line due December 31, 2003, interest payments due at LIBOR plus 1.00% to 3.25% and a commitment fee of 0.225% to 0.50% on the unused portion of the line through December 31, 2003	—	—
$75 million three-year accounts receivable securitization due March 31, 2007, interest payments due at prevailing commercial paper rates plus 0.60% and a commitment fee of 0.25% on the unused portion of the facility	—	25,702
Foreign lines of credit	—	5,255
Other	—	10

	207,320	89,859
Less—unamortized warrant discount	(1,933)	0
Less—amounts due within one year	(72,126)	(16,852)

	$133,261	$73,007

The principal amount of long-term debts contractually maturing in each of the five years ended December 31 following 2003 is:

(Thousands)
2004	$6,667
2005	6,667
2006	93,986
2007	—
2008	—
Thereafter	100,000

$207,320

Interest paid on short- and long-term debt for the years ended December 31, 2003, 2002 and 2001 was $8.1 million, $9.0 million and $13.6 million, respectively.

The credit facilities limit K2’s ability to pay cash dividends and make stock repurchases to $1,000,000 per year. K2 did not pay any dividends or make any stock repurchases during 2003.

The carrying amounts for the short-term lines of credit and the long-term bank revolving credit line and term loan approximate their fair value since floating interest rates are charged, which approximate market rates. The fair value of the $25.0 million and $75.0 million convertible subordinated debentures, based on quoted market interest rates, are $31.8 million and $86.2 million, respectively.

K2, including its foreign subsidiaries, enters forward exchange contracts to hedge certain firm and anticipated purchase commitments, which are denominated in U.S. or foreign currencies. The purpose of the foreign currency hedging activities is to reduce K2’s risk of fluctuating exchange rates. K2’s forward contracts are accounted for as hedges because the derivative instruments are designated and effective as hedges and reduce K2’s exposure to identified risks. The ineffective portion of derivative transactions was not material to the results of operations for the year ended December 31, 2003. At December 31, 2003, K2 had foreign exchange contracts with maturities of within one year to exchange various foreign currencies to dollars in the aggregate amount of $53.7 million. At December 31, 2003, the fair value of these contracts was an unrealized loss of $3.3 million, which was reflected, net of taxes, as a decrease to other comprehensive income and as a current liability on the balance sheet. The fair value of these contracts will be recognized in cost of products sold when the related inventory is sold which is expected to be within one year. Counterparties on foreign exchange contracts expose K2 to credit losses in the event of non-performance, but K2 does not anticipate non-performance based on the credit ratings of the financial institutions.

Note 8—Income Taxes

Income (loss) from operations before provision (credit) for income taxes for the years ended December 31 was taxed under the following jurisdictions:

(Thousands)	2003	2002	2001
Domestic	$(726)	$(8,900)	$(5,926)
Foreign	18,301	27,470	(6,049)

	$17,575	$18,570	$(11,975)

The schedule of pretax income for 2002 above reflects an intercompany transfer pricing adjustment which resulted in an increase to K2’s foreign taxable income, and a decrease to K2’s domestic taxable income. K2 has filed a request with the Internal Revenue Service (“IRS”) for approval of the intercompany transfer pricing adjustment. Once IRS approval has been received, K2 will seek the approval of the foreign taxing jurisdiction. Obtaining approval from the respective taxing jurisdictions would result in the utilization of net operating losses in foreign jurisdictions, and the recovery of prior taxes paid in the United States. K2 will continue to file its United States and foreign tax returns using this transfer pricing adjustment. Although K2 has received tentative refunds as a result of the adjustment, the full tax benefit of such refunds has not been included into income until certain contingencies are resolved. Therefore, K2 has recorded $4.8 million of the refunds as a current liability, pending the outcome of the discussions with the taxing jurisdictions. Approval of this transfer pricing adjustment could generate a significant reduction to K2’s effective tax rate in the future.

Components of the provision (credit) for income taxes applicable to operations for the three years ended December 31 are:

	2003		2002		2001
(Thousands)	Current	Deferred	Current	Deferred	Current	Deferred
Federal	$2,839	$(1,867)	$(2,062)	$(859)	$(1,115)	$(1,592)
State	498	319	238	(25)	(280)	(24)
Foreign	3,750	612	7,349	1,859	1,112	(2,372)

	$7,087	$(936)	$5,525	$975	$(283)	$(3,988)

The principal elements accounting for the difference between the statutory federal income tax rate and the effective tax rate for the three years ended December 31 are:

(Percent)	2003	2002	2001
Statutory federal income tax rate	35.0	35.0	(35.0)
State income tax effect, net of federal benefit	3.0	0.7	1.0
Tax rate differential on foreign earnings	(8.6)	(2.6)	(7.8)
Other	5.6	1.9	6.1

	35.0	35.0	(35.7)

Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. No provision for United States income taxes has been made on undistributed earnings of foreign subsidiaries, since these earnings are expected to be permanently reinvested. At December 31, 2003, $66.2 million of accumulated undistributed earnings of non-U.S. subsidiaries were considered permanently reinvested. At December 31, 2002, foreign subsidiaries had unused operating loss carryforwards of approximately $8.6 million, certain of which begin to expire in 2009. Since the use of these operating loss carryforwards is limited to future taxable earnings of the related foreign subsidiaries, a valuation allowance has been recognized to offset the portion of the deferred tax assets arising from such carryforwards not likely to be usable in the near future. Approximately $0.9 million of foreign net deferred tax assets for these carryforwards are not provided for with a valuation allowance and the realization of this asset is dependent upon achieving sufficient future taxable income in the foreign jurisdiction.

Deferred tax assets and liabilities are comprised of the following at December 31:

(Thousands)	2003	2002
Deferred tax liabilities:
Depreciation and amortization of property, plant and equipment	$(8,655)	$(5,443)
Amortization of intangibles	(28,256)	(547)
Other	(1,725)	(262)

Deferred tax liabilities	(38,636)	(6,252)
Deferred tax assets:
Insurance accruals	1,845	1,436
Foreign loss carryforwards	2,874	4,949
Domestic loss carryforwards	16,984	3,760
Bad debt reserve	3,867	1,468
Inventory reserve	4,720	1,275
Warranty reserve	1,731	606
Advertising reserve	1,021	539
Uniform capitalization	1,087	604
Restructure & contingency reserve	7,940	2,514
Pension accrual	6,652	5,559
Goodwill amortization	10,800	—
Other	8,194	1,597

	67,715	24,307
Valuation allowance	(27,692)	(7,082)

Deferred tax assets	40,023	17,225

Deferred tax assets, net	$1,387	$10,973

At the acquisition date of Ride Inc. (“Ride”) in 1999, Ride had $30.2 million of federal net operating loss carryovers. The ability of K2 to utilize these losses to reduce future tax due is subject to an annual Internal Revenue Code §382 limitation. Accordingly, K2 currently estimates the amount realizable would be a maximum of $13.1 million over the twenty year carryforward period. For financial reporting purposes, the realization of these carryovers reduces goodwill recorded from the acquisition of Ride. During 2002, K2 recorded a reduction of goodwill of $0.5 million for the estimated amount of Ride’s operating loss carryover likely to be utilized in the near future.

As of the date of merger of Rawlings Sporting Goods Company, Inc. (“Rawlings”), Rawlings had approximately $30 million of federal net operating loss carryovers. The ability of K2 to utilize these net operating losses to reduce future tax due is subject to an annual Internal Revenue Code Section 382 limitation. At the time of the acquisition, Rawlings had additionally recorded deferred tax assets related to amortizable goodwill and other reserve accounts. At December 31, 2003, a valuation allowance was recorded reducing the deferred tax assets attributable to the net operating losses as well as a substantial portion of the amortizable goodwill and other reserve accounts reflected on tax returns of Rawlings for periods prior to its acquisition. Since the valuation allowance associated with this and other acquisitions relate to acquired deferred tax assets, the subsequent realization of these tax benefits would result in adjustments to the valuation allowance amount being applied as a reduction to goodwill.

For 2002, K2 recorded a $2.7 million deferred tax asset related to additional minimum pension liability included as a component of other comprehensive income. In 2003, K2 recognized a $250,000 reduction to this deferred tax asset as a component of other comprehensive income. Also, in 2003, K2 recoded a $440,000 deferred tax asset related to an additional minimum pension liability of its United Kingdom subsidiary as a component of other comprehensive income.

In 2003, the income tax benefit attributable to employee stock option transactions of $3.4 million was allocated to shareholders’ equity.

The IRS is currently conducting a limited scope audit of K2’s Federal income tax return for 2001. We do not believe that the outcome of these matters will have a material adverse effect on our consolidated results of operations or consolidated financial position.

Income taxes paid, net of refunds, in the years ended December 31, 2003 and 2002 were $3.6 million and $1.5 million, respectively. No income taxes were paid in the year ended December 31, 2001.

Note 9—Commitments and Contingencies

Future minimum payments under noncancelable operating leases as of December 31, 2003 are as follows:

(Thousands)
2004	$8,482
2005	6,760
2006	5,579
2007	4,917
2008	3,947
Thereafter	5,268

$34,953

Leases are primarily for rentals of facilities, and about two-thirds of these contain rights to extend the terms from one to ten years.

Net rental expense, including those rents payable under noncancelable leases and month-to-month tenancies, amounted to $9,378,000, $6,871,000 and $6,901,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

K2 has not experienced any substantial difficulty in obtaining raw materials, parts or finished goods inventory for its sporting goods, other recreational products and industrial businesses. Many components and finished products, however, are manufactured or assembled abroad (particularly in the People’s Republic of China) and therefore could be subject to interruption as a result of local unrest, currency exchange fluctuations, increased tariffs, trade difficulties and other factors. A single supplier manufactures major portions of K2’s in-line skates. K2 believes alternate sources for these products could be found.

Certain of K2’s products are used in relatively high risk recreational settings and from time to time K2 is named as a defendant in lawsuits asserting product liability claims relating to its sporting goods products. To date, none of these lawsuits has had a material adverse effect on K2, and K2 does not expect any lawsuit now pending to have such an effect. K2 maintains product liability, general liability and excess liability insurance coverage. No assurances can be given such insurance will continue to be available at an acceptable cost to K2 or such coverage will be sufficient to cover one or more large claims, or that the insurers will not successfully disclaim coverage as to a pending or future claim.

K2 is one of several named potentially responsible parties (“PRP”) in three Environmental Protection Agency matters involving discharge of hazardous materials at old waste sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At December 31, 2003 and December 31, 2002, K2 had recorded an estimated liability of approximately $980,000 and $1,308,000, respectively, for environmental liabilities with no insurance recovery expected. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

K2 is involved in lawsuits, claims, investigations and proceedings, including those identified above, consisting of product liability, patent, commercial, employment and environmental matters, which arise in the ordinary course of business. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” K2 makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. K2 believes that it has adequate provisions for such matters. K2 reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular legal matter. Litigation is inherently unpredictable. However, K2 believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Note 10—Pension Plans and Other Benefit Plans

K2 sponsors several trusteed non-contributory defined benefit pension plans covering most of its domestic employees. Benefits are generally based on years of service and the employee’s highest average compensation for five consecutive years during the years of credited service. Contributions are intended to provide for benefits attributable to service to date and service expected to be provided in the future. K2 funds these plans in accordance with the Employee Retirement Income Security Act of 1974.

K2 also has a pension plan which covered certain employees of the Simplex Building Products division which K2 sold in 2000. This plan is referred to as the “Simplex UAW Pension Plan”. The disclosures that follow include this plan.

Pension costs and liabilities are actuarially calculated. These calculations are based on assumptions related to the discount rate, projected compensation increases and expected return on assets. The discount rate assumption is based on the Moody’s AA Effective Annual Yield rate as of December 31, 2003. The salary growth assumptions reflect long-term actual experience and future and near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. K2 evaluates the assumptions used on a periodic basis and makes adjustments as necessary. As of December 31, 2002, K2’s assumption related to the discount rate, projected compensation increases and expected return on assets was 6.75%, 4.00% and 8.50%, respectively. Due to the lower expectations of asset returns and the declining interest rate environment in 2003, K2 lowered its discount rate and expected return on assets assumptions to 6.25% and 8.25%, respectively, at December 31, 2003. A continued variance in the discount rate, expected return on plan assets and rate of compensation increase could have a significant impact on the pension costs recorded.

Due to the lower discount rate and declines in the stock market during 2001 and 2002, actual asset returns on K2’s pension assets did not meet K2’s assumption of 2002 and 2003 expected returns. This resulted in 2003 pension expense being higher than 2002 pension expense by approximately $2.1 million which is reflected in the current year’s general and administrative expenses. For the 2003 year, market conditions improved which resulted in asset returns on pension assets exceeding expectations. These asset returns are estimated to result in a decrease in 2004 pension expense of approximately $700,000. However, the decrease in the discount rate from 6.75% to 6.25% is estimated to result in an increase to 2004 pension expense of approximately $100,000. In addition, the decrease in the expected return on assets assumption from 8.50% to 8.25% is estimated to result in an additional increase to 2004 pension expense of approximately $100,000. Finally, as a result of the lower discount rate and lower asset returns, K2 estimates a required cash contribution of approximately $4.0 million to the pension plans in 2004.

Based on the decrease in the discount rate and lower expected asset returns, the accumulated benefit obligation of the pension plans exceeded the fair value of the plan assets by $15.6 million and $13.1 million at December 31, 2003 and 2002, respectively. These asset shortfalls resulted in K2 recording a non-cash charge to Other Comprehensive Income, a component of K2’s shareholder’s equity, of $6.8 million ($4.4 million, net of taxes) at December 31, 2003. Based on this amount recorded, K2 had $15.2 million and $12.6 million, of net pension liabilities as of December 31, 2003 and 2002, respectively, consisting of $15.6 and $13.1 million, respectively, in asset shortfalls and an intangible asset for the unrecognized prior service cost of $0.4 million and $0.5 million, respectively. As of December 31, 2003, K2 treated $4.0 million of the pension liability as current and $11.2 million as long-term as K2 estimates a $4.0 million contribution during the twelve months ended December 31, 2004.

The following table sets forth the defined benefit plans’ funded status and amounts recognized in K2’s consolidated balance sheets at December 31:

	Pension Plan
(Thousands)	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$63,530	$56,159
Service cost	1,695	1,519
Interest cost	4,137	4,094
Plan amendments/transfer of liabilities	—	30
Curtailment gain	(1,249)	—
Actuarial loss	4,667	4,295
Benefits paid	(4,612)	(2,567)

Benefit obligation at end of year	$68,168	$63,530

Change in Plan Assets
Fair value of plan assets at beginning of year	$43,200	$50,067
Actual return on fair value of plan assets	7,962	(4,300)
Employer contributions	91	—
Administrative expenses	(94)	—
Benefits paid	(4,612)	(2,567)

Fair value of plan assets at end of year	46,547	43,200

Funded status of the plan	(21,621)	(20,330)
Unrecognized prior service cost	399	523
Unrecognized actuarial loss	12,890	14,799

Accrued benefit cost	$(8,332)	$(5,008)

Amounts recognized in the statement of financial position consists of:
Accrued benefit liability	$(15,572)	$(13,076)
Intangible asset	399	523
Accumulated other comprehensive loss	6,841	7,545

	$(8,332)	$(5,008)

The curtailment gain recognized on the plan during 2003 was attributable to the sale of the composite utility and decorative light poles and related product lines in May 2003. For further discussion regarding the sale of this division, see Note 4 to Notes to Consolidated Financial Statements.

In addition to the amount recorded to other comprehensive income at December 31, 2003 of $6.8 million ($4.5 million net of taxes) for K2’s pension plans as noted above, K2 also recorded an additional $1.2 million ($0.8 million net of taxes) to other comprehensive income at December 31, 2003 related to its pension plan in the United Kingdom.

Net pension cost consisted of the following for the year ended December 31:

	Pension Plan
(Thousands)	2003	2002	2001
Net Periodic Cost
Service cost	$1,695	$1,519	$1,595
Interest cost	4,137	4,094	3,991
Expected return on plan assets	(3,570)	(4,406)	(4,659)
Amortization of prior service cost	72	76	73
Recognized actuarial loss	1,029	—	—
Curtailment loss	52	—	—
Amortization of transition asset	—	—	(51)
Amortization of loss (gain)	—	—	(1)

Net periodic cost	$3,415	$1,283	$948

Additional information about the pension plans as of and for the year ended December 31 is as follows:

	Pension Plan
(Thousands)	2003	2002
Additional information for pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$68,168	$63,530
Accumulated benefit obligation	62,120	56,276
Fair value of plan assets	46,547	43,200
Additional information:
Increase (decrease) in minimum liability included in other comprehensive income	$(704)	$7,545
Actual return (loss) on plan assets	7,962	(4,300)
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	6.25%	6.75%
Rate of compensation increase	4.00%	4.00%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.75%	7.25%
Expected long-term rate of return on plan assets	8.50%	9.00%
Rate of compensation increase	4.00%	4.00%
Measurement Date	December 31	December 31

K2’s pension plans weighted average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

			Actual Pension Plan of K2 Inc.		Actual Simplex UAW Pension Plan
Asset Category	Target	Allowable Ranges	2003	2002	2003	2002
Equity	60.0%	50%-70%	58.2%	47.7%	60.0%	48.5%
Fixed Income	40.0%	30%-50%	30.5%	40.0%	32.0%	42.9%
Cash	0.0%	0%-10%	5.9%	5.9%	6.4%	6.5%
Other	0.0%	0%-10%	5.4%	6.4%	1.6%	2.1%

	100.0%		100.0%	100.0%	100.0%	100.0%

In consideration of each plan’s funded status, participant demographics, the plans’ long-term investment objectives, and the financial status of K2, the Retirement Committee has adopted an overall investment objective for the plans’ assets that is consistent with a balanced approach of long-term growth of assets and significant current income. The investment objective of each plan is expected to earn long-term returns comprised of capital appreciation and current income sufficient to keep pace with or exceed the actuarial liability growth rate, to fund current benefit payments and other disbursements, and maintain or grow the purchasing power of assets.

It is desired that the plans earn returns higher than the “market”, as represented by a benchmark index or mix of indexes reflective of the Plans’ return objectives and risk tolerance. This benchmark or “policy index” for the plans are constructed as follows: 40% S&P 500 Index, 10% MCSI EAFE, 10% Russell 2500 Stock Index, 40% Merrill Lynch Domestic Master Bond Index. The plans are expected to exceed the average annual return of this benchmark on a risk-adjusted basis over a three to five year rolling time period and a full market cycle.

The absolute return goal for the plans is the actuarial interest rate for the plans, which is currently 8.5% for each plan. Each plan is expected to exceed the policy index return and the absolute return goals each measured on a compound average annual return basis after the deduction of investment management fees and annualized over a three to five year rolling time period and a full market cycle.

The expected cash flows for K2’s pension plans are as follows:

(Thousands)	Pension Benefits
K2 contributions expected to be made in 2004	$4,000
Expected benefit payments (which reflect future service):
2004	$3,811
2005	4,720
2006	4,189
2007	5,004
2008	4,980

K2 also sponsors defined contribution pension plans covering most of its domestic employees. Contributions by K2 for the defined contribution plans are determined as a percent of the amounts contributed by the respective employees. During 2003, 2002 and 2001, K2 expensed contributions of $853,000, $626,000 and $745,000, respectively, related to these plans.

Note 11—Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) are as follows:

(Thousands)	Translation Adjustments	Minimum Pension Liability	Financial Instruments	Total
Balance at December 31, 2001	$(21,238)	$—	$439	$(20,799)
Currency translation adjustment	10,158	—	—	10,158
Change in additional minimum pension liability liability, net of $2,639 in taxes	—	(4,904)	—	(4,904)
Reclassification adjustment for amounts recognized in cost of sales	—	—	(439)	(439)
Change in fair value of derivatives, net of $253 in taxes	—	—	(470)	(470)

Balance at December 31, 2002	(11,080)	(4,904)	(470)	(16,454)
Currency translation adjustment	7,947	—	—	7,947
Change in additional minimum pension liability liability, net of $189 in taxes	—	(351)		(351)
Reclassification adjustment for amounts recognized in cost of sales	—	—	470	470
Change in fair value of derivatives, net of $1,161 in taxes	—	—	(2,157)	(2,157)

Balance at December 31, 2003	$(3,133)	$(5,255)	$(2,157)	$(10,545)

The earnings associated with K2’s investment in its foreign subsidiaries are considered to be permanently invested and no provision for U.S. federal and state income taxes on those earnings or translation adjustments has been provided.

Note 12—Quarterly Operating Data (Unaudited)

	Quarter
(Millions, except per share and stock price figures)	First	Second	Third	Fourth	Year
2003
Net sales	$157.1	$199.6	$168.0	$193.8	$718.5
Gross profit	47.1	60.2	54.9	57.7	219.9
Net income	$0.1	$5.8	$3.3	$2.2	$11.4

Basic earnings per share
Net income	$0.01	$0.22	$0.12	$0.07	$0.46

Diluted earnings per share
Net income	$0.01	$0.19	$0.12	$0.07	$0.44

Cash dividend per share—none
Stock prices:
High	$10.06	$12.75	$18.09	$18.15	$18.15
Low	$7.72	$7.45	$12.30	$13.43	$7.45

	Quarter
(Millions, except per share and stock price figures)	First	Second	Third	Fourth	Year

2002
Net sales	$147.5	$157.2	$149.8	$127.7	$582.2
Gross profit	42.1	45.3	47.5	35.6	170.5
Net income	$3.8	$3.8	$3.9	$0.6	$12.1

Basic earnings per share
Net income	$0.21	$0.21	$0.22	$0.03	$0.67

Diluted earnings per share
Net income	$0.21	$0.21	$0.21	$0.03	$0.67

Cash dividend per share—none
Stock prices:
High	$7.60	$10.25	$10.00	$11.01	$11.01
Low	$6.32	$6.55	$7.50	$6.40	$6.32

Note 13—Stock Options

Under K2’s 1999 and 1994 Incentive Stock Option Plans (“1999 Plan” and “1994 Plan,” respectively), options may be granted to eligible directors and key employees of K2 and its subsidiaries at not less than 100% of the market value of the shares on the dates of grant.

The 1999 Plan and 1994 Plan permit the granting of options for terms not to exceed ten years from date of grant. The options are exercisable on such terms as may be established at the dates of grant.

K2 is authorized, at the discretion of the Compensation Committee, to provide loans to non-officered employees in connection with the exercise of stock options under the 1999 Plan and 1994 Plan. At December 31, 2003 and 2002, there was one loan outstanding totaling $38,500 to a key employee made to enable the exercise of stock options, and accrued interest outstanding. The amount of this loan is shown as a reduction of shareholders’ equity. This loan is collateralized by the underlying shares of stock issued and bears interest. This loan was repaid in full prior to the filing of this Annual Report on Form 10-K.

Options granted, exercised and forfeited for the 1999 Plan, 1994 Plan and options assumed from acquisitions (collectively, “the Plans”) were as follows:

		Exercise Price
	Shares	Low	High	Weighted Average
Options outstanding at December 31, 2000	1,944,061	$7.13	$29.88	$12.30
Granted	83,000	7.75	8.76	8.32
Exercised	(2,500)	7.13	7.13	7.13
Forfeited	(134,600)	7.13	29.88	15.29

Options outstanding at December 31, 2001	1,889,961	7.13	29.88	11.91
Granted	40,000	7.30	7.30	7.30
Forfeited	(69,831)	7.13	26.50	11.43

Options outstanding at December 31, 2002	1,860,130	7.13	29.88	11.83
Granted	617,900	7.45	17.89	7.72
Assumed from acquisitions	1,760,646	2.46	25.68	8.32
Exercised	(1,217,794)	2.83	17.25	7.39
Forfeited	(156,880)	7.13	26.50	19.29

Options outstanding at December 31, 2003	2,864,002	$2.46	$29.88	$9.99

At December 31, 2003, 2002 and 2001, stock options to purchase 2,289,854, 1,483,380 and 1,178,511 were exercisable at weighted average prices of $10.60, $12.97 and $14.66, respectively. At December 31, 2003, 246,788 shares of common stock were reserved for issuance under the Plans.

Options are granted at an exercise price equal to the fair market value at the date of grant. Information regarding stock options outstanding as of December 31, 2003 is as follows:

	Options Outstanding			Options Exercisable
Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$2.46 - $4.87	70,200	$4.49	7.34 years	70,200	$4.49
$5.10 - $5.19	110,230	5.18	7.76 years	110,230	5.18
$7.04 - $7.13	643,387	7.12	7.37 years	643,389	7.12
$7.25 - $7.50	866,793	7.44	8.35 years	314,293	7.44
$7.75 - $8.76	384,006	8.36	4.32 years	367,756	8.34
$9.51 - $11.25	228,940	10.97	7.33 years	228,940	10.97
$12.16 - $13.90	167,386	13.41	6.31 years	167,386	13.41
$17.25 - $22.89	208,560	19.79	3.00 years	203,160	19.84
$23.00 - $29.88	184,500	24.98	5.66 years	184,500	24.98

Total	2,864,002	$9.99	6.78 years	2,289,854	$10.60

Note 14—Earnings Per Share Data

Basic earnings per share (“EPS”) is determined by dividing net income or loss by the weighted average number of shares outstanding during the period. Diluted EPS reflects the potential dilutive effects of stock options and warrants, using the treasury stock method, and of the debentures using the “if converted” method. The following represents a reconciliation from basic shares to fully diluted shares for the respective periods. Options to purchase 2,864,002, 1,860,130 and 1,889,961 shares of common stock were outstanding at December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, shares of common stock issuable upon conversion of the $100 million of convertible debentures totaling 7,803,742 and warrants to purchase 767,589 of shares of common stock were outstanding. For the years ended December 31, 2003 and 2002, 960,000 and 1,226,000 stock options, were excluded since their inclusion would have been antidilutive. The EPS calculation for year ended December 31, 2003 also excluded 2,097,282 shares from the issuance of $25 million convertible subordinated debentures in February 2003, since their inclusion would have also been antidilutive. During 2001, the computation of diluted EPS did not include the options to purchase 1,953,000 shares of common stock, because their inclusion would have been anti-dilutive.

The table below outlines the determination of the number of diluted shares of common stock used in the calculation of diluted earnings per share as well as the calculation of diluted earnings per share for the periods presented:

	Year ended December 31
	2003	2002	2001
Determination of diluted number of shares:
Average common shares outstanding	24,958	17,941	17,940
Assumed conversion of dilutive stock options and warrants	622	53	—
Assumed conversion of subordinated debentures	3,170	—	—

Diluted average common shares outstanding (b)	28,750	17,994	17,940

Calculation of diluted earnings per share:
Net income (loss)	$11,424	$12,070	$(7,704)
Add: interest component on assumed conversion of subordinated debentures, net of taxes	1,354	—	—

Net income (loss), adjusted (a)	$12,778	$12,070	$(7,704)
Diluted earnings (loss) per share (a/b)	$0.44	$0.67	$(0.43)

Note 15—Shareholders’ Equity

Preferred Stock

Shares are issuable in one or more series, and the Board of Directors has authority to fix the terms and conditions of each series. No shares were issued or outstanding during 2003 and 2002.

Employee Stock Ownership Plan

K2 has an Employee Stock Ownership Plan (“ESOP”), which covers substantially all of its domestic non-union employees with at least one year of service. As of December 31, 2003, the trust was indebted to K2 in the aggregate amount of $26,000 in connection with stock purchases made from 1982 through 1984 of which 3,167 shares with an aggregate market value of $48,170 as of

December 31, 2003 remained unallocated to participants. This loan is repayable over the next twelve months with interest at prime plus 1/2%, not to exceed 18%, and the unallocated shares will be released to participants proportionately when this loan is repaid. Allocated shares as of December 31, 2003 totaled 1,059,041.

Additionally, the trust was indebted to K2 in the amount of $1,100,000 at December 31, 2003 and 2002, in connection with distributions made to terminating participants of the plan.

Shareholders’ equity has been reduced by the amounts of the loan and any payments made by K2 on behalf of the trust. The payments, made by K2 on behalf of the trust, which at December 31, 2003 totaled $50,000, are being amortized to expense over the lives of the loans.

The amount of K2’s annual contribution to the ESOP is at the discretion of K2’s Board of Directors. K2 made contributions of $150,000 to the ESOP during 2003 and 2002. ESOP expense, including amortization of the foregoing payments, was $30,000, $263,000 and $301,000 in 2003, 2002 and 2001, respectively.

Preferred Stock Rights

Rights are outstanding which entitle the holder of each share of Common Stock of K2 to buy one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock at an exercise price of $60.00 per one one-hundredth of a share, subject to adjustment. The rights are not separately tradable or exercisable until a party either acquires, or makes a tender offer resulting in ownership of, at least 15% of K2’s common shares. If a person becomes the owner of at least 15% of K2’s outstanding common shares (an “Acquiring Person”), each holder of a right other than such Acquiring Person and its affiliates is entitled, upon payment of the then-current exercise price per right (the “Exercise Price”), to receive shares of Common Stock (or Common Stock equivalents) having a market value of twice the Exercise Price. If K2 subsequently engages in a merger, a business combination or an asset sale with the Acquiring Person, each holder of a right other than the Acquiring Person and its affiliates is thereafter entitled, upon payment of the Exercise Price, to receive stock of the Acquiring Person having a market value of twice the Exercise Price. At any time after any party becomes an Acquiring Person, the Board of Directors may exchange the rights (except those held by the Acquiring Person) at an exchange ratio of one common share per right. Prior to a person becoming an Acquiring Person, the rights may be redeemed at a redemption price of one cent per right, subject to adjustment. The rights are subject to amendment by the Board.

Shares Reserved

K2 had 60,000,000 and 40,000,000 authorized shares of common stock at December 31, 2003 and December 31, 2002, respectively. The table below outlines common shares reserved for future issuance:

	December 31
	2003	2002
Total Authorized Shares	60,000,000	40,000,000
Common Shares Outstanding	(34,146,798)	(18,679,146)
Shares reserved for future issuance:
Stock options outstanding	(2,864,002)	(1,860,130)
Stock options reserved for future issuance	(246,788)	(609,325)
Warrants under 7.25% Debentures	(767,589)	—
Shares issuable upon conversion of 7.25% Debentures	(2,097,315)	—
Shares issuable upon conversion of 5.00% Debentures	(5,706,458)	—

Remaining Authorized Shares	14,171,050	18,851,399

Note 16—Segment Data

As a result of recent acquisitions, K2 has reclassified its business into the following three segments based on similar product types and distribution channels: Marine and Outdoor, Action Sports, and Team Sports. The Marine and Outdoor segment includes Shakespeare fishing tackle and monofilament products as well as Stearns outdoor products. The Action Sports segment includes skis, snowboards, snowshoes, in-line skates, paintball products and skateboard shoes and apparel. The Team Sports segment includes baseball and softball products and K2 Licensing & Promotion products. All periods presented have been recasted to reflect these changes in the segments.

The Marine and Outdoor segment includes Shakespeare fishing tackle and monofilament products as well as Stearns outdoor and flotation products. The Action Sports segment includes skis, snowboards, snowshoes, in-line skates, bikes, paintball products including markers, paintballs and protective equipment and skateboard shoes and apparel. The Team Sports segment includes baseball and softball bats, gloves and related equipment, apparel sold through specialty sporting goods dealers, and K2 Licensing & Promotion products.

Although the sporting goods manufacturing industry is highly fragmented, many of the retail customers that purchase sporting goods are highly concentrated. Large format sporting goods retailers are important to K2’s results of operations, and one customer accounted for over 10% of the marine and outdoor segment net sales for the year ended December 31, 2003.

K2 evaluates performance based on operating profit or loss (before interest, gain on sale of operating division, debt extinguishment costs, corporate expenses and income taxes). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1 of Notes to Consolidated Financial Statements. Intercompany profit or loss is eliminated where applicable.

The information presented below is as of or for the year ended December 31.

	Net Sales to Unaffiliated Customers			Intersegment Sales			Operating Profit (Loss)
(Millions)	2003	2002	2001	2003	2002	2001	2003	2002	2001
Marine and Outdoor(d)	$324.0	$328.7	$313.3	$80.7	$68.6	$54.6	$44.4	$42.8	$33.8	(a)
Action Sports	277.6	234.2	254.2	1.4	1.4	2.4	5.6	(7.8)	(23.2	)(b)
Team Sports	116.9	19.3	22.0	—	—	—	(12.1)	(4.4)	(5.9	)(c)

Total segment data	$718.5	$582.2	$589.5	$82.1	$70.0	$57.0	37.9	30.6	4.7

Corporate expenses, net							(5.8)	(3.0)	(3.1)
Gain on sale of operating division							2.2	—	—
Debt extinguishment costs							(6.7)	—	—
Interest expense							(10.0)	(9.0)	(13.6)

Income (loss) before income taxes							$17.6	$18.6	$(12.0)
(a)	2001 includes a charge of $0.9 million for restructuring and downsizing costs
(b)	2001 includes a charge of $15.6 million for restructuring and downsizing costs
(c)	2001 includes a charge of $1.5 million for restructuring and downsizing costs
(d)	2003 results of the marine outdoor segment reflect the sale of the composite utility and decorative light poles and related product lines during 2003.

	Identifiable Assets			Depreciation and Amortization			Capital Expenditures
(Millions)	2003	2002	2001	2003	2002	2001	2003	2002	2001

Marine and outdoor	$201.3	$185.6	$157.4	$6.6	$6.7	$6.7	$8.3	$4.4	$4.5
Action sports	391.5	211.1	213.9	7.4	6.2	8.7	5.7	3.7	7.8
Team sports	243.1	16.9	22.9	2.7	0.9	0.5	2.6	0.2	0.3

Total segment data	835.9	413.6	394.2	16.7	13.8	15.9	16.6	8.3	12.6

Corporate	36.0	24.8	26.8	3.5	0.8	0.3	4.2	—	—

Total	$871.9	$438.4	$421.0	$20.2	$14.6	$16.2	$20.8	$8.3	$12.6

(Millions)	2003	2002	2001
Net sales by location
United States	$509.6	$392.7	$377.4
Canada	15.1	18.3	20.1
Europe	135.1	113.4	130.5
Asia / Pacific	58.7	57.8	61.5

Total foreign countries	208.9	189.5	212.1
Total net sales	$718.5	$582.2	$589.5

Assets
North America	$709.5	$315.6	$303.5
Europe	105.5	72.4	75.1
Asia / Pacific	56.9	44.6	42.4

Total assets	$871.9	$432.6	$421.0

Long-lived assets
North America	$290.2	$85.3	$92.6
Europe	18.1	10.3	7.4
Asia / Pacific	11.6	11.6	9.5

Total long-lived assets	$319.9	$107.2	$109.5

Note 17—Subsequent Events

On January 23, 2004, K2 completed the acquisition of Fotoball USA, Inc., (“Fotoball”), a marketer and manufacturer of souvenir and promotional products, principally for team sports, in a stock-for-stock exchange offer/merger transaction. Under the terms of the merger, each outstanding share of Fotoball common stock was converted into 0.2757 shares of common stock of K2. Based on the number of common shares outstanding of Fotoball, approximately 1.0 million shares of K2’s common stock were issued to the Fotoball shareholders, and the aggregate preliminary purchase price of the transaction was valued at approximately $16 million. This transaction will be accounted for under the purchase method of accounting, accordingly the purchased assets and liabilities will be recorded at their estimated fair values at the date of the merger. The preliminary purchase price allocation is estimated to result in an excess of cost over net tangible assets acquired, to be determined during the 2004 first quarter based on K2’s final evaluation of the net tangible assets. This preliminary allocation assumes the excess purchase price will be allocated to goodwill, and is thus not amortized, however the final allocation could include identifiable intangible assets with finite and indefinite lives separate from goodwill. Should there be assets with definite lives, those assets would be subject to amortization resulting in additional amortization expense. The final allocation of the purchase price will also be completed during the 2004 first quarter based on K2’s final evaluation of such assets and liabilities. The results of the operations of Fotoball will be included in the consolidated financial statements of K2 beginning with the date of the merger. Subsequent to the completion of the merger, K2 changed the name of Fotoball to K2 Licensing & Promotions, Inc.

K2 Inc.

Consolidated condensed statements of income

(Unaudited)

	Three months ended March 31
(Thousands, except per share figures)	2004	2003
	(Unaudited)
Net sales	$277,364	$157,120
Cost of products sold	190,731	109,976

Gross profit	86,633	47,144
Selling expenses	42,047	23,170
General and administrative expenses	25,064	15,220

Operating income	19,522	8,754
Interest expense	3,302	1,794
Debt extinguishment costs	—	6,745
Other (income) expense, net	(53)	4

Income before income taxes	16,273	211
Provision for income taxes	5,533	74

Net income	$10,740	$137

Basic earnings per share:
Net income	$0.31	$0.01

Diluted earnings per share:
Net income	$0.27	$0.01

Basic shares outstanding	34,353	18,262
Diluted shares outstanding	43,099	18,471

See notes to consolidated condensed financial statements.

K2 Inc.

Consolidated condensed balance sheets

(Thousands, except number of shares)	March 31 2004	December 31 2003
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$19,786	$21,256
Accounts receivable, net	244,103	224,818
Inventories, net	215,774	237,152
Deferred taxes and income taxes receivable	36,971	40,023
Prepaid expenses and other current assets	16,393	13,083

Total current assets	533,027	536,332

Property, plant and equipment	212,533	204,738
Less allowance for depreciation and amortization	118,056	113,716

	94,477	91,022
Intangible assets, net	239,965	228,847
Other	15,158	15,670

Total Assets	$882,627	$871,871

Liabilities and Shareholders’ Equity
Current Liabilities
Bank loans	$5,554	$10,751
Accounts payable	56,784	77,304
Accrued payroll and related	29,708	33,040
Other accruals	71,357	61,540
Current portion of long-term debt	62,629	72,126

Total current liabilities	226,032	254,761

Long-term pension liabilities	11,173	11,173
Long-term debt	42,842	35,194
Deferred taxes	38,636	38,636
Convertible subordinated debentures	98,184	98,067
Commitments and Contingencies
Shareholders’ Equity
Preferred Stock, $1 par value, authorized 12,500,000 shares, none issued
Common Stock, $1 par value, authorized 60,000,000 shares, issued shares—35,672,902 in 2004 and 34,146,798 in 2003	35,673	34,147
Additional paid-in capital	332,511	313,142
Retained earnings	118,357	107,617
Employee Stock Ownership Plan and stock option loans	(1,160)	(1,214)
Treasury shares at cost, 747,234 shares in 2004 and 2003	(9,107)	(9,107)
Accumulated other comprehensive loss	(10,514)	(10,545)

Total Shareholders’ Equity	465,760	434,040

Total Liabilities and Shareholders’ Equity	$882,627	$871,871

See notes to consolidated condensed financial statements.

K2 Inc.

Consolidated condensed statements of cash flows (Unaudited)

	Three months ended March 31
(Thousands)	2004	2003
		(Unaudited)
Operating Activities
Net Income	$10,740	$137
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	6,073	5,634
Deferred taxes	4,489	(2,008)
Changes in current assets and current liabilities	(14,825)	271

Net cash provided by operating activities	6,477	4,034
Investing Activities
Property, plant & equipment expenditures	(6,782)	(2,135)
Disposals of property, plant & equipment	273	(11)
Purchase of business, net of cash acquired	1,780	(365)
Other items, net	(162)	1,264

Net cash used in investing activities	(4,891)	(1,247)
Financing Activities
Issuance of convertible subordinated debentures	—	25,000
Borrowings under long-term debt	172,000	201,842
Payments of long-term debt	(173,732)	(219,161)
Net decrease in short-term bank loans	(5,197)	(839)
Debt issuance costs	—	(4,247)
Exercise of stock options	3,873	107

Net cash provided by (used in) financing activities	(3,056)	2,702

Net increase (decrease) in cash and cash equivalents	(1,470)	5,489
Cash and cash equivalents at beginning of year	21,256	11,228

Cash and cash equivalents at end of period	$19,786	$16,717

See notes to consolidated condensed financial statements.

K2 Inc.

Notes to consolidated condensed financial statements

March 31, 2004

Note 1—Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

The consolidated condensed balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The interim financial statements should be read in connection with the financial statements in K2 Inc.’s (“K2’s”) Annual Report on Form 10-K for the year ended December 31, 2003.

Note 2—Summary of Significant Accounting Policies

Accounts Receivable and Allowances

Accounts receivable are net of allowances for doubtful accounts of $7,677,000 at March 31, 2004 and $7,558,000 at December 31, 2003.

Inventories

The components of inventories consisted of the following:

	March 31 2004	December 31 2003
	(Thousands)
Finished goods	$153,917	$180,379
Work in process	11,496	10,843
Raw materials	50,361	45,930

	$215,774	$237,152

Newly Adopted Accounting Standards

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” and issued FIN 46(R) in December 2003, which amended FIN 46. FIN 46 requires certain variable interest entities to be consolidated in certain circumstances by the primary beneficiary even if it lacks a controlling financial interest. Adopting FIN 46 and FIN 46(R) did not have an impact on K2’s operational results or financial position since K2 does not have any variable interest entities.

During 2003, the FASB revised SFAS 132, “Employers Disclosures about Pensions and Other Postretirement Benefits”: This statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It requires disclosures beyond those in the original SFAS 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined postretirement plans.

In addition, the revised statement requires interim-period disclosures regarding the amount of net periodic benefit cost recognized and the total amount of the employers’ contributions paid and expected to be paid during the current fiscal year. It does not change the measurement or recognition of those plans.

The following table provides the components of benefit costs for the quarters ended March 31:

	For the quarter ended March 31
	2004	2003
		(Thousands)
Service cost	$450	$420
Interest cost	1,030	1,030
Expected return on assets	(910)	(890)
Amortization of:
Prior service cost	15	20
Actuarial loss	135	260
Curtailment/settlement loss recognized	—	10

Total net periodic benefit cost	$720	$850

K2’s expected contribution to its pension plans in 2004 is $4,000,000. No contributions were made by K2 to the plans for the quarter ended March 31, 2004.

Note 3—Stock Based Compensation

K2 applies the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” which allows entities to continue to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees,” and related interpretations and provide pro forma net income and pro forma net income per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. K2 has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. As such, compensation expense for stock options issued to employees is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Had compensation cost been determined based upon the fair value at the grant date for K2’s stock options under SFAS No. 123 using the Black Scholes option pricing model, pro forma net income (loss) and pro forma net income (loss) per share, including the following weighted average assumptions used in these calculations, would have been as follows:

	Quarter ended March 31
(Thousands, except per share data, percentages and years)	2004	2003
Net income, as reported	$10,740	$137
Less: Total stock-based compensation expense determined under fair value based method for all awards, net of taxes	85	95

Net income, adjusted	$10,655	$42

Earnings per share:
Basic—as reported	$0.31	$0.01
Basic—pro forma	$0.31	$0.00
Diluted—as reported	$0.27	$0.01
Diluted—pro forma	$0.27	$0.00

Risk free interest rate	2.63%	2.63%
Expected life of options	5 years	5 years
Expected volatility	50.4%	50.4%
Expected dividend yield	—	—

Note 4—Acquisitions

On January 23, 2004, K2 completed the acquisition of Fotoball USA, Inc., (“Fotoball”), a marketer and manufacturer of souvenir and promotional products, principally for team sports, in a stock-for-stock exchange offer/merger transaction. Under the terms of the merger, each outstanding share of Fotoball common stock was converted into 0.2757 shares of common stock of K2 for a total of approximately 1.0 million shares of K2’s common stock. Based on a $15.36 per share K2 common stock price, the transaction was valued at approximately $16.9 million plus estimated merger costs of approximately $1.2 million. The purchase price included fully vested K2 stock options issued in exchange for Fotoball stock options outstanding at the time of the acquisition with a value of approximately $1.5 million. The value of the K2 stock options issued in exchange for the Fotoball stock options outstanding was based on a Black-Scholes estimate using the following assumptions: risk free interest rate of 3.00%, volatility of K2 stock of 0.478 and expected life of 4.00 years. The results of the operations of Fotoball were included in the consolidated financial statements of K2 beginning with the date of the merger. Subsequent to the completion of the merger, K2 changed the name of Fotoball to K2 Licensing & Promotions, Inc.

This transaction is accounted for under the purchase method of accounting, and accordingly the purchased assets and liabilities are recorded at their estimated fair values at the date of the merger. The preliminary purchase price allocation resulted in an excess of the purchase price over net tangible assets acquired of $11.2 million. This preliminary allocation assumes the excess purchase price will be allocated to goodwill, and is thus not amortized, however the final allocation could include identifiable intangible assets with finite and indefinite lives separate from goodwill. Should there be assets with finite lives, those assets would be subject to amortization resulting in additional amortization expense. The final allocation of the purchase price will be completed during the 2004 second quarter based on K2’s final evaluation of such assets and liabilities.

During 2003, K2 completed seven acquisitions, including the acquisition of Rawlings Sporting Goods Company, Inc. (“Rawlings”), on March 26, 2003, Worth, Inc. (“Worth), on September 16, 2003 and Brass Eagle, Inc. (“Brass Eagle”), on December 8, 2003 and four smaller acquisitions. The consolidated condensed statement of operations for the quarter ended March 31, 2004 includes the operating results of each of the acquired businesses in 2003 and of Fotoball since the date of acquisition, however the consolidated condensed statement of operations for the quarter ended March 31, 2003 does not include the operating results of the businesses acquired since the acquisitions of each of these businesses (except for Rawlings) were completed subsequent to March 31, 2003, and Rawlings was completed on March 26, 2003. The purchase price of one of the smaller acquisitions made during 2003 is subject to earn out provisions which may result in an additional payment of up to $7.5 million in the form of K2 common stock or cash in the second quarter of 2004.

The following summarized unaudited pro forma results of operations of K2 present the acquisitions of Rawlings, Worth, and Brass Eagle as if they had occurred as of the beginning of the respective periods presented. The 2003 first quarter pro forma results exclude the debt extinguishment costs incurred by K2 during the 2003 first quarter, and the results of operations of K2’s composite utility and decorative light poles and related products lines which K2 sold during the 2003 second quarter. Pro forma results of the four smaller acquisitions in 2003 and Fotoball in 2004 have not been presented because the effects of these additional acquisitions were not material on either an individual basis or aggregate basis to K2’s consolidated results of operations. This pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of those dates, or of results which may occur in the future:

	For the quarter ended March 31,
(Thousands, except per share amounts)	2004	2003
Pro Forma Information (Unaudited)
Net sales	$277,364	$245,955
Operating income	19,522	18,500
Net income	10,740	10,043
Diluted earnings per share	$0.27	$0.25

During 2003, K2 approved restructuring and exit plans related to the closure of certain facilities of the acquired companies. In accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, during 2003 K2 established reserves for employee severance, employee relocation costs and lease termination costs totaling approximately $5.1 million. These reserves were recognized as assumed liabilities of the acquired companies. The reserves established were not individually significant to any of K2’s acquisitions during 2003.

The following table summarizes the activity in 2003 and 2004:

	Employee Severance	Employee Relocation	Subtotal	Lease Termination Costs	Total
(Thousands)
2003 reserves established in conjunction with acquisitions	$2,951	$916	$3,867	$1,203	$5,070

Utilized in 2003:	(640)	—	(640)	—	(640)

Balance December 31, 2003	$2,311	$916	$3,227	$1,203	$4,430

Utilized in 2004:	(237)	—	(237)	(250)	(487)

Balance March 31, 2004	$2,074	$916	$2,990	$953	$3,943

K2 believes that the remaining reserves for restructuring are adequate to complete its plans.

Note 5—Intangible Assets

The components of intangible assets consisted of the following:

	Weighted Average Useful Life	March 31, 2004			December 31, 2003
		Gross Amount	Accumulated Amortization	Net Book Value	Gross Amount	Accumulated Amortization	Net Book Value
(Thousands)
Intangibles subject to amortization:
Patents	8.7 years	$12,222	$2,032	$10,190	$12,129	$1,836	$10,293
Customer contracts/relationships	8.9 years	6,576	603	5,973	6,576	393	6,183
Licensing agreements	6.0 years	3,800	633	3,167	3,800	475	3,325
Tradenames/trademarks	5.1 years	335	24	311	335	7	328
Order backlog	0.5 years	277	3	274	277	—	277

		23,210	3,295	19,915	23,117	2,711	20,406
Intangibles not subject to amortization:
(by segment)
Tradename
Action sports		28,794	—	28,794	28,794	—	28,794
Team sports		32,600	—	32,600	32,600	—	32,600
Goodwill
Marine and outdoor		12,143	—	12,143	11,396	—	11,396
Action sports		77,702	—	77,702	77,558	—	77,558
3 Team sports		68,811	—	68,811	58,093	—	58,093

		220,050	—	220,050	208,441	—	208,441
Total intangibles		$243,260	$3,295	$239,965	$231,558	$2,711	$228,847

The increase in intangibles subject to and not subject to amortization at March 31, 2004 from December 31, 2003 is primarily due to K2’s acquisition activities during 2004 as follows:

	December 31, 2003 Net Book Value	2004 Activity			March 31, 2004 Net Book Value
		Acquisition of Fotoball	Other Activity	Amortization
(Thousands)
Intangibles subject to amortization:
Patents	$10,293	—	160	$(263)	$10,190
Customer contracts/relationships	6,183	—	—	(210)	5,973
Licensing agreements	3,325	—	—	(158)	3,167
Tradenames/trademarks	328	—	—	(17)	311
Order backlog	277	—	—	(3)	274

	20,406	—	160	(651)	19,915
Intangibles not subject to amortization:
(by segment)
Tradename
Action sports	28,794	—	—	—	28,794
Team sports	32,600	—	—	—	32,600
Goodwill
Marine and outdoor	11,396	—	747	—	12,143
Action sports	77,558	—	144	—	77,702
Team sports	58,093	11,241	(523)	—	68,811

	208,441	11,241	368	—	220,050
Total intangibles	$228,847	$11,241	$528	$(651)	$239,965

Amortization expense for intangibles subject to amortization was approximately $0.7 million for the quarter ended March 31, 2004. Amortization expense of intangible assets subject to amortization is estimated to be approximately $3.1 million during 2004 and approximately $2.8 million from fiscal year 2005 through 2008. These estimates are based on the preliminary allocation of the excess purchase price for the Fotoball acquisition being allocated to goodwill. Should the final allocation include identifiable intangible assets with finite lives, those assets would be subject to amortization resulting in increased amortization expense.

Based on the results of the annual impairment tests, K2 determined that no impairment of goodwill existed as of December 31, 2003 and no indicators of impairment were present during the quarter ended March 31, 2004. However, future goodwill impairment tests could result in a charge to earnings. K2 will continue to evaluate goodwill on an annual basis and whenever events and changes in circumstances indicate that there may be a potential impairment.

K2 has evaluated the remaining useful lives of its finite-lived purchased intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were therefore not subject to amortization. K2 determined that no adjustments to the useful lives of its finite-lived purchased intangible assets were necessary.

Note 6—Borrowings and Other Financial Instruments

K2’s principal long-term borrowing facility is a three-year, $205 million revolving Credit Facility (“Facility”) expiring on March 31, 2006 with several banks and other financial institutions. The Facility is expandable to $230 million subject to certain conditions. The Facility has a $75 million limit for the issuance of letters of credit. Borrowings under the Facility are secured by all of K2’s assets in the United States, Canada and England. Actual borrowing availability under the Facility is based on K2’s trade receivable and inventory levels in the United States, Canada and England, subject to eligibility criteria and defined advance rates. Borrowings under the Facility are subject to an interest rate grid, but currently bear a rate equal to the prime rate plus 0.50%, or a LIBOR interest rate plus 2.50%, and the Facility has an unused commitment fee of 0.375% per year. In addition to the Facility, K2 also has a $13.3 million term loan, expiring March 31, 2006, from certain banks participating in the Facility, bearing an interest rate equal to the LIBOR rate plus 4.00% per year, payable in equal monthly installments over the remaining term. The Facility and term loan include various covenants, including requirements that K2 maintain a minimum debt service coverage ratio and tangible net worth, as well as limiting annual capital expenditures and certain investment activities.

At March 31, 2004, borrowings of $92.0 million were outstanding under the Facility and $13.3 million was outstanding under the term loan, bearing average interest rates of 3.65% and 5.16%, respectively. At March 31, 2004 there were also letters of credit outstanding under the Facility of $15.5 million (consisting of $14.0 million of standby letters of credit and $1.5 million of trade letters of credit expiring over the next 12 months). Pursuant to the terms of the Facility, an additional $96.2 million was available for borrowing at March 31, 2004.

The Facility is subject to a “Material Adverse Effect” clause and the cash received from receivable collections is subject to the control of the lenders via a lock-box arrangement, if average excess availability, as defined, under the Facility falls below $50 million. K2 does not currently expect average excess availability, as defined, to be less than $50 million in the next twelve months. In accordance with the provisions of EITF 95-22, “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement” and FASB Technical Bulletin 79-3, “Subjective Acceleration Clauses in Long-Term Debt Agreements”, K2 has classified approximately $55.9 million of seasonal borrowings outstanding under the Facility at March 31, 2004 as current and the remaining balance of approximately $36.1 million as long-term debt.

At March 31, 2004, K2 also had $25.0 million of 7.25% convertible subordinated debentures (“7.25% Debentures”) due March 2010. The 7.25% Debentures are convertible into 2,097,315 shares of K2 common stock at a conversion price of $11.92 per share. Pursuant to the agreement for these debentures, the noteholders received warrants to purchase 243,260 and 524,329 additional shares of K2’s common stock at exercise prices of $13.14 and $11.92 per share, respectively, exercisable within the three and five year period ended February 14, 2006 and February 14, 2008, respectively (“the Warrants”). K2 assigned a total fair market value of $2,303,000 to the Warrants. At March 31, 2004, the aggregate unamortized fair market value of $1,816,000 is reflected as a reduction of the face amount of the 7.25% Debentures on K2’s balance sheet which is being amortized to interest expense using the effective interest method through the exercise periods, thereby increasing the carrying value of the debentures.

At March 31, 2004, K2 also had $75 million of 5.00% convertible senior debentures (“5% Debentures”) due June 2010. The 5% Debentures are convertible into 5,706,458 shares of K2 common stock at a conversion price of $13.143 per share. The debentures are redeemable by K2 in whole or in part at K2’s option on or after June 15, 2008 at a redemption price of 101.429% beginning on June 15, 2008 and ending on June 14, 2009, and at 100.714% beginning on June 15, 2009 and ending on June 14, 2010.

At March 31, 2004, K2 also had $5.6 million outstanding under foreign lines of credit.

Note 7—Accumulated Other Comprehensive Loss

The components of other comprehensive loss are as follows:

	Currency Translation Adjustments	Additional Minimum Pension Liability	Derivative Financial Instruments	Total
(Thousands)
Balance at December 31, 2003	$(3,133)	$(5,255)	$(2,157)	$(10,545)
Currency translation adjustment	(842)	—	—	(842)
Reclassification adjustment for amounts recognized in cost of sales	—	—	528	528
Change in fair value of derivatives, net of $178 in taxes	—	—	345	345

Balance at March 31, 2004	$(3,975)	$(5,255)	$(1,284)	$(10,514)

Total comprehensive income was $10.7 million and $0.9 million for the three months ended March 31, 2004 and 2003, respectively. Total comprehensive income includes the net change in accumulated other comprehensive loss for the period.

Note 8—Earnings Per Share Data

Basic earnings per share (“EPS”) is determined by dividing net income or loss by the weighted average number of shares outstanding during the period. Diluted EPS reflects the potential dilutive effects of stock options and warrants, using the treasury stock method, and of the 5% and 7.25% Debentures using the “if converted” method. The following represents a reconciliation from basic shares to fully diluted shares for the respective periods. Options to purchase 2,570,160 and 3,805,572 shares of common stock were outstanding at March 31, 2004 and 2003, respectively. At March 31, 2004, shares of common stock issuable upon conversion of the $100 million of convertible debentures totaling 7,803,742 and warrants to purchase 767,589 of shares of common stock were outstanding. At March 31, 2003, shares of common stock issuable upon conversion of the 7.25% Debentures totaling 2,097,282 and warrants to purchase 524,329 of shares of common stock were outstanding. For the quarters ended March 31, 2004 and 2003, 411,808 and 850,961 stock options, respectively, were excluded since their inclusion would have been antidilutive. The EPS calculation for the quarter ended March 31, 2003 also excluded 2,097,282 shares from the issuance of the 7.25% Debentures in February 2003, since their inclusion would have also been antidilutive.

The table below outlines the determination of the number of diluted shares of common stock used in the calculation of diluted earnings per share as well as the calculation of diluted earnings per share for the periods presented:

	Quarter ended March 31
(Thousands, except per share amounts)	2004	2003

Determination of diluted number of shares:
Average common shares outstanding	34,353	18,262
Assumed conversion of dilutive stock options and warrants	943	209
Assumed conversion of subordinated debentures	7,803	—

Diluted average common shares outstanding(b)	43,099	18,471

Calculation of diluted earnings per share:
Net income	$10,740	$137
Add: interest component on assumed conversion of subordinated debentures, net of taxes	904	—

Net income, adjusted(a)	$11,644	$137

Diluted earnings per share(a/b)	$0.27	$0.01

Note 9—Segment Information

As a result of recent acquisitions, beginning in the 2004 first quarter, K2 has reclassified its business into the following three segments based on similar product types and distribution channels: Marine and Outdoor, Action Sports, and Team Sports.

The Marine and Outdoor segment includes Shakespeare fishing tackle and monofilament products as well as Stearns outdoor products. The Action Sports segment includes skis, snowboards, snowshoes, in-line skates, paintball products and skateboard shoes and apparel. The Team Sports segment includes baseball and softball products and K2 Licensing & Promotion products.

The 2003 period has been restated to reflect these reclassifications.

The segment information presented below is as of March 31:

	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
(Millions)	2004	2003(a)	2004	2003(a)	2004	2003(a)
Marine and Outdoor(b)	$98.8	$98.4	$20.4	$14.3	$15.3	$15.4
Action Sports	84.5	54.4	0.4	0.7	(4.1)	(4.7)
Team Sports	94.1	4.3	—	—	11.0	(0.5)

Total segment data	$277.4	$157.1	$20.8	$15.0	22.2	10.2

Corporate expenses, net					(2.6)	(1.5)
Debt extinguishment costs					—	(6.7)
Interest expense					(3.3)	(1.8)

Income before provision for income taxes					$16.3	$0.2
(a)	Results for the quarter ended March 31, 2003 do not include the operating results of any of K2’s acquisitions completed during 2003 and 2004 since the acquisitions (except for Rawlings)

were completed subsequent to the quarter ended March 31, 2003, and Rawlings was acquired by K2 Inc. on March 26, 2003.

(b)	Results for the quarter ended March 31, 2004 do not include the sales or operating profit of the composite utility and light pole product lines. K2 sold these product lines in May 2003, and net sales and operating profit for this business in the 2003 first quarter were $7.4 million and $0.8 million, respectively.

Total assets by operating segment were as follows:

(Millions)	March 31 2004	December 31 2003
Marine Outdoor	$232.1	$201.3
Action Sports	309.2	391.5
Team Sports	299.0	243.1

Total segment data	840.3	835.9
Corporate	42.3	36.0

Total	$882.6	$871.9

Note 10—Contingencies

K2 is one of several named potentially responsible parties (“PRP”) in three Environmental Protection Agency matters involving discharge of hazardous materials at old waste sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At March 31, 2004 and December 31, 2003, K2 had recorded an estimated liability of approximately $844,000 and $980,000, respectively, for environmental liabilities with no insurance recovery expected. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

During the 2004 first quarter, K2 agreed to pay a settlement of approximately $2.0 million for a lawsuit involving its building products business, which was sold by K2 on June 30, 2000. The settlement amount to be paid by K2 represents a portion of the total settlement for the lawsuit, with the remaining portion covered by insurance. K2 recorded its portion of the settlement as a component of discontinued operations during the 2004 first quarter. Additionally, K2 reversed a $2.0 million legal reserve through discontinued operations in the 2004 first quarter related to its swimming pool business, which was sold by K2 on March 5, 1996, since the legal reserve was no longer necessary.

K2 is involved in lawsuits, claims, investigations and proceedings, including those identified above, consisting of product liability, patent, commercial, employment and environmental matters, which arise in the ordinary course of business. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” K2 makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. K2 believes that it has adequate provisions for such matters. K2 reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular legal matter. Litigation is inherently unpredictable. However, K2 believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Note 11—Subsequent Events

On April 19, 2004, K2 completed the purchase of substantially all of the assets of Worr Game Products, Inc., and All-Cad Manufacturing, Inc., businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories. The purchase price for these assets was paid in a combination of cash and the issuance of approximately 304,340 shares of K2 common stock.

Also, on April 19, 2004, K2 completed the purchase of substantially all of the assets of IPI Innovations, Inc., a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles. The purchase price for these assets was paid in a combination of cash and the issuance of approximately 326,101 shares of K2 common stock.

Report of the Group Auditor to the Annual Meeting of Shareholders

of VÖLKL SPORTS HOLDING AG, BAAR

As basis of our audit, we examined the accounting records and the consolidated annual accounts (balance sheet, profit and loss statement, cash flow statement and notes to the financial statements) of Völkl Sports Holding AG for the financial year ended 03/31/2004.

The Board of Directors is responsible for preparing the consolidated annual accounts, while our task is to examine and express and opinion on these. We confirm our fulfilment of the legal requirements regarding professional qualification and independence in this regard.

Our audit was conducted according to the principles of the Swiss accounting profession, by which an audit is to be so planned and carried out that significant false statements in the consolidated annual report can be detected with reasonable certainty. We examined the items and statements contained in the consolidated annual report on the basis of analytical testing methods and collecting of representative samples. Furthermore, we have evaluated the significant accounting principles used, and consolidation and valuation decisions made, as well as the presentation of the entire financial statements as a whole. We believe that our audit provides a sufficient basis for our opinion.

In our opinion, the consolidated financial statements present an accurate picture of the asset, financial and earning situation in accordance with professional accounting standards (Swiss GAAP FER) and Swiss legal requirements.

We recommend the approval of these consolidated annual statements demonstrating a group profit of EUR 2,849,000.

Naters, June 09, 2004

TREUHAND UND REVISIONS AG
Accountant in Charge
Albert Bass	Mischa Imboden
dipl. Buchhalter	lic. oec. HSG
& Controller	dipl. Wirtschaftsprüfer

Appendix

- Balance Sheet

- Profit and Loss Statement

- Cash Flow Statement

- Notes to the Financial Statements

Völkl Sports Holding AG

Consolidated balance sheet as of March 31, 2004

			March 31, 2004		March 31, 2003
		Notes	T-EUR	T-EUR	T-EUR	T-EUR
Assets
A.	Fixed assets
I	Intangible assets	3.1
	Intangible assets		318		270
	Formation and start-up costs		—	318	—	270

II	Tangible assets	3.2
	Real estate, buildings		1,092		1,092
	Technical equipment		2,452		2,983
	Other equipment		2,500		2,203
	Downpayment & plants under constr.		186	6,230	988	7,266

III	Financial assets
	Other lendings	3.4	3,068		3,068
	Reinsurance claims	3.5	919	3,987	1,157	4,225

IV	Shareholdings	3.3
	DNR Sportsystem AG		—		—
	BIL Grundstücksverw. GmbH+Co. KG		24		24
	Völkl Sport America Corp.		1,901	1,925	2,065	2,089

Total fixed assets				12,460		13,850

B.	Current assets
I	Stocks on hand	3.6		25,198		24,969
II	Receivables
	Goods and services	3.7	18,424		17,601
	Affiliated companies	3.8	2,183		2,754
	Other assets	3.9	2,250	22,857	2,058	22,413

III	Liquid assets			153		132

Total current assets				48,208		47,514

C.	Deferred items	3.10		2,306		1,975

Total assets				62,974		63,339

Völkl Sports Holding AG

Consolidated balance sheet as of March 31, 2004

			March 31, 2004		March 31, 2003
		Notes	T-EUR	T-EUR	T-EUR	T-EUR
Liabilities
A.	Equity	3.11
	Group share			6,229		3,765

Total Equity				6,229		3,765

B.	Silent partnership	3.12		205		256

C.	Special reserves with equity portion	3.13		1,776		2,114

D.	Provisions
	Provisions for pensions	3.14		3,753		3,809
	Tax provisions	3.15		4,104		3,878
	Other provisions	3.16		4,980		5,236

Total provisions				12,837		12,923

E.	Debts	3.17
	Banks	3.18	14,674		12,726
	Goods and services		4,398		7,438
	Affiliated companies	3.19	145		199
	Other liabilities	3.20	7,589	26,806	8,176	28,539

	Shareholder loan	3.21
	— without letter of subordination		7,264		7,895
	— with letter of subordination		7,857	15,121	7,847	15,742

Total debts				41,927		44,281

Total liabilities				62,974		63,339

Völkl Sports Holding AG

Consolidated profit and loss account 2003/2004

		2003/2004	2002/2003
	Notes	T-EUR	T-EUR
Sales proceeds	4.1	104,965	94,435
Increase/reduction in inventories
of finished and unfinished products		1,428	153

Total output		106,393	94,588

Other activated company-manufactured items		324	365
Other operating income	4.2	3,871	3,979
Material expenditure		-51,226	-46,067
Raw materials and supplies		-51,158	-45,972
Expenditure for services received		-68	-95
Material expenditures as %age of total output		-48.1%	-48.7%

Gross profit		59,362	52,865
Gross profit as a %age of total output		55.8%	55.9%

Personnel expenditure		-23,864	-22,708
Payroll		-19,380	-18,472
Social security contributions		-4,484	-4,236
Personnel expenditure as a %age of total output		-22.4%	-24.0%
Depreciation	4.3	-4,390	-3,803
On fixed assets		-2,635	-2,806
On current assets		-1,755	-997
Other operating expenditure	4.4	-24,437	-20,940

Operational result		6,671	5,414
Operating results as a %age of total output		6.3%	5.7%

Result of companies not fully consolidated		251	606
Other interest and similar income		58	55
of which from affiliated companies		49	43
Interest and similar expenditure		-2,542	-2,534
of which to affiliated companies		—	-288
Profit shares of silent partners		-20	-24

Result of customary business activities		4,418	3,517

Extraordinary income	4.5	25	684
Extraordinary expenditure	4.6	-321	-382

Extraordinary result		-296	302
Taxes on income and profit	4.7	-1,063	-728
Other taxes		-210	-57

Surplus/deficit for the year		2,849	3,034

Consolidated cash-flow statement

	2003 / 2004
	Source of funds	Application of funds
	in thousands of EURO
Sales turnover (total output)	106,393
Material expenditure		-51,226
Change in receivables from goods and services		-823
Change in payables from goods and services		-3,040
Change in stocks on hand (excl. Depreciation)		-1,984
Activated company-manufactured items	324
Other operating income	3,871
Personnel expenditure		-23,864
Other operating expenditure		-24,437
Interest income	58
Interest expense		-2,542
Extraordinary result		-296
Taxes		-1,273
Changes in deferred charges to expense		-331
Changes in other assets		-192
Changes in other liabilities		-587

	110,646	-110,595
Cash-flow from operations		51
Investment activity
Investment in fixed assets		-2,951
Disinvestment	1,542
Exch. rate differences in fixed assets		0

	1,542	-2,951
Cash-flow from investment activity		-1,409
Financing activity
Change in claims against affiliated companies	571
Change in liabilities to affiliated companies		-54
Change in shareholder's loan		-621
Silent partner's share of profit		-20
Result of companies not fully consolidated	251
Profit distribution by Völkl Sports Holding AG		-191
Equity cons. Völkl Sports America	164
Exch. rate difference in consolidation of equity		-194
Change in silent partnership		-51
Change in special reserve with equity portion		-338
Reduction of provisions		-86

	986	-1,555
Cash-flow out of financial activity		-569

Total source of funds/application of funds	113,174	-115,101

DIMINUTION OF FINANCIAL ASSETS		-1,927
Change in financial assets	2003 / 2004	2002 / 2003
Liquid funds	153	132
Banks	-14,674	-12,726

Book value liquid funds	-14,521	-12,594
DIMINUTIONS OF FINANCIAL ASSETS		-1,927

Völkl Sports Holding AG

Notes to the Consolidated Financial Statements as of March 31, 2004

1. General

Reference can be made to the “Völkl Group Consolidated Financial Statements as of March 31, 2004” for the evaluation of the earning and asset situation of the Völkl Group companies. The presentation of the annual accounts is in accordance with German accounting standards. The classification in ordinary and extraordinary items was adopted from the audited financial statements without any changes needing to have been made. The individual financial statements were issued an unqualified audit opinion, with the exception of the note on the consolidation of BIL KG in accordance with 2.4.

2. Consolidation Principles

2.1 Consolidation Time Period

The time period for consolidation is the financial year commencing on April 1 and ending on March 31 of the subsequent year. The financial statements of all companies are in each case prepared as of March 31, with the following exceptions:

— Völkl Sport America Corp.	Calendar year
— Zero Degree Manufacturing AG	Calendar year

2.2 Accounting and Valuation

The individual financial statements included in consolidation were prepared and evaluated in accordance with uniform accounting standards. The financial statements of Swiss companies prepared in accordance with the laws of Switzerland were adjusted for undisclosed reserves in order that the financial statements included in consolidation would present a picture of the asset, financial and earnings situation corresponding to the actual situation of the companies.

2.3 Currency Conversion

For the Swiss companies, currency translation was performed for items contained in the balance sheets using the rates prevailing at the closing dates of March 31, 2004 and 2003, and for items contained in the profit and loss accounts using the average of the annual rates for internal accounting purposes (recorded rate of exchange). Differences arising from the use of different conversion rates for balance and profit and loss accounts were credited or offset against the balance contained in profit reserves. Since financial year 2000/01, the annual statements of German companies as well as the group have been prepared using EURO. The rates of exchange used for the conversion of Swiss financial statements are:

100 SFr. = EUR	Balance Statement Rate	Profit and Loss Account Rate
Annual Accounts 2002/03	68.02	68.52
Annual Accounts 2003/04	63.81	68.01

2.4 Consolidated entities

The following companies were included in the group’s consolidated annual financial statements:

	Proportion of Group’s Equity Participation
	3/31/2004	3/31/2003
Full consolidation
Völkl Sports Holding AG	100%	100%
(until 4/1/1999 Benviro AG)
Zero Degree Manufacturing AG	100%	100%
Rad Air Snowboards AG	100%	100%
Völkl Groupp
— Völkl Sports GmbH & Co. KG, Straubing	100%	100%
(until 1/20/2000 Franz Völkl GmbH & Co. Ski and Tennis Sportartikelfabrik KG (sporting goods manufacturer)
— Völkl GmbH, Straubing	100%	100%
(until 1/20/2000 Franz Völkl GmbH)
— Völkl Snowboard Verwaltungs-GmbH, Straubing	100%	100%
— Völkl-Vertriebs GmbH, Straubing	100%	100%
— Völkl (International) AG, Baar	100%	100%
— Marker Völkl Austria GmbH, Andorf	100%	100%

Proportional Consolidation
Völkl Tennis GmbH, Baar	50%	50%

Inclusion of the financial statement has been made on a proportional basis at 50%.

Equity Accounting
Völkl Sport America Corp. USA	40%	40%

The difference between equity and purchase values is considered goodwill and reflected under participating interests.

Participating interests accounted by the purchase value
BIL Grundstückverwaltungs-GmbH & Co WEDA KG	95%	95%

Immobiliengesellschaft BIL Grundstücksverwaltungs-GmbH & Co WEDA KG (referred to nore succinctly as BIL KG), in which Völkl KG holds 95% of investments, was not included in consolidation, since Völkl KG does not hold a voting majority in this company. The auditors, Fasselt & Partner, inserted a qualification in their report on the consolidated group financial statement of Völkl KG regarding this decision.

Völkl of America Ltd., which is held by Völkl KG, was not included in the financial statements as a consequence of its inactivity. This company is not to be confused with the company, Sport America Corp., actively engaged in commercial operations.

2.5 Affiliated Companies

Affiliated companies are those companies which are included in the consolidated group accounting of Völkl Sports Holding AG.

2.6 Capital Consolidation

Participating interests within the consolidated companies were eliminated according to 2.4.

2.7 Consolidation Adjustments

Internal turnover, expenses and income as well as trade debtors among the consolidated companies as well as interim profits arising due to transacting internally in goods and services were eliminated.

3. Notes to the Balance Sheet as of 3/31/2004

3.1 Intangible Assets

Mio. EUR	03/31/2004	03/31/2003
Supersport brand name trademark	0.1	0,1
Software	0.2	0,2

Total	0.3	0,3

In financial year 2002 / 03, Völkl International AG purchased the “Supersport” brand name trademark, an acquisition valued at an amount of EUR 50,000.00. This brand name will be written off over a period of 5 years.

3.2 Tangible Assets

Tangible assets are principally valued according to purchase value, i.e. at the expense of purchase or production less any necessary depreciation.

The changes are shown in the Asset Movement Table contained in the Appendix.

3.3 Participating Interests

This item contains the following not fully consolidated participating interests:

Mio. EUR	03/31/2004	03/31/2003
BIL Grundstückverwaltungs-GmbH & Co WEDA KG (TEUR 24)	0.0	0.0
Völkl Sport America Corp, USA — Proportional capital and reserves for 40%	1.9	2.1

Total	1.9	2.1

3.4 Other Lendings

These items, as in the prior year, contain a non-interest bearing loan in the amount of EUR 3,067,751.29 granted by Völkl KG to BIL KG This loan was granted in connection with the realisation of the new Straubing-Sand building.

Interest payments were dispensed with based on the agreed lower rent payments offered.

3.5 Reinsurance claims

The item relates to the capitalised value of an insurance policy covering the company’s pensions scheme costs purchased from the Berlinische Lebensversicherung AG to cover the pension commitments to employees of Völkl Sports GmbH & Co. KG and Völkl Vertriebs GmbH.

3.6 Stocks on hand

Inventories are valued at either the average purchase or production cost or the lower of cost or market taking into account market prices and inventory risks.

Mio. EUR	03/31/2004	03/31/2003
Raw materials and consumable	3.8	3.8
Work in progress	2.3	2.3
Finished goods and goods for resale	19.1	18.9

Total	25.2	25.0

Unrealised interim profits on inventories are eliminated.

Völkl KG, Völkl Vertriebs GmbH and Völkl International AG have surrendered their entire warehouse as collateral for accounts payable to banks in accordance with the collateral pooling agreement entered into with the banking consortium consisting of Deutsche Bank AG, Bayerische Hypo- und Vereinsbank AG and Commerzbank AG.

3.7 Trade Debtors

Mio. EUR	03/31/2004	03/31/2003
Trade debtors
— gross	19.4	18.5
— adjustments	-1.0	-0.9

Total	18.4	17.6

The amounts owed are recorded at nominal values less all necessary adjustments in value.

In accordance with the foregoing collateral pooling agreement, Völkl KG and Völkl Vertriebs GmbH have surrendered all present and future amounts owed to them from trade debtors to the heretofore mentioned German banking consortium.

3.8 Amounts owed by affiliated companies

Mio. EUR	03/31/2004	03/31/2003
Amounts owed:
— Völkl Tennis GmbH (50%)	0.7	0.8
— Völkl Sport of America	1.5	2.0

Total	2.2	2.8

3.9 Other Assets

The other assets item contains prepaid taxes, VAT credits, short term personnel loans, travel expense advances, cash security deposits, etc.

3.10 Prepayments and Accrued Income

The largest portion of this item is represented by capitalised advertising and development costs for the financial year 2004/05 incurred by Voelkl international and Voelkl Tennis with a total amount of TEUR 1,775 (TEUR 1,456).

3.11 Capital and Reserves

The consolidated capital and reserves were composed as follows during the financial year:

Mio. EUR	03/31/2004	03/31/2003
Capital and Reserves per 04/01	3.765	0.917
Distribution of profits Völkl Sports Holding AG	-0.191	-0.102
Exchange rate difference on consolidation of capital and reserves	-0.194	-0.084
Profit for the year	2.849	3.034

Capital and reserves per 03/31	6.229	3.765

3.12 Silent partnership

Völkl KG possesses a silent partnership in the Kapitalbeteiligungsgesellschaft für mittelständige Wirtschaft Bayerns mbH, Munich, which was reduced as planned from TEUR 51 to TEUR 205 during the financial year.

3.13 Special Reserves with equity portion

Classified as special reserves is the income contribution provided in connection with the sale of the Straubing, Steinweg 62 property. The repayment is to be performed over a period of ten years. In accordance with the findings of the tax audit, the income contribution qualifies as taxable income. The special reserves as well as the amount of annual repayment have been adjusted to reflect this.

3.14 Pension Reserves

The reserves for pensions and other obligations encompass pension entitlements as well as current pensions in accordance with commitments made in the framework of employment agreements as well as on the basis of individual commitments. These are determined by the entry age normal method in accordance with § 6a EStG through actuarial calculations on the basis of an interest rate of 6%.

3.15 Tax Reserves

Mio. EUR	03/31/2004	03/31/2003
Reserves for:
— Taxes	3.0	3.0
— Deferred taxes	1.1	0.9

Total	4.1	3.9

3.16 Other Reserves

Mio. EUR	03/31/2004	03/31/2003
Guarantee obligations	1.0	1.2
Vacation claims / overtime	1.5	1.2
Outstanding invoices	0.2	0.4
Fixed sum & premiums racing	0.5	0.8
Currency reserve	0.6	0.0
Litigation	0.0	0.1
Interest shareholder loan	0.0	0.4
Sundry	1.2	1.1

Total	5.0	5.2

The reserves for guarantee obligations of Völkl KG amount to 0.667 Mio. EUR for still undetermined guarantee obligations, which are valued at 1.2% of average net turnover of the last two financial years, as well as 0.340 Mio. EUR for undetermined warranties.

The reserve for overtime and vacation entitlements increased due to the clear increase in output and expansion in production in financial year 2003 / 04 in comparison with the prior year.

3.17 Creditors—Durations

The remaining terms to maturity amount as of 3/31/2004 to:

Mio. EUR	Total	Up to 1 year	Over 1 year
Banks loans and overdrafts	14.7	14.4	0.3
Trade creditors	4.4	4.4	0.0
Amounts owed to group undertakings	0.1	0.1	0.0
Other creditors	7.6	7.6	0.0

Subtotal	26.8	26.5	0.3
Shareholder loan:
— without subordination	7.3	1.4	5.9
— with subordination	7.8	3.3	4.5

Overall total	41.9	31.2	10.7

3.18 Bank Loans and Overdrafts

Mio. EUR	03/31/2004	03/31/2003
Bank loans and overdrafts of:
— Marker Völkl Austria	2.2	2.2
— Völkl International	2.3	3.0
— Völkl Tennis GmbH	0.2	0.1
— Völkl KG	10.0	7.4

Total	14.7	12.7

The provision of funds by banks was made on the basis of collateral pooling agreements of 09/24, 10/28, 10/30, 11/22, 12/23/2002 against transfer of ownership of the following items:

- All trade debtors of Völkl KG and Völkl Vertriebs GmbH

- Entire warehouse of Völkl KG, Völkl Vertriebs GmbH and Völkl International AG.

3.19 Amounts Owed to affiliated companies

Mio. EUR	03/31/2004	03/31/2003
Völkl Tennis GmbH 50% (TEUR 145)	0.1	0.2

Total (TEUR 145)	0.1	0.2

3.20 Other Creditors

Mio. EUR	03/31/2004	03/31/2003
Value added taxes	0.5	1.6
Personnel, social security costs	1.3	1.1
Berlinische Leben	0.2	0.3
Bills of exchange Völkl KG	4.4	4.6
Sundry	1.2	0.6

Total	7.6	8.2

3.21 Shareholder Loan

Mio. EUR	03/31/2004	03/31/2003
Loans from Mr. Hans-Dieter Cleven to:
— Völkl KG, Straubing	4.7	4.7
— Völkl Sports Holding AG	6.2	6.6
— Völkl Tennis GmbH 50%	0.4	0.4
— Völkl International AG, Baar	3.8	4.1

Total	15.1	15.8

Hereof subordinated loans	7.9	7.8

A loan for 3.323 Mio. EUR was provided by Mr. Hans-Dieter Cleven to Völkl KG by agreement of April 01, 1997. The loan term was lengthend to March 31, 2005.

In connection with the sale of the property, Straubing, Steinweg 62, an additional loan in the amount of 1.4 Mio. EUR was granted by Mr. Hans-Dieter Cleven to Völkl KG.

Mr. Cleven’s loans amounting to 7.9 Mio. EUR (3.3 Mio. EUR to Völkl KG, 3.8 Mio. EUR to International AG, 0.3 Mio. EUR to Völkl Tennis GmbH and 0.5 Mio. EUR to Völkl Sports Holding) are subordinate to the existing and future credit sums granted by banks at which the companies respectively hold accounts.

Collateral for the loans by shareholders was granted in the form of:

-	Right of lien to the”Völkl” trademark by International AG, Baar
-	Right of lien to the participating interests in Völkl Sports Holding AG

4. Notes to the Consolidated Profit and Loss Account 2003/04

4.1 Sales

The turnover amounts to 105.0 Mio. EUR and lies, thereby, around 11.15 % over the previous year’s turnover. The gross turnover is attributable as follows to the individual companies:

Mio. EUR	2003/2004	2002/2003
Turnover Völkl KG	62.8	51.1
Turnover Vertrieb	25.1	26.6
Turnover Völkl International	83.4	71.1
Turnover Marker Völkl Austria	9.5	7.3
Turnover Völkl Tennis	3.4	3.6
Turnover Rad Air	0.0	1.3

Subtotal	184.2	161.0
Elimination of intercompany turnover	-79.2	-66.6

Turnover	105.0	94.4

4.2 Other Operating income

Mio. EUR	2003/2004	2002/2003
Disbursement from expired pension insurance	0.3	0.5
Revenues from trade in goods and services	0.6	0.6
Expense centre allocation/Licensing revenues	1.2	0.4
Partial reversal of special reserves	0.3	0.3
Reversal of reserves	0.1	1.2
Other	1.4	1.0

Total	3.9	4.0

4.3 Depreciation

Mio. EUR	2003/2004	2002/2003
Depreciation:
— Tangible assets	2.8	3.0
— Reduction based on investment grants	-0.2	-0.2

— Subtotal tangible assets	2.6	2.8
— Inventories, if exceeding normal depreciation	1.8	1.0

Total	4.4	3.8

4.4 Other Operating Expenditure

Mio. EUR	2003/2004	2002/2003
Operating expenses	7.3	7.1
Administrative expenses	3.6	3.8
Sales expenses	9.2	7.3
Losses on debts	0.1	0.1
Sundry	4.2	2.6

Total	24.4	20.9

4.5 Extraordinary income

Mio. EUR	2003/2004	2002/2003
Changes in del credere Völkl International AG	0.0	0.6
Revenues relating to a period other than that which is covered by this financial statement / Sundry (TEUR 25)	0.0	0.1

Total	0.0	0.7

4.6 Extraordinary expenditure

Mio. EUR	2003/2004	2002/2003
Extraordinary consulting expenses	0.0	0.2
Liquidation expense Rad Air Snowboards	0.1	0.0
Shareholder interest prior year / Covered capital and reserves	0.0	0.1
Expenses relating to a period other than that which is covered by this financial statement	0.1	0.1
Sundry	0.1	0.0

Total	0.3	0.4

4.7 Taxes

Tax expenses encompass asset income and property taxes for the current financial year, prior year tax adjustments and changes in deferred taxes. We make reference to 3.15 concerning the formation of tax reserves.

5. Other Information

5.1 Contingent Liabilities

According to the collateral pooling agreement of 09/24, 10/28, 10/30, 11/22, 12/23/2002 Völkl KG, Völkl Vertriebs GmbH and Völkl International AG are jointly and severally liable for bank and bill of exchange Liabilities (Balances per 03/31/2003):

Völkl Sports GmbH & Co. KG	Accounts Payable to Banks Bill of Exchange Liabilities	TEUR TEUR	10,024 4,429
Völkl Vertriebs GmbH	Accounts Payable to Banks	TEUR	0
Völkl International AG	Accounts Payable to Banks	TEUR	2,323

Report of the group auditors to the General Meeting of

CT SPORTS HOLDING AG, BAAR

As auditors of the group, we have audited the consolidated financial statements (balance sheet, income statement and notes) of CT Sports Holding AG for the year ended at 31. March 2004.

These consolidated financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with Swiss auditing standards promulgated by the profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements give a true and fair view of the financial position, the results of operations and the cash flows in accordance with the Accounting and Reporting Standards (Swiss GAAP FER). Furthermore, the consolidated financial comply with Swiss law and the company’s articles of incorporation.

We recommend that the consolidated financial statements submitted to you be approved.

Naters, June 2004	TREUHAND UND REVISIONS AG

Auditors in charge
	Albert Bass	Mischa Imboden

Appendix:

- Balance sheet

- Income statement

- Cash Flow Statement

- Notes

ANNEX I

Consolidated Balance Sheet

31.03.2004

	31.03.2004	31.03.2003
	Thousand CHF	Thousand CHF
ASSETS
Cash and cash equivalents	1,615	877
Trade receivables	13,198	15,868
Trade receivables due from related companies	2,406	4,545
Other receivables	1,796	2,832
Inventories	16,064	13,611
Prepaid expenses and accrued income	1,245	1,099
Other current assets	799	16

Total current assets	37,123	38,848

Tangible fixed assets	9,019	7,687
Intangible fixed assets	1,208	2,565
Goodwill	7,103	8,642
Other non current assets	138	576

Total non-current assets	17,468	19,470

Total Assets	54,591	58,319

LIABILITIES AND EQUITY
Trade payables	5,257	5,282
Related companies payables	2,280	848
Shareholder payables	2,719	2,257
Other accounts payables	891	1,343
Financial short term loans	9,188	6,827
Accrued expenses / severance indemnities	5,663	7,126

Total current liabilities	25,998	23,683
Long term debt	12,015	17,929
Shareholder Loans	20,027	20,027
Shareholder Loans (subordinated)	2,224	2,224
Deferred income taxes / taxes payables	-1,987	-2,006
Total non current liabilities	32,279	38,174

Total liabilities	58,277	61,857

Share capital	5,000	5,000
Minority Interest (M-CZE)	41	41
Translation adjustments	-535	-421
Retained earnings	-8,159	-8,377
Net result of the year	-33	218

Total equity	-3,686	-3,539

Total Liabilities and Equity	54,591	58,319

ANNEX II

Consolidated Income Statement

01.04.2003 - 31.03.2004

	2003 / 2004	2002 / 2003
	Thousand CHF	Thousand CHF
Net sales	92,752	87,357
Cost of sales	-58,906	-54,145

Gross Profit	33,846	33,212
Selling Expenses	-12,444	-12,005
Warehouse and Shipping	-2,421	-2,281
General & Administrative Expenses	-11,270	-12,414
Other operating expenses	-1,191	-1,450

Operating expenses	-27,326	-28,150

Profit from operations	6,520	5,062
Interest Expenses	-3,384	-3,678
Other Expenses / Income	-2,899	-868
Taxes	-270	-298

Net result of the Year	-33	218

ANNEX III

Consolidated Balance Sheet

31.03.04

	M-Group	M-Group	CT Sports	Sum	Elimination	Sum	Cap. Cons.	Sum
	EURO	CHF	CHF	CHF	CHF	CHF	CHF	CHF
ASSETS
Cash	955	1,489	126	1,615	0	1,615	0	1,615
Trade Receivables	8,464	13,198	0	13,198	0	13,198	0	13,198
Receivables related persons	1,543	2,406	1,011	3,417	-1,011	2,406	0	2,406
Other Receivables	1,152	1,796	0	1,796	0	1,796	0	1,796
Inventory	10,302	16,064	0	16,064	0	16,064	0	16,064
Accrued Income	798	1,244	0	1,244	0	1,244	0	1,244
Other Current Assets	512	798	0	798	0	798	0	798

Total Current Assets	23,726	36,997	1,137	38,134	-1,011	37,123	0	37,123

Investments	0	0	6,606	6,606	0	6,606	-6,606	0
Loan CT Sports - M. Int.	0	0	22,465	22,465	-22,465	0	0	0
Tangible fixed Assets	5,784	9,019	0	9,019	0	9,019	0	9,019
Intangibles and Goodwill	2,218	3,459	0	3,459	0	3,459	0	3,459
Goodwill	0	0	0	0	0	0	4,853	4,853
Other Non Current Assets	88	137	0	137	0	137	0	137

Total Non Current Assets	8,090	12,615	29,071	41,686	-22,465	19,221	-1,753	17,468

Total Assets	31,816	49,612	30,208	79,820	-23,476	56,344	-1,753	54,591

LIABILITIES AND EQUITY
Trade Payables	3,368	5,252	5	5,257	0	5,257	0	5,257
Related Companies Payables	1,462	2,280	0	2,280	0	2,280	0	2,280
Shareholder Payables	649	1,011	2,719	3,730	-1,011	2,719	0	2,719
Other accounts Payables	572	891	0	891	0	891	0	891
Financial short term loans	5,892	9,188	0	9,188	0	9,188	0	9,188
Severance indemnities	359	560	0	560	0	560	0	560
Accrued Expenses	3,226	5,030	73	5,103	0	5,103	0	5,103

Total current liabilities	15,527	24,212	2,797	27,009	-1,011	25,998	0	25,998
Long term debt	7,705	12,015	0	12,015	0	12,015	0	12,015
Shareholder Loans	0	0	20,027	20,027	0	20,027	0	20,027
Shareholder Loans (PP)	14,408	22,467	2,224	24,691	-22,465	2,226	0	2,226
Income taxes payable	110	172	0	172	0	172	0	172
Deferred income taxes	-1,385	-2,160	0	-2,160	0	-2,160	0	-2,160
Minority Participation	0	0	0	0	0	0	0	0

Total non current liabilities	20,838	32,493	22,251	54,744	-22,465	32,279	0	32,279
Total Liabilities	36,365	56,705	25,048	81,753	-23,476	58,277	0	58,277

Share Capital	1,221	2,000	5,000	7,000	0	7,000	-2,000	5,000
Translation Adjustments M-Group	-1,402	-2,186	0	-2,186	0	-2,186	2,186	0
Translation Adjustments Consolid.	0	-396	0	-396	0	-396	-139	-535
Minority interest	28	41	0	41	0	41	0	41
Retained earnings	-4,624	-6,905	-61	-6,966	0	-6,966	-1,193	-8,159
Net result of the Year	228	353	221	574	0	574	-607	-33

Total Equity	-4,549	-7,093	5,160	-1,933	0	-1,933	-1,753	-3,686

Total Liabilities and Equity	31,816	49,612	30,208	79,820	-23,476	56,344	-1,753	54,591

ANNEX IV

Consolidated Income Statement

2003 / 2004

	M-Group	M-Group	CT Sports	Sum	Consolid.	Sum
	EURO	CHF	CHF	CHF	CHF	CHF
Net Sales	59,958	92,752	0	92,752	0	92,752
Cost of Sales	-38,079	-58,906	0	-58,906	0	-58,906

Gross Profit	21,879	33,846	0	33,846	0	33,846
Selling Expenses	-8,044	-12,444	0	-12,444	0	-12,444
Warehouse and Shipping	-1,565	-2,421	0	-2,421	0	-2,421
General and Administrative Exp.	-6,847	-10,592	-71	-10,663	-607	-11,270
Other Operating Expenses	-770	-1,191	0	-1,191	0	-1,191

	-17,226	-26,648	-71	-26,719	-607	-27,326

	4,653	7,198	-71	7,127	-607	6,520
Financial Expenses IC		-1,011	1,011	0	0	0
Financial Expenses Other	-2,144	-2,306	-1,079	-3,385	0	-3,385
Other Income/Expenses IC		-367	367	0	0	0
Other Income/Expenses	-2,109	-2,896	-3	-2,899	0	-2,899
Taxes	-172	-266	-4	-270	0	-270

	228	353	221	574	-607	-33
Minorities	0	0	0	0	0
Net Result of the Year	228	353	221	574	-607	-33

ANNEX V

Cash flow statement

in 1'000 CHF

	2003 / 2004
	Cash receipts	Cash payments
Net sales	92,752
Cost of sales		-58,906
Operating expenses (without depreciations)		-20,824
Interest expenses		-3,385
Other expenses		-2,899
Taxes		-270
Changes in receivables	2,670
Changes in inventories		-2,453
Changes in accrued income		-146
Changes in other receivables and current assets	253
Changes in trade payables		-25
Changes in other payables		-452
Changes in accrued expenses and deferred taxes		-1,443

	95,675	-90,803

Cash flow operating activities		4,872

Investments / disposals in fixed assets		-4,500

	—	-4,500

Cash flow investing activities	—	-4,500

Changes in accounts receivables related companies	2,139
Changes in shareholder and related companies payables	1,894
Changes in short and long term loans		-3,553
Changes in shareholder loans		—
Adjustments Equity	—	-114

	4,033	-3,667

Cash flow financial activities		366

Total cash receipts and payments	99,708	-98,970

Increase of Cash		738

Changes in Cash	31.03.04	31.03.03
Cash and cash equivalents	1,615	877

Increase of Cash		738

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. General

The consolidated financial statements are based on the following documents:

♦Consolidated	financial statements of Marker Group as of 31.03.2004

♦Financial	statement of CT Sports Holding as of 31.03.2004

2. Consolidation Principles

2.1 Period of consolidation

01.04.2003 – 31.03.2004 / The companies close their books at 31st of March.

2.2 Accounting Principles, Valuation

The companies use the same principles of valuation. The consolidated financial statements give a true and fair view of the financial position, the results of operations and the cash flows.

2.3 Foreign Currency Translation Method

The consolidated financial statements are made in CHF (Fr.) At the balance sheet date, monetary assets and liabilities are converted into CHF at year-end rate. Share capital is converted at historical exchange rate. Income statements are converted at average-exchange rate. Exchange differences arising from the conversion of foreign currency financial statements are charged to equity under the item Translation Adjustments.

Exchange rates used

1 EURO = CHF	Balance sh.	Income st.
2002/03	1.4758	1.4649
2003/04	1.5594	1.5471

2.4 Contributed Companies

Company	Capital Share		Interest
CT Sports Holding AG, Baar (CH)	T-Fr.	5’000	Parent Comp.
Marker International GmbH, Baar (CH)	T-Fr.	2’000	100%

Marker-Group	Capital Share		Interest
Marker International GmbH, Baar (CH)	T-Fr.	2’000	Parent company
Marker Deutschland, Eschenlohe (D)	T-EUR	2’556	100%
Marker Cze, Kostelec (CZE)	T-CZK	400	95%
Marker Canada Ltd., Quebec (CAN)	T-CDN	2’250	100%
Marker USA Inc., Salt Lake City (USA)	T-USD	1	100%
Marker Japan Co. Ltd., Tokio (J)	T-JEN	300’000	100%

2.5 Consolidation

In-full elimination of intragroup receivables and payables, income and expenses and all other relevant intragroup transactions, including group dividends, write-downs, and revaluation of consolidated investments, unrealised profits and losses, resulting from intragroup transactions, are offset.

3. Further informations

At April 19th 2002 CT Sports Holding AG bought the 15% shares of MKR Holdings Inc. (Investments in Marker International GmbH).

In 2002 / 03 Marker Japan had a capital decrease of T-YEN 399’000 and an increase of T-YEN 200’000. So the common stock changed from T-YEN 499’000 into a new amount of T-YEN 300’000.

A part of the production has been transferred in 2002 / 03 to the newly founded subsidiary, Marker CZE in Kostelec. MCZE is a 95% subsidiary of Marker Germany. The capital share is T-CZE 400, additional paid in capital T-CZE 15’600.

Balance sheet

Cash and cash equivalents

Thousand CHF	31.03.04	31.03.03
Cash on hand	39	16
Bank accounts in local currency	1’576	861

Total	1’615	877

Trade receivables

Thousand CHF	31.03.04	31.03.03
Trade receivables	13’611	16’262
Reserve for doubtful accounts	-413	-394

Total	13’198	15’868

Receivables due from related companies

Thousand CHF	31.03.04	31.03.03
Tecnica Group	148	548
Völkl Group	3’109	3’964
Nordica	-948	31
Other related parties	97	2

Total	2’406	4’545

Other receivables

Thousand CHF	31.03.04	31.03.03
Tax authorities	1’059	1’738
Severance Payments	374	354
Consulting	126	341
Other receivables	237	399

Total	1’796	2’832

Inventories

Thousand CHF	31.03.04	31.03.03
Raw materials	5’534	4’082
Work in progress	647	1’445
Finished goods	10’800	8’892
Reserve for obsolete or slow moving inventory	-917	-808

Total	16’064	13’611

Prepaid expenses and accrued income

Thousand CHF	31.03.04	31.03.03
Rent / lease installments	83	69
Insurance	90	50
Interests	181	337
Foreign exchange gains	580	593
Other	311	50

Total	1’245	1’099

Other current assets

Thousand CHF	31.03.04	31.03.03
Taxes	617	0
Other	182	16

Total	799	16

Non current assets

Thousand CHF	31.03.04	31.03.03
Tangible assets Marker Group	9’019	7’687
Intangible assets Marker Group	1’208	2’544
Goodwill Marker Group	2’250	3’182
Goodwill 15% Marker Group	4’853	5’460
Other non current assets Marker Group	138	576
Start up costs CT Sports Holding AG	0	21

Total	17’468	19’470

Related companies payables

Thousand CHF	31.03.04	31.03.03
Tecnica Group	1’071	317
Völkl Group	886	496
Nitro	307	35
Other related parties	16	0

Total	2’280	848

Shareholder payables

Thousand CHF	31.03.04	31.03.03
H.-D. Cleven	1’359	1’131
Norfin II	1’360	1’126

Total	2’719	2’257

Other interest free payables

Thousand CHF	31.03.04	31.03.03
Employees	309	339
Social security institutions	189	279
Tax payables	324	226
Other	69	499

Total	891	1’343

Accrued expenses and deferred income

Thousand CHF	31.03.04	31.03.03
Accrued expenses Marker Group	5’589	7’079
Accrued expenses CT Sports Holding AG	74	47

Total	5’663	7’126

Financial debts

Creditor	Short term	Long Term	Total
Key Bank	101	0	101
M&T Bank	254	0	254
Tokio Mitsubishi	379	200	579
Shoko Chukin	738	488	1’226
Hypo Vereinsbank	455	5’925	6’380
Deutsche Bank	765	1’659	2’424
LfA	0	3’409	3’409
Laurentian Bank	2’326	0	2’326
Isomura (Bonds)	3’503	0	3’503
Tauber	667	334	1’001

Total (Thousand CHF)	9’188	12’015	21’203
Previous year	6’827	17’929	24’756

Shareholder loans

Thousand CHF	31.03.04	31.03.03
Norfin II - CT Sports Holding AG	10’014	10’014
H.-D. Cleven - CT Sports Holding AG	10’014	10’014

Total	20’027	20’027

Shareholder loans (subordinated)

Thousand CHF	31.03.04	31.03.03
Norfin II - CT Sports Holding AG	1’112	1’112
H.-D. Cleven - CT Sports Holding AG	1’112	1’112

Total	2’224	2’224

Deferred income taxes

The tax asset referred to the fiscal benefit due to the losses carried forward in future fiscal periods has been reflected in the consolidated financial statements of Marker Group, as there is a reasonable certainty of realizing fiscal incomes in the near future at Marker Deutschland GmbH. The tax assets value is based on a tax rate of 39%.

Equity

Thousand CHF	31.03.04	31.03.03
Share Capital CT Sports Holding	5’000	5’000
Minority Interest (M-CZE)	41	41
Translation Adjustments	-535	-421
Retained earnings	-8’159	-8’377
Net Result of the Year	-33	218

Equity	-3’686	-3’539

INCOME STATEMENT

Net Sales

Thousand CHF	2003/04	2002/03
Ski bindings	65’035	64’368
Inline skates	587	529
Ski	11’006	10’752
Parts and accessories	6’901	2’004
Ski boots	4’977	5’236
Tennis	962	858
Trekking	1’405	1’389
Völkl Snowboards	923	606
Nitro Snowboards	796	725
Other	160	890

Total	92’752	87’357

Cost of sales

Thousand CHF	2003/04	2002/03
Raw material	28’378	25’969
Finished products	14’857	10’782
Production costs / overheads	15’671	17’394

Total	58’906	54’145

Selling expenses

Thousand CHF	2003/04	2002/03
Salaries & benefits	3’286	3’043
Sales commissions	1’717	2’054
Travel & entertainment	562	599
Advertising & promotion	3’572	3’100
Trade shows	387	495
Endorsements / Competition	1’044	1’166
Warranty	774	587
Other	1’102	961

Total	12’444	12’005

Warehouse and shipping

Thousand CHF	2003/04	2002/03
Rent / lease expense / storage	916	989
Shipping expenses	710	545
Other	795	747

Total	2’421	2’281

General & Administrative

Thousand CHF	2003/04	2002/03
Salaries & Benefits	3’926	4’274
Travel and entertainment	190	280
Insurance	213	240
Product liability expense	475	549
Rent / lease expense	851	968
Consulting fees / services	1’629	1’842
Depreciation	2’000	2’252
Depreciation Goodwill 15% Marker Group	607	607
Other	1’379	1’402

Total	11’270	12’414

Other operating expenses

Thousand CHF	2003/04	2002/03
Research & development / other	1’191	1’450

Total	1’191	1’450

Financial expenses

Thousand CHF	2003/04	2002/03
Marker Group	-2’306	-2’598
CT Sports Holding AG	-1’078	-1’080

Total	-3’384	-3’678

Other income / expenses

Thousand CHF	2003/04	2002/03
Marker Group (personnel dismissions / losses from asset sales because of transfer to Marker CZE)	-2’896	-1’489
CT Sports Holding AG (exchange differences)	-3	621

Total	-2’899	-868

Taxes

Thousand CHF	2003/04	2002/03
Taxes Marker Group	-266	-293
Taxes CT Sports Holding AG	-4	-5

Total	-270	-298

OTHER NOTES

SPECIAL REMARKS

At the moment this audit report was finished, the auditors of Marker Canada couldn’t give a final opinion of their work because of a pending receipt of a waiver from the Company’s bankers for breach of financial covenants. The financial statements of Marker Canada have been prepared on the assumption that the Company will be successful in obtaining such a waiver. We expect no material changes in the financial statements because of this aspect.

POST CLOSING EVENTS

There are no remarks to make.

COMMITMENTS

The Group is committed with the following lease payments under operating leasing or under other rental contracts:

Year	Amount
2004 / 2005	1’786
2005 / 2006	1’518
2006 / 2007	1’251
2007 / 2008	883
2008 / 2009	878

Thousand CHF	6’316

PROSPECTUS

$175,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Purchase Contracts

Units of These Securities

By this prospectus, K2 Inc. may from time to time offer securities to the public. This prospectus provides a general description of the debt securities, common stock, preferred stock, warrants, purchase contracts and units K2 may offer from time to time. Each time K2 sells securities, K2 will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in K2’s securities. This prospectus may not be used to consummate a sale of K2’s securities unless accompanied by the applicable prospectus supplement.

The aggregate initial offering price of all securities sold under this prospectus will not exceed $175,000,000.

K2’s common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “KTO.”

Investing in K2’s securities involves a high degree of risk. See “ Risk Factors” contained in K2’s filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2004.

K2 has not authorized anyone to give any information or make any representation about K2 that is different from or in addition to, that contained in this prospectus or in any of the materials that K2 has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the applicable prospectus supplement, including the financial data and related notes and the risk factors and documents incorporated by reference before making a decision to invest in K2’s securities.

About this Prospectus

This prospectus forms a part of a registration statement that K2 filed with the Securities and Exchange Commission, referred to as the SEC, using a “shelf” registration or continuous offering process. Under this shelf prospectus, K2 may from time to time sell any combination of the securities described in this prospectus, either separately or in units, in one or more offerings. Together, these offerings may total up to $175,000,000.

The types of securities that K2 may offer and sell from time to time by this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants entitling the holders to purchase debt securities, common stock or preferred stock;

•	purchase contracts; and

•	units of these securities.

K2 may sell these securities either separately or in units. K2 may issue debt securities convertible into shares of K2’s common stock or preferred stock. The preferred stock issued may also be convertible into shares of K2’s common stock or another series of preferred stock.

This prospectus provides you with a general description of the securities K2 may offer. Each time K2 sells securities, it will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any particular risk factors or other special considerations applicable to the securities being offered under such prospectus supplement. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about K2 and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referenced under the heading “Where You Can Find More Information.”

The Company

K2 is a premier, branded consumer products company with a portfolio of diversified sporting goods products and other recreational products. K2’s sporting goods include several name brand lines such as K2 and Olin alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, Tubbs and Atlas snowshoes, K2 in-line skates, K2 mountain bikes and BMX bikes, Rawlings baseball and related equipment, Worth softball and related equipment, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products and rainwear, Brass Eagle, JT and Viewloader paintball equipment, Mad Dog hunting accessories and K2 and Dana Design backpacks. K2’s other recreational products include

Planet Earth apparel, Adio and Hawk skateboard shoes and Hilton corporate casuals. In addition, K2’s portfolio includes industrial products consisting primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas.

K2 has embarked upon an aggressive growth strategy to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational product industries. K2 intends to implement internal growth by continuing to improve operating efficiencies, extending product offerings with new product launches, and maximizing its extensive distribution channels. In addition, K2 is seeking strategic acquisitions of other sporting goods companies with well-established brands and complementary distribution channels. K2 believes that the growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 also believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects, and to access distribution channels with a broad array of products and brands. In pursuing this growth strategy, K2 acquired Rawlings Sporting Goods Company on March 26, 2003, Worth Inc. on September 16, 2003, certain assets and liabilities of Winter Quest LLC on October 17, 2003, Brass Eagle Inc. on December 11, 2003 and Fotoball USA, Inc. on January 22, 2004.

K2’s principal executive offices are located at 2051 Palomar Airport Road, Carlsbad, California 92009 (telephone number: (760) 494-1000).

Unless K2 has indicated otherwise, references in this prospectus to K2 are to K2 Inc. and its consolidated subsidiaries.

Ratio of Earnings to Fixed Charges

The following table sets forth K2’s ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,
1999	2000	2001	2002	2003
1.9x	2.5x	(1)	2.9x	2.5x

(1)	For fiscal 2001, fixed charges exceeded earnings by approximately $12.0 million.

Please see the section entitled “Ratio of Earnings to Fixed Charges” below for an explanation as to how the Ratio of Earnings to Fixed Charges is calculated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other materials filed or to be filed by K2 with the SEC contains or may contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. K2 believes such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These statements represent expectations or beliefs of K2 concerning future events, many of which are outside K2’s control. They include, among other things, statements with respect to:

•	pro forma financial statements and projections of future financial performance;

•	future sales and earnings;

•	marketing efforts and trends regarding:

•	team sports including baseball, softball, basketball and football;

•	fishing tackle markets;

•	active water sports and outdoor products markets;

•	extreme sports including paintball;

•	extreme wheel sports including mountain bikes, in-line skates and skateboards and other extreme sports including paintball; and

•	winter sports including skis, snowboards and snowshoes;

•	foreign exchange rate fluctuations;

•	expected levels of debt reduction;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts;

•	cost reduction efforts;

•	cost savings and economies of scale;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning; and

•	future acquisitions, including the integration of these businesses and dispositions.

These forward looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “would” or similar expressions.

K2 cautions that these statements are further qualified by important factors, in addition to those under “Risk Factors” in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions, including consumer demand;

•	product demand;

•	competitive pricing and products; and

•	other risks described in K2’s filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of K2 may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. K2 does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in K2’s subsequent reports filed with the SEC on Forms 10-K, 10-K/A, 10-Q and 8-K.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth K2’s ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,
1999	2000	2001	2002	2003
1.9x	2.5x	(1)	2.9x	2.5x

(1)	For fiscal 2001, fixed charges exceeded earnings by approximately $12.0 million.

The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges for each period by fixed charges for that period. For purposes of these computations, “earnings” is calculated by adding K2’s income (loss) before taxes and K2’s fixed charges. “Fixed charges” is calculated by adding the interest K2 pays on its indebtedness, the amount K2 amortizes for debt financing costs and K2’s estimate of the amount of interest within its rental expense.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that K2 may offer from time to time and sets forth certain general terms and provisions of the indentures under which the debt securities are to be issued. The particular terms of the debt securities and indenture will be set forth in an accompanying prospectus supplement relating to such debt securities. K2 may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements K2 makes in this section may not apply to the debt security you purchase.

The debt securities will represent unsecured general obligations of K2, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be (a) senior to all future subordinated indebtedness of K2 and pari passu with other current and future unsecured, unsubordinated indebtedness of K2, (b) subordinated only to senior debt, pari passu with senior subordinated debt and senior to any debt that expressly provides that it be subordinated to all other debt or (c) subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of K2. The debt securities will be issued under an indenture that will be filed as an exhibit to an amendment to the registration statement of which this prospectus forms a part, subject to such amendments or supplemental indentures as are adopted from time to time. The indentures will be executed by K2 and one or more trustees. The following summary of certain provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indentures will not limit the amount of debt securities that may be issued thereunder. Reference is made to the prospectus supplement of the following terms of the debt securities offered pursuant thereto: (a) designation (including whether they are senior debt, senior subordinated debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (b) the date of maturity; (c) interest rate or rates (or method by which such rate will be determined), if any; (d) the dates on which any such interest will be payable and the method of payment (cash or common stock); (e) the place or places where the principal of and interest, if any, on the debt securities will be payable; (f) any redemption or sinking fund provisions; (g) any rights of the holders of debt securities to convert the debt securities into other securities or property of K2; (h) the terms, if any, on which such debt securities will be subordinate to other debt of K2; (i) if other than the principal amount hereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (j) any events of default in addition to or in lieu of those described herein and remedies therefor; (k) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; (l) listing (if any) on a securities exchange; (m) whether such debt securities will be certificated or in book-entry form; and (n) any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms that may be required by or advisable under United States laws or regulations.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to any debt securities issued at par that is treated as having been issued at a discount for United States income tax purposes will be described in the relevant prospectus supplement.

The indentures will not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of K2, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets.” K2’s Articles of Incorporation also contain other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Waiver

Each indenture will provide that modifications and amendments of such indenture may be made by K2 and the applicable trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities issued under such indenture that are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, among other things: (a) extend the final maturity of such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such debt securities, or materially and adversely affect any right to convert such debt securities in accordance with such indenture or impair or affect the right of any holder of debt securities to institute suit for the payment thereof or, if such debt securities provide therefor, any right of repayment at the option of the holder; (b) reduce the aforesaid percentage of such debt securities of any series, the consent of the holders of which is required for any such supplemental indenture; (c) reduce the percentage of such debt securities of any series necessary to consent to waive any past default under such indenture to less than a majority; or (d) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to the trustee and concomitant changes in such section or the deletion of this proviso.

Each indenture will provide that a supplemental indenture that changes or eliminates any covenant or other provision of such indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such indenture of the holders of debt securities of any other series.

Each indenture entered into under the registration statement of which this prospectus is a part and each supplemental indenture thereunder will provide that K2 and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (a) to secure any debt securities issued thereunder or provide guarantees therefor; (b) to evidence the succession of another corporation to K2 and the assumption by any such successor of the covenants, agreements and obligations of K2 in such indenture and in the debt securities issued thereunder; (c) to add to the covenants of K2 or to add any additional events of default; (d) to cure any ambiguity, to correct or supplement any provision in such indenture that may be inconsistent with any other provision of such indenture or to make any other provisions with respect to matters or questions arising under such indenture, provided that such action shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (e) to establish the form and terms of debt securities issued thereunder; (f) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (g) to permit or facilitate the issuance of debt securities in global form or bearer form or to provide for uncertificated debt securities to be issued thereunder; (h) to change or eliminate any provision of such indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision; or (i) to amend or supplement any provision contained in such indenture, which was required to be contained in the indenture in order for the indenture to be qualified under the Trust indenture Act of 1939, if the Trust indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under each indenture with respect to each series of debt securities issued thereunder: (a) failure to pay principal (or premium, if any) on any series of the debt securities outstanding under such indenture when due; (b) failure to pay any interest on any series of the debt securities outstanding under such indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of debt securities; (d) failure to perform any other covenant or warranty of K2 contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of K2; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. In case an event of default described in (d) above shall occur and be continuing, the applicable trustee or the holders of not less than 25% in aggregate principal amount of all debt securities of each affected series then outstanding under such indenture (treated as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all debt securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

Each indenture will provide that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

K2 will be required to furnish to each trustee annually a statement as to its compliance with all conditions and covenants in the applicable indenture.

Each indenture will contain a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. Each indenture will provide that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the applicable trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

Each indenture will provide that K2 may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless K2 is the surviving corporation or the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes K2’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Existence. Except as permitted under “—Consolidation, Merger or Sale of Assets,” the indentures will require K2 to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by Articles of Incorporation, Bylaws and statute) and franchises; provided, however, that K2 will not be required to preserve any right or franchise if its board of directors determines that the preservation thereof is no longer desirable in the conduct of its business.

Maintenance of Properties. The indentures will require K2 to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of K2 may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that K2 and its subsidiaries will not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

Payment of Taxes and Other Claims. The indentures will require K2 to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of K2 or any subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of K2 or any subsidiary; provided, however, that K2 shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Provision of Financial Information. Whether or not K2 is subject to Section 13 or 15(d) of the Exchange Act, the indentures will require K2, within 15 days of each of the respective dates by which K2 would have been required to file annual reports, quarterly reports and other documents with the SEC if K2 were so subject, (1) to transmit by mail to all holders of debt securities or to a trustee or other agent, as their names and addresses appear in the applicable register for such debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that K2 would have been required to file with the SEC pursuant to Section

13 or 15(d) of the Exchange Act if K2 were subject to such sections, (2) to file with the applicable trustee copies of the annual reports, quarterly reports and other documents that K2 would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if K2 were subject to such sections and (3) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of the documents to any prospective holder.

Additional Covenants. Any additional covenants of K2 with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders, K2 or both, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Discharge, Defeasance and Covenant Defeasance

Each indenture will provide with respect to each series of debt securities issued thereunder that K2 may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (a) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable trustee for cancellation and K2 has paid all sums payable by it under the indenture; or (b) (i) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (ii) K2 irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (iii) K2 delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (a), only K2’s obligations to compensate and indemnify the applicable trustee under the indenture shall survive. With respect to the foregoing clause (b) only K2’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. Thereafter, only K2’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Each indenture will provide that K2 (1) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series, and (2) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) of the first paragraph of “—Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (i) K2 has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the applicable trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (ii) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which K2 is a party or by which it is bound; (iii) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (iv) K2 shall have delivered to such trustee an opinion of counsel that (A) only in the case of legal defeasance, the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of K2’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (B) the holders of the debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (v) K2 has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (1) above, the opinion of counsel referred to in clause (iv)(A) above may be replaced by a ruling directed to the applicable trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (1) above, K2’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (1) above, only K2’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

The indentures will provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York, United States of America.

DESCRIPTION OF CAPITAL STOCK

General

Under K2’s restated certificate of incorporation, K2’s authorized capital stock consists of:

•	60,000,000 shares of common stock, par value $1.00 per share; and

•	12,500,000 shares of preferred stock, par value $1.00 per share.

As of April 14, 2004, there were approximately 35,683,166 shares of common stock and no shares of preferred stock outstanding.

The following descriptions are summaries of the material terms of K2’s capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, K2’s restated certificate of incorporation, K2’s bylaws and the applicable prospectus supplement for additional information about K2’s capital stock. See “Where You Can Find More Information.”

Common Stock

K2’s common stock is currently listed on the New York Stock Exchange and the Pacific Stock Exchange (symbol: KTO). For the complete terms of K2’s common stock and related preferred stock purchase rights, please refer to the descriptions contained in K2’s Registration Statement on Form S-4/A, filed on February 25, 2003, K2’s Registration Statement on Form 8-A, filed on August 21, 1989, as amended, and K2’s Registration Statement on Form 8-A, filed on August 9, 1999, as amended, respectively, and incorporated herein by reference.

Preferred Stock

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be described in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designations relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to that series. You should read the applicable certificate of designations for a complete description of a series of preferred stock. As you read this section, please remember that the specific terms of a particular series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements K2 makes in this section may not apply to the preferred stock you purchase.

The K2 board may issue authorized shares of K2 preferred stock in one or more series and may, subject to the Delaware General Corporate Law:

•	fix its rights, preferences, privileges and restrictions;

•	fix the number of shares and designations of any series; and

•	increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

K2’s certificate of designations, dated August 10, 1989, as amended on August 9, 1999 designates 200,000 shares of preferred stock as Series A Preferred Stock in connection with K2’s rights plan. The powers, preferences or special rights of this series may not be materially and adversely changed without the approval of at least two-thirds of the outstanding shares of K2’s Series A Preferred Stock voting separately as a class.

Although K2 presently does not intend to do so, its board may issue K2 preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the K2 common stockholders without the approval of the K2 common stockholders. Any issuance of K2 preferred stock may delay or prevent a change in control of K2

Transfer Agent and Registrar

The transfer agent and registrar for K2’s common stock is Computershare Trust Company, Inc. K2 will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

K2 may issue warrants for the purchase of its debt securities, common stock, preferred stock or units of two or more of these types of securities. Warrants may be issued independently or together with any other securities K2 may offer by this prospectus and may be attached to or separate from any offered securities. Each series of warrants will be issued under a warrant agreement or a warrant indenture, as specified in the applicable prospectus supplement that K2 will deliver to you with regard to each issue or series of warrants. A copy of the warrant agreement or warrant indenture, as applicable, and warrant certificate will be filed with the SEC in connection with the offering of warrants. The following description sets forth certain general terms and provisions of the warrants to be offered and is not intended to be complete. You should read any applicable warrant agreement, warrant indenture and warrant certificate because those documents, and not this description, define your rights as a holder of warrants. As you read this section, please remember that the specific terms of a warrant as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements K2 makes in this section may not apply to the warrant you purchase.

Warrants to Purchase Debt Securities

K2 may issue warrants for the purchase of its debt securities on terms to be determined at the time of sale. K2 refers to this type of warrant as a debt warrant.

Warrants to Purchase Common Stock and Preferred Stock

K2 may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of its common stock or preferred stock. K2 refers to this type of warrant as an equity warrant.

General Terms of Warrants

The prospectus supplement relating to a particular offering of warrants will describe the terms of those warrants, including, where applicable, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	the currency or currency units in which the offering price, if any, is payable;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Additional Terms of Warrants

If you purchase debt warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

•	the exercise price and whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants.

If you purchase equity warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

•	whether the equity warrants are put warrants or call warrants, including in either case warrants that may be settled by means of net cash settlement or cashless exercise, or any other type of warrants;

•	the money or warrant property, and the amount or method of determining the amount of money or warrant property, payable or deliverable upon exercise of each equity warrant;

•	the price at which and the currency with which the warrant property may be purchased or sold by or on behalf of the holder of each equity warrant upon the exercise of that warrant, and the method of determining that price;

•	whether the exercise price may be paid in cash, by the exchange of any equity warrants or other securities or both and the method of exercising the equity warrants; and

•	whether the exercise of the equity warrants is to be settled in cash or by delivery of the warrant property or both and whether settlement will occur on a net basis or a gross basis.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or shares of common stock or preferred stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, K2 will, as soon as practicable, forward the debt securities or shares of common stock or preferred stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any debt warrants or equity warrants, holders of the warrants will not have any of the rights of holders of the debt securities, common stock or preferred stock purchasable upon exercise, including:

•	in the case of debt warrants, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of equity warrants, the right to vote or to receive any payments of dividends on the common stock or preferred stock purchasable upon exercise.

DESCRIPTION OF PURCHASE CONTRACTS

K2 may issue purchase contracts for the purchase and sale of, or whose cash value is determined by reference or linked to the performance, level or value of, securities of one or more issuers, including K2’s common stock or preferred stock or other debt or equity securities described in this prospectus or debt or equity securities of third parties.

K2 refers to each property described above as a purchase contract property. Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate K2 to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices; or

•	the holder or K2 to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both K2 and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have the rights of a holder of the underlying purchase contract property, including any right to receive payments on that property, until the purchase contract is exercised.

The prospectus supplement will contain, where applicable, the following information about the purchase contract:

•	whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit; and

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

The applicable prospectus supplement will describe the terms of the purchase contracts. A copy of the purchase agreement will be filed with the SEC in connection with the offering of purchase contracts. The description in the prospectus supplement will not necessarily be complete, and you should read the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts.

The purchase contracts may require K2 to make periodic payments to the holders of the purchase contracts or vice versa, and these payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more debt securities, common stock, preferred stock, warrants, purchase contracts or any combination thereof. You should refer to the applicable prospectus supplement for:

•	all terms of the debt securities, common stock, preferred stock, warrants, purchase contracts or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

K2 may offer and sell the securities described in this prospectus:

•	through agents;

•	through one or more underwriters;

•	through one or more broker-dealers (acting as agent or principal);

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise);

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act;

•	through a combination of any of these methods of sale; or

•	at a fixed exchange ratio in return for other of K2’s securities.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase the securities may be solicited by agents designated by K2 from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by K2 to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If K2 offers and sells securities through an underwriter or underwriters, K2 will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

If K2 offers and sells securities through a dealer or dealers, K2 or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

K2 may solicit offers to purchase the securities directly and K2 may sell the securities directly to institutional or other investors. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement. K2 may enter into agreements with agents, underwriters and dealers under which K2 may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for K2 in the ordinary course of business.

K2 may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

K2 may authorize its agents or underwriters to solicit offers to purchase securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the securities sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of securities under delayed delivery contracts will also be described in the applicable prospectus supplement.

Unless indicated in the applicable prospectus supplement, all debt securities, preferred stock, warrants, purchase contracts and units will be new issues of securities with no established trading market. Unless indicated in the applicable prospectus supplement, K2 does not expect to list the securities on a securities exchange, except for the common stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange. Underwriters involved in the public offering and sale of these securities may make a market in the securities. They are not obligated to make a market, however, and may discontinue market making activity at any time. K2 cannot give any assurance as to the liquidity of the trading market for any of these securities.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds K2 expects to receive from the sale of the securities will be used to reduce outstanding debt, finance acquisitions or for general corporate purposes, which may include the repayment of existing debt and the financing of capital expenditures.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for K2 by Gibson, Dunn & Crutcher LLP, Los Angeles, California. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of K2 Inc. appearing in K2 Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows K2 to “incorporate by reference” information into this prospectus, which means that K2 can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. However, as allowed by SEC rules, this prospectus does not contain all the information you can find in the K2 registration statement or the exhibits to the registration statement. This prospectus incorporates by reference the documents set forth below that K2 previously filed with the SEC, excluding information deemed furnished (but not filed) pursuant to Item 9 or Item 12 of Form 8-K. These documents contain important information about K2 and its business, results of operation and financial condition.

K2 SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K	Year ended December 31, 2003
Annual Report on Form 10-K/A	Year ended December 31, 2003
Current Reports on Form 8-K	Filed on January 5, 2004, January 12, 2004, January 21, 2004 and January 23, 2004
Current Report on Form 8-K/A	Filed on January 5, 2004
Registration Statements on Form 8-A	Filed on August 21, 1989 and August 9, 1999
Registration Statement on Form 8-A/A	Filed on January 23, 1998
Registration Statements on Form S-4/A	Filed on February 25, 2003*

*	Only the description of K2 common stock included therein is being incorporated herein by reference.

All additional documents that K2 may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall also be deemed to be incorporated herein by reference.

References herein to “this prospectus” are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that K2 later file with the Commission before the termination of the applicable offering will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, K2 will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered, a copy of any documents incorporated by reference in this prospectus but not delivered along with this prospectus free of charge, excluding all exhibits, unless K2 specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:

K2 Inc.

Attention: Investor Relations

2051 Palomar Airport Road Carlsbad, California 92009

Telephone: (760) 494-1000

Facsimile: (760) 494-1099

K2 files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. K2’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

RIDE
SNOWBOARDS

K2 inc.

Rawlings
Est. 1887

DANA DESIGN

WORTH

Liquid

brass eagle

deBeer

fifty one fifty
SNOWBOARDS

WGP
PAINTBALL

OLIN SKIS

MORROWSNOWBOARDS

STEARNS
MARK OF EXCELLENCE

Shakespeare
SINCE 1897

PFLUEGER
QUALITY SINCE 1881

K2 SKIS

K2 BIKE

K2 SPORTS

K2 SNOWBOARDS

K2 SKATE

STEARNS
OUTDOORS

VIEWLOADER

JTUSA

MAD DOG
GEAR
by Stearns

Velvet

EXOFFICIO
Expect more from your clothes™

ATLAS
SNOW-SHOE
COMPANY

IPI

Völkl

MARKER

TUBBS
SNOWSHOES

Marmot

ADIO

HAWKSHOES

VERSION

EARTH

4,890,000 shares

K2 Inc.

Common stock

Prospectus supplement

                        , 2004

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.